UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2012 Notice of Annual Meeting

and Proxy Statement

and

Annual Financial Report

May 23, 2012

10:00 a.m. local time

100 CenturyLink Drive

Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2012

This proxy statement and related materials are

available at www.envisionreports.com/ctl.

All references in this proxy statement or related materials to “we, “us,” “our” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) our “executives” or “executive officers” refers to our eight executive officers listed in the tables beginning on page 6 of this proxy statement, (ii) “meeting” refers to the 2012 annual meeting of our shareholders described further herein, (iii) “named officers” or “named executive officers” refers to the five executive officers listed in the Summary Compensation Table appearing on page 48 of this proxy statement, (iv) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (v) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (vi) “Savvis” refers to SAVVIS, Inc., which we acquired on July 15, 2011, and (vii) “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on May 23, 2012

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS

(1)    Approve charter amendments to:

(a)    Declassify our board of directors

(b)    Increase our authorized shares

(2)    Elect as directors the four nominees named in the accompanying proxy statement on the terms and conditions specified therein

(3)    Ratify the appointment of KPMG LLP as our independent auditor for 2012

(4)    Conduct a non-binding advisory vote regarding our executive compensation

(5)    Act upon three separate shareholder proposals if properly presented at the meeting

(6)    Transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you were a shareholder of record on April 4, 2012.

PROXY VOTING	Shareholders are invited to attend the meeting in
person. Even if you expect to attend, it is important
that you vote by telephone or the Internet, or by
completing and returning a proxy or voting
instruction card.

Stacey W. Goff

Secretary

April 10, 2012

i

ii

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

PROXY STATEMENT

April 10, 2012

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2012 annual meeting of shareholders because you owned shares of our stock at the close of business on April 4, 2012, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 11, 2012. This proxy statement summarizes information regarding matters to be considered at the meeting. You do not need to attend the meeting to vote your shares.

Will I receive a full paper set of proxy materials?

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

What do our materials include?

The full set of our materials include:

•	the notice and proxy statement for the meeting,

•	a proxy or voting instruction card, and

•

our 2011 annual report furnished in the following two parts: (1) our 2011 Financial Report, which constitutes Appendix B to this proxy statement, and (2) our 2011 Review and CEO’s Message, prepared as a separate booklet.

Our 2011 annual report is not a part of our proxy soliciting materials.

When and where will the meeting be held?

The meeting will be held at 10:00 a.m. local time on Wednesday, May 23, 2012, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com.

What matters will be considered at the meeting?

Shareholders will vote on the following matters at the meeting:

Matter	Board Voting Recommendation	Page Reference
• amendments to our charter to:
• declassify our board of directors (Item 1(a))	For	3
• increase our authorized shares (Item 1(b))	For	4
• election of the four director nominees named herein (Item 2)	For each nominee	5
• ratification of the appointment of KPMG LLP as our independent auditor for 2012 (Item 3)	For	19
• non-binding advisory vote regarding our executive compensation (Item 4)	For	21
• the three shareholder proposals described in this proxy statement if each is properly presented at the meeting (Items 5(a), 5(b) and 5(c))	Against each	22

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the record date, we had 621,235,448 Common Shares and 9,434 Preferred Shares outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service or our employee stock purchase plans.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.

Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 23, 2012. You may revoke or change your proxy at any time before it is voted at the meeting by giving a written revocation notice to our secretary, by delivering timely a proxy bearing a later date or by voting in person at the meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

Please see “Additional Information About the Meeting — Voting by Participants in Our Benefit Plans” appearing below.

Do I need identification to attend the meeting in person?

Yes. Please bring proper identification, together with the Notice Regarding Availability of Proxy Materials mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.

Where can I find additional information about the conduct of the meeting, voting requirements, and other similar matters relating to the meeting?

Please see “Additional Information About the Meeting” appearing below.

PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION

(Items 1(a) and (b) on Proxy or Voting Instruction Card)

At the meeting, we will seek shareholder approval of amendments to our restated articles of incorporation to declassify our Board of Directors and increase our authorized common stock. We refer to these respectively as the “declassification charter amendments” and the “authorized stock charter amendment,” and collectively as the “charter amendments.”

Declassification of the Board (Item 1(a))

General. Our restated articles of incorporation currently provide that our Board of Directors is divided into three classes, with each class being elected every three years. In February 2012, on the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors unanimously adopted resolutions approving amendments to the articles to provide for the annual election of directors.

If the declassification charter amendments are approved by the shareholders at the meeting, the current classified board will be declassified over a two-year period, as follows:

•	current Class III directors will be elected for a one-year term, and will stand for re-election at our 2013 shareholder meeting,

•	current Class I directors previously elected in 2010 will serve out their current three-year terms, and stand for election to a one-year term at our 2013 shareholder meeting,

•	current Class II directors previously elected in 2011 will serve out their current three-year terms, and stand for election to a one-year term at our 2014 shareholder meeting, and

•	any other director appointed after the meeting by the Board will be appointed for an initial term expiring at the next annual shareholder meeting.

If adopted, this proposal would not change:

•	the present number of directors,

•	the Board’s authority to change that number and to fill any vacancies or newly-created directorships, or

•	provisions in our articles stating that at all times directors are elected to serve for their respective terms and until their successors have been elected and qualified.

Article IV of our restated articles of incorporation contains the provisions which will be amended if this proposal is adopted at the meeting. Appendix A to this Proxy Statement shows the changes contemplated by the proposed amendments. If adopted, the amendments to our articles will become effective upon the filing of amended and restated articles of incorporation with the Secretary of State of the State of Louisiana, which we intend to do promptly after shareholder approval is obtained. In connection with declassifying the Board in the manner provided above, we also propose to remove from Article IV(A) a provision which presumptively fixes the size of our board at 14, which we believe is no longer necessary or accurate.

Background of Proposal. The proposal is a result of ongoing review of corporate governance matters by the Nominating and Corporate Governance Committee of the Board. The Committee considered the advantages and disadvantages of maintaining the classified board structure.

The Committee considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The Committee in its evaluation gave considerable weight to the approval at the 2011 annual meeting of a shareholder proposal urging the Board to take the necessary steps to elect directors annually.

The Committee also considered benefits of retaining the classified board structure, which has a long history in corporate law. Proponents of a classified structure believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always has prior experience as directors of the company. Proponents also assert that classified boards promote long-range planning and independence, and may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved resolutions adopting the declassification charter amendments and recommending that shareholders adopt these amendments to provide for the annual election of directors.

Vote Required. The affirmative vote of the holders of a majority of the outstanding Voting Shares is required to pass this proposal. If the declassification charter amendments are not approved, the Board will remain classified, and directors elected at the meeting will remain Class III directors with three-year terms expiring at our 2015 shareholder meeting.

The Board of Directors recommends a vote FOR this proposal.

Increase in Authorized Shares (Item 1(b))

General. The Board of Directors has adopted, subject to shareholder approval, an amendment to our restated articles of incorporation to provide for an increase in the number of shares of common stock authorized for issuance from 800,000,000 to 1,600,000,000. As of the record date, CenturyLink had 621,235,448 Common Shares issued and outstanding, and approximately 45,763,000 Common Shares reserved for issuance.

Reasons for the Proposed Amendment. Although our management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, stock incentive plans, and other appropriate corporate purposes.

Possible Effects of the Proposed Amendment. If the amendment is approved, no further shareholder approval would be required prior to the issuance of the additional Common Shares authorized by the amendment, except as otherwise required by law or the rules of any national securities exchange or association on which our securities are then traded. While adoption of the amendment would not have any immediate dilutive effect on the voting power or other rights of our existing shareholders, any future issuances could have a dilutive effect on the equity interests of current shareholders and could potentially have a negative effect on the market price of our Common Shares.

Under some circumstances, it is possible to use unissued shares of common stock for anti-takeover purposes, but we have no present intention to take any such actions. The additional Common Shares authorized by this amendment will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

If adopted, the amendment to our articles will become effective upon the filing of amended and restated articles of incorporation with the Secretary of State of the State of Louisiana, which we intend to do promptly after shareholder approval is obtained.

Vote Required. The affirmative vote of the holders of two-thirds of the Voting Shares present or represented at the meeting is required to pass this proposal.

The Board of Directors recommends a vote FOR this proposal.

ELECTION OF DIRECTORS

(Item 2 on Proxy or Voting Instruction Card)

The Board of Directors has nominated four candidates for election as directors for a one-year term expiring at the 2013 annual meeting of shareholders, based on the assumption that the shareholders will approve the declassification charter amendments described in Item 1(a) above.

Currently, our board is divided into three classes that serve staggered three-year terms. If the declassification charter amendments described above are not approved by the requisite vote of shareholders, then the directors elected at the 2012 annual meeting of shareholders will be elected for a three-year term ending at the 2015 annual meeting of shareholders. In all cases, the directors will be elected to serve through the end of their respective terms and until their successors have been elected and qualified.

Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of these below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. For additional information on our nomination process, see “Corporate Governance — Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.

As discussed further under “Additional Information About the Meeting — Vote Required to Elect Directors”, each of the four nominees must receive a majority of the votes cast to be elected at the meeting.

In connection with acquiring Qwest on April 1, 2011, we expanded the size of our Board to 16 directors to accommodate the addition of four new directors who had previously served as Qwest directors. In early 2012, the Board discussed the desirability of reducing the number of directors. As a result of these discussions, Charles L. Biggs and James A. Unruh, both former Qwest directors, each agreed not to stand for re-election as a CenturyLink director upon the lapse of his current term expiring at the meeting on May 23, 2012. In addition, Edward A. Mueller, Qwest’s former chairman and chief executive officer, has announced his intention to resign from the Board, effective as of the date of the meeting. As a result of these changes, the size of our Board will be reduced from 16 to 13, effective as of the date of the meeting.

The following tables provide certain information with respect to each nominee, each other director whose term will continue after the meeting, and our executive officers. As discussed further elsewhere herein, four of our below-listed directors formerly served as directors of Embarq and one of our other below-listed directors formerly served as a director of Qwest, in each case prior to our acquisitions of those companies.

Former Class III Directors (for a term expiring in 2013, assuming the adoption of Item 1(a)):

Fred R. Nichols, age 65; has served as a director since 2003; retired from Cox Communications, Inc. in February 2000, where he served as Executive Vice President of Operations since August 1999; held various executive positions at TCA Cable TV, Inc. (which was publicly-traded between 1982 and its sale to Cox in 1999) from 1980 to 1999, most notably serving as Chairman, President and Chief Executive Officer from 1997 to 1999 and President and Chief Operating Officer from 1989 to 1997; also served on the executive boards of (i) the National Cable Television Association and the Cable Telecommunications Association, both cable industry trade associations, (ii) Telesynergy, a cable television programming consortium, and (iii) C-SPAN, a cable television network; prior to joining TCA in 1980, worked as a commercial banker for nine years and as a certified public accountant with Peat, Marwick & Mitchell for three years.

Key Qualifications, Experiences and Skills:

•   Executive experience in the communications industry

•   Experience as a former chief executive of a publicly-held company

•   Former experience as a certified public accountant and commercial banker

Harvey P. Perry, age 67; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyLink since January 1, 2004; retired from CenturyLink in December 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.

Key Qualifications, Experiences and Skills:

•   Prior executive experience with, and historical knowledge of, our company

•   Legal experience representing telecommunications companies

Laurie A. Siegel, age 56; a director since July 1, 2009; Senior Vice President of Human Resources and Internal Communications for Tyco International Ltd., a diversified manufacturing and service company, since January 2003; held various positions with Honeywell International Inc. from September 1994 to December 2002, including Vice President of Human Resources — Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates; a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•   Executive experience with a multi-national company

•   Human relations and executive compensation expertise

Joseph R. Zimmel, age 58; a director since 2003; a business and financial consultant since November 2002; Advisory Director of the Goldman Sachs Group from December 2001 to November 2002; Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division of Goldman, Sachs & Co. from 1999 to 2001, after acting as Managing Director and a co-head of the group from 1992 to 1999; Managing Director in the mergers and acquisitions department of Goldman, Sachs & Co. from 1988 to 1992; currently a director of FactSet Research Systems Inc. and formerly a director of Digitas Inc. within the past five years.

Key Qualifications, Experiences and Skills:

•   Advisory experience in the communications industry

•   Investment banking expertise

•   Qualifies as an “audit committee financial expert”

•   Director of other publicly-owned companies

The Board unanimously recommends a vote FOR each of these nominees.
Class I Directors (term expires in 2013):

W. Bruce Hanks, age 57; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since December 1, 2005; Athletic Director of the University of Louisiana at Monroe from March 2001 to June 2004; held various executive positions at CenturyLink from August 1980 through March 2001, most notably Chief Operating Officer, Senior Vice President — Corporate Development and Strategy, Chief Financial Officer, Senior Vice President — Revenues and External Affairs, and President — Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served in the past on the executive boards of several telecommunications industry associations and the boards of other publicly-owned companies.

Key Qualifications, Experiences and Skills:

•   Prior executive experience with, and historical knowledge of, our company

•   Former experience as a certified public accountant

•   Qualifies as an “audit committee financial expert”

•   Prior experience as a director of other publicly-owned companies

C. G. Melville, Jr., age 71; a director since 1968; retired in 1992 after serving as President of Melville Equipment, Inc., a family-owned distributor of marine and industrial equipment, for nearly 30 years; Chief Executive Officer of a family-owned telephone company for six years prior to its sale to CenturyLink in 1968.

Key Qualifications, Experiences and Skills:

•   Experience owning and managing telecommunications companies

•   Experience as a former chief executive of family-owned privately-held companies

William A. Owens, age 71; a director since July 1, 2009; non-executive Chairman of the Board of CenturyLink since July 1, 2009; Managing Director and Chairman of AEA Investors Asia, a private equity company, since April 2006; Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005; Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003; served in the U.S. military from 1962 to 1996 holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff; currently a director of AEA Investors LLC, Polycom, Inc., Wipro Limited, and Intelius Inc.; formerly a director of Flow Mobile, Unifrax Corporation, and Amerilink within the past five years; Chairman of the Board of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•   Executive experience in the communications industry

•   Experience as a former chief executive of publicly-held companies

•   Government relations expertise

•   International business experience

•   Director of other domestic and international publicly-held companies

Glen F. Post, III, age 59; a director since 1985; Chief Executive Officer of CenturyLink since 1992, and President since July 1, 2009 (and from 1990 to 2002); Chairman of the Board of CenturyLink between June 2002 and June 2009; Vice Chairman of the Board of CenturyLink between 1993 and 2002; held various other positions at CenturyLink between 1976 and 1993; most notably Treasurer, Chief Financial Officer and Chief Operating Officer.

Key Qualifications, Experiences and Skills:

•   Executive experience in the telecommunications business

•   Experience as our chief executive

•   Former experience as a certified public accountant

Class II Directors (term expires in 2014):

Virginia Boulet, age 58; a director since 1995; Special Counsel at Adams and Reese LLP, a law firm, since March 2002; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from March 1992 to March 2002 and Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. from May 1983 to March 1992; currently a director of W&T Offshore, Inc.

Key Qualifications, Experiences and Skills:

•   Legal experience representing telecommunications companies

•   Director of another publicly-held company

Peter C. Brown, age 53; a director since July 1, 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer, with AMC Entertainment Inc., a theatrical exhibition company, from 1991 until his retirement in February 2009; founded Entertainment Properties Trust, a NYSE-listed real estate investment trust, in 1997 and served as its Chairman of the Board of Trustees until 2003; currently a director of Entertainment Properties Trust and Cinedigm Digital Cinema Corporation; formerly a director of National CineMedia, Inc. and Midway Games, Inc. within the past five years and a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•   Experience as a former chief executive of a publicly-held company

•   Qualifies as an “audit committee financial expert”

•   Director of other publicly-held companies

Richard A. Gephardt, age 71; a director since July 1, 2009; President and Chief Executive Officer of Gephardt Group, a multi-disciplined consulting firm, since January 2005; consultant to Goldman Sachs & Co. since January 2005; strategic advisor in the government affairs practice group of DLA Piper between June 2005 and December 2009; senior advisor to FTI Consulting between January 2007 and December 2009; member of the U.S. House of Representatives from 1976 to 2005, representing Missouri’s Third District and holding key leadership positions, including House Minority Leader; currently a director of Centene Corporation, Ford Motor Company, Spirit Aerosystems Holdings, Inc. and United States Steel Corporation; formerly a director of Dana Holding Company within the past five years, and a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•   Government and labor relations expertise

•   Director of other publicly-held companies

Gregory J. McCray, age 49; a director since 2005; Chairman and Chief Executive Officer of Antenova Limited, a British company which develops and markets wireless components, since January 2003; Chairman and Chief Executive Officer of PipingHot Networks, a wireless start-up, from November 2000 to November 2002; Senior Vice President, Customer Operations, at Lucent Technologies from June 1997 to October 2000; Sales Vice President, U.S. Eastern Region, at Lucent Technologies from January 1994 to May 1997; held engineering, product management and other managerial roles at AT&T and IBM from May 1984 to December 1993.

Key Qualifications, Experiences and Skills:

•   Executive experience in the communications and technology industries

•   Experience as a chief executive of privately-held companies

•   Engineering expertise

•   International business experience

Michael J. Roberts, age 61; a director since April 1, 2011; Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company; served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006; served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004; currently a director of W.W. Grainger, Inc. and Standard Parking Corporation, and a director of Qwest prior to April 1, 2011.

Key Qualifications, Experiences and Skills:

•   Experience as a chief executive

•   Marketing and branding expertise

•   Director of other publicly-held companies

•   Qualifies as an “audit committee financial expert”

Executive Officers Who Are Not Directors:

Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

William E. Cheek, age 56; President — Wholesale Operations since July 1, 2009; President — Wholesale Markets for Embarq from May 2006 until July 2009; served in this role at the local telecommunications division of Sprint Nextel Corporation from August 2005 until May 2006 and as Assistant Vice President, Strategic Sales and Account Management, in Sprint Business Solutions from January 2004 until July 2005.
David D. Cole, age 54; Senior Vice President — Controller and Operations Support; served as Senior Vice President — Operations Support since 1999, and as Controller since April 1, 2011.
R. Stewart Ewing, Jr., age 60; Executive Vice President and Chief Financial Officer.

Stacey W. Goff, age 46; Executive Vice President, General Counsel and Secretary since July 1, 2009; Senior Vice President, General Counsel and Secretary prior to then.
Dennis G. Huber, age 52; Executive Vice President — Network Services since July 1, 2009 (excluding the four-month period between May 2010 and September 2010); held various executive positions at Embarq and its predecessor companies from January 2003 through July 1, 2009, most notably Chief Technology Officer and Senior Vice President, Senior Vice President — Corporate Strategy and Development and Senior Vice President of Product Development.

James E. Ousley, age 66; Chief Executive Officer, Savvis Operations, since July 15, 2011 and President — Enterprise Markets Group since March 22, 2012; served as chief executive officer of Savvis from January 2010 to July 2011, as chairman of the board of Savvis from May 2006 to July 2011 and as a director of Savvis from April 2002 to July 2011.

Karen A. Puckett, age 51; Executive Vice President and Chief Operating Officer since July 2009; President and Chief Operating Officer from September 2002 until July 2009.

CORPORATE GOVERNANCE

Governance Guidelines

Our Board has adopted corporate governance guidelines, which it reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “— Access to Information” below.

Among other things, our corporate governance guidelines provide as follows:

Director Qualifications

•

The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board.

•

On the terms and subject to the conditions specified in our bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board.

•	No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•

Annually, the Board will determine affirmatively which of our directors are independent for purposes of complying with our corporate governance guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director.

Director Responsibilities

•	The Board periodically reviews our long-term strategic plans, and annually holds a multi-day strategic planning session.

•

Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.

Chairman; Lead Outside Director

•

The Board elects a Chairman from among its members. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•

The non-management directors meet in executive session at least quarterly. The lead outside director elected by the independent directors may call additional meetings of the non-management directors at any time. At all times during which the Chairman is a non-executive chair, all of the functions and responsibilities of the lead outside director shall be performed by the non-executive chair.

CEO Evaluation and Management Succession

•	The Nominating and Corporate Governance Committee conducts an annual review of the CEO’s performance and provides a report of its findings to the Board.

•	The Nominating and Corporate Governance Committee reports periodically to the Board on succession planning.

Recoupment of Compensation

•

If the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, the Board or a Board committee may recover from the executive officer the compensation it considers appropriate under the circumstances.

Stock Ownership Guidelines

•

We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

•

We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

•

For any year during which an executive or director does not meet his or her ownership target, the executive or director is expected to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof.

•	The Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.

•	See “Compensation Discussion and Analysis — Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect.

Standards of Business Conduct and Ethics

•	All of our directors, officers and employees are required to abide by our long-standing ethics and compliance policies and programs, which include standards of business conduct.

•	Any waiver of our policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees.

Other

•	Directors have full access to our officers and employees.

•

Like most other NYSE-listed companies, (i) all of the Board’s standing committees are comprised solely of independent directors, (ii) we provide orientation for new directors, (iii) we maintain a continuing education program for our directors, and (iv) the Board and each committee conducts annual self-reviews.

Independence

Based on the information made available to it, the Board of Directors has affirmatively determined that each of the directors, with the exception of Mr. Post and Mr. Gephardt, qualifies as an independent director under the standards referred to above under “— Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.

Some of our directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our Corporate Governance Guidelines, our Board examined the amount spent by us with those companies and by those companies with us. Because in all cases the amount spent fell far below the threshold established in the NYSE listing standards and in our Corporate Governance Guidelines, our Board concluded that the amounts spent did not create a material relationship with us that would interfere with the exercise of independent judgment by any of these directors.

Committees of the Board

During 2011, the Board of Directors held four regular meetings, six special meetings, and a three-day strategic planning session.

During 2011, the Board’s Audit Committee held nine meetings. The Audit Committee is currently composed of five independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”

The Board’s Compensation Committee met nine times during 2011. The Compensation Committee is currently composed of five directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and all of whom, other than Harvey P. Perry, qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis.”

The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met four times during 2011. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, and (v) reviewing annually the Chief Executive Officer’s performance, reporting to the Board on succession planning for senior executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “— Director Nomination Process” below.

The Board also maintains a Risk Evaluation Committee, which met five times during 2011. The Committee is described further below under the heading “— Risk Oversight.”

Each of the committees listed above is composed solely of independent directors under the standards referred to above under “— Governance Guidelines.”

The table below lists the Board’s standing committees and their membership:

Outside Director(1)	Audit Committee Member	Compensation Committee Member(2)	Nominating and Corporate Governance Committee Member	Risk Evaluation Committee Member
Charles L. Biggs(3)	✓
Virginia Boulet		✓	Chair
Peter C. Brown	✓			✓
W. Bruce Hanks	Chair			✓
Gregory J. McCray			✓	✓
C. G. Melville, Jr.			✓	Chair
Edward A.Mueller(3)				✓
Fred R. Nichols		✓	✓
William A. Owens		✓	✓
Harvey P. Perry		✓
Michael J. Roberts	✓
Laurie A. Siegel		Chair
James A. Unruh(3)				✓
Joseph R. Zimmel	✓

(1)	Except as noted below, Glen F. Post, III does not serve on any board committees. Richard A. Gephardt does not serve on any board committees.
(2)	The Compensation Committee maintains an Incentive Awards Subcommittee comprised of Ms. Boulet, Mr. Nichols, Mr. Owens and Ms. Siegel.
(3)	Term will end at the meeting. See “Election of Directors.”

The Board has also established a Special Pricing Committee that has authority to approve the terms and offering prices of any CenturyLink securities sold pursuant to our outstanding shelf registration statement. This ad hoc committee is comprised of Peter C. Brown, W. Bruce Hanks, Glen F. Post, III and Joseph R. Zimmel.

If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “— Access to Information.”

During 2011, all of our directors attended at least 75% of the aggregate number of all meetings of the board and all meetings of the committees on which they served. In addition, each of our directors then in office attended the 2011 annual shareholders’ meeting, other than one director who was unable to attend due to a pre-existing scheduling conflict.

Director Nomination Process

Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our bylaws, any shareholder of record interested in making a nomination generally must deliver written notice to the Company’s secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholders meeting. For the meeting this year, the Board has nominated the four nominees listed above under “Election of Directors” to stand for election as directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2013 annual shareholders meeting, see “Other Matters — Shareholder Nominations and Proposals.”

The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in our proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that each proposed nominee meets the qualifications for service specified in the bylaws and summarized below. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.

In the past, the Nominating Committee has considered director candidates suggested by Committee members, other directors, senior management and shareholders. In connection with our July 1, 2009 merger with Embarq, we added to our Board seven directors who previously served as directors of Embarq, four of whom continue to serve. Similarly, in connection with our April 1, 2011 merger with Qwest, we added to our Board four directors who previously served as directors of Qwest, one of whom is expected to continue to serve following the meeting. During the several years preceding the Embarq merger, the Nominating Committee retained, on an as-needed basis and at our expense, national search firms to help identify potential director candidates, including three directors added to the Board between 2003 and 2005. With respect to this year’s meeting, all of the nominees are incumbent directors with several years of prior service on our Board or the boards of Embarq or Qwest. The Nominating Committee may retain search firms from time to time in the future to help identify potential director candidates.

Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee periodically assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualification of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.

In connection with assessing the needs of the Board, the Committee has sought individuals who possess skill and experience in a diverse range of fields. The Committee also has sought a mix of individuals from inside and outside of the communications industry. The table above listing biographical data about our directors includes a listing of the key qualifications, experiences and skills that the Committee and Board reviewed in connection with nominating or re-nominating them for service on the Board.

In connection with determining the current composition of the Board, the Nominating Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.

Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.

Compensation Setting Process

The Compensation Committee hires consulting firms to assist it in setting executive and director compensation. In late 2010, the Committee retained Hay Group, following a nationwide search to replace PricewaterhouseCoopers LLC, which advised the Committee for the previous six years. For additional information on the processes used by the Committee to set executive compensation, see “Compensation Discussion and Analysis.”

Risk Oversight

Our Board oversees our company’s risk management function, which is a coordinated effort among our business units, our internal audit department and our risk management personnel. Our Board provides this oversight primarily through its Risk Evaluation Committee, which is responsible for assisting management to identify, monitor, and manage risks to our business, properties and employees. The Risk Evaluation Committee is also responsible for overseeing our ethics and compliance program. In addition to receiving reports from the Risk Evaluation Committee, the Board monitors risk in connection with overseeing our corporate strategies and operations and by receiving reports from the other committees of the Board, particularly the Audit Committee with respect to financial, tax and accounting risks and the Compensation Committee with respect to compensation risks. For a discussion of the Compensation Committee’s risk analysis, see “Compensation Discussion and Analysis — Our Compensation Decision-Making Process — Risk Assessment.”

Top Leadership Positions and Structure

Admiral William A. Owens serves as our Chairman and lead outside director. As explained further on our website, you may contact Adm. Owens by writing a letter to the Chairman and Lead Outside Director, c/o Post Office Box 5061, Monroe, Louisiana 71211 or by sending an email to boardinquiries@centurylink.com. As indicated above, the non-management directors meet in executive session at least quarterly.

Adm. Owens was appointed as our Chairman and lead outside director on July 1, 2009, in accordance with our October 26, 2008 merger agreement with Embarq. Prior to July 1, 2009, Adm. Owens served as chairman of Embarq, and, prior to that, as the chief executive of a communications equipment provider and a satellite company. We believe Adm. Owens’ service as our Chairman has facilitated the post-merger integration of the management and operations of CenturyLink and Embarq.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past couple of years. Separating these positions allows our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and independent oversight of management. While our by-laws and corporate governance guidelines do not require our Chairman and CEO positions to be separate, the Board believes that delegating responsibilities between Adm. Owens, as Chairman, and Mr. Post, as CEO, is the appropriate leadership structure for our company at this time. Our Board, however, periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of structure.

Waivers of Governance Requirements

Members of our Board are subject to our Corporate Governance Guidelines, which, among other things, prohibit a director from serving on more than two additional unaffiliated public company boards. In addition to serving on our Board, Richard A. Gephardt and William A. Owens serve on the board of directors of more than two unaffiliated public companies. In connection with appointing both of them to the Board, the Board waived compliance by each such individual with the above-described service limitation, subject to the understanding that this waiver permits such individuals to serve only on the boards of the unaffiliated companies on which they were then serving, unless and until the individual is permitted to accept a new directorship under our Corporate Governance Guidelines then in effect due to any future reductions in the number of the individual’s directorships, any future changes in such guidelines, or any future additional waivers granted by the Board.

Access to Information

The following documents are posted on our website at www.centurylink.com:

•	Restated articles of incorporation

•	Bylaws

•	Corporate governance guidelines

•	Charters of our Board committees

•	Corporate ethics and compliance program documents, including the CenturyLink Code of Conduct.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 3 on Proxy or Voting Instruction Card)

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2012, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.

In connection with the audit of the 2012 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2010 and 2011 services identified below:

	Amount Billed
	2010	2011
Audit Fees (1)	$4,469,000	$9,782,527
Audit-Related Fees(2)	162,570	654,546
Tax Fees(3)	732,474	626,628
Other(4)	27,800	0

Total Fees	$5,391,844	$11,063,701	(5)

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our telephone subsidiaries, and (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters.
(2)	Includes the cost of auditing our benefit plans and general accounting consulting services.
(3)	Includes costs associated with (i) assistance in preparing income tax returns and related matters (which were approximately $257,000 in 2010 and $234,000 in 2011), (ii) assistance with various tax audits (which were approximately $69,000 in 2010 and $0 in 2011), (iii) assistance with our acquisition of Embarq (which were approximately $81,000 in 2010 and $0 in 2011), (iv) assistance with our acquisition of Qwest (which were $0 in 2010 and approximately $67,000 in 2011), and (v) general tax planning, consultation and compliance (which were approximately $325,000 in both 2010 and 2011).
(4)	Reflects assistance with the Qwest acquisition.
(5)	Reflects the higher costs associated with auditing a larger company following our acquisitions of Qwest and Savvis during 2011.

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $75,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $125,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chief Financial Officer is required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2010 or 2011.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2012 will require the affirmative vote of at least a majority of the voting power present or represented at the meeting.

The Board unanimously recommends a vote FOR this proposal.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and the financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes, and to appoint the independent auditor.

In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2011, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

On April 1, 2011, Charles L. Biggs and Michael J. Roberts, each of whom formerly served as directors of Qwest, replaced William A. Owens and Fred R. Nichols as members of the Audit Committee.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”

Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chair)	Charles L. Biggs
Peter C. Brown	Michael J. Roberts
Joseph R. Zimmel

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4 on Proxy or Voting Instruction Card)

As required by the federal securities laws, we are providing you with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC.

As described in detail below under the heading “Compensation Discussion and Analysis”, our executive compensation programs are designed to provide compensation that is competitive with our peer companies and is necessary to keep intact and strengthen our leadership team. Under these programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with current market practices and your interests as shareholders. For additional information on our executive compensation, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

We ask you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. Accordingly, we intend to submit the following resolution for an advisory shareholder vote at the meeting:

“RESOLVED, that the shareholders of CenturyLink, Inc. approve, on an advisory basis, the overall compensation of CenturyLink’s named executive officers, as described in CenturyLink’s proxy statement for this annual shareholder meeting, including the Compensation Discussion and Analysis, the summary compensation table and the other related tables and disclosures.”

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information to our Compensation Committee regarding shareholder sentiment about our executive compensation. Following the advisory votes on compensation cast at our 2011 annual shareholders meeting, our Board elected to hold “say-on-pay” votes at each annual meeting until the next required advisory vote of our shareholders regarding the frequency of such votes. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Top Leadership Positions and Structure.”

Approval of this proposal will require the affirmative vote of at least a majority of the voting power present or represented at the meeting.

The Board recommends that you vote to approve the overall compensation of our named executive officers by voting FOR this resolution.

SHAREHOLDER PROPOSALS

(Items 5(a), 5(b) and 5(c) on Proxy or Voting Instruction Card)

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.

We expect Items 5(a), 5(b) and 5(c) to be presented by shareholders at the meeting. Following SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us, other than minor formatting changes. We take no responsibility for them. On request to the Secretary at the address listed under “Other Matters — Annual Financial Report,” we will provide information about the sponsors’ shareholdings, as well as the names, addresses and shareholdings of any co-sponsors. Adoption of each of these three proposals requires the affirmative vote of the holders of at least a majority of the Voting Shares present or represented at the meeting.

The Board recommends that you vote AGAINST Items 5(a), 5(b) and 5(c) for the reasons we give after each one.

Bonus Deferral Proposal (Item 5(a))

The following proposal was submitted by the Communications Workers of America Members’ General Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, which urges you to vote for this proposal.

“RESOLVED, Stockholders of CenturyLink, Inc. (the “Company”) urge the Compensation Committee to adopt the following bonus deferral policy for senior executives in order to promote a more long-term perspective:

1. Any discretionary bonus and any payment under the Company’s Annual Incentive Bonus Plans (a “Bonus”) that is based on financial measurements (a “Financial Metric”) whose performance measurement period is one year or shorter shall not be paid in full for a period of three years (a “Deferral Period”) following the end of the performance measurement period;

2. The Compensation Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the remainder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3. The adjustment(s) described above should not require achievement of new performance goals but should focus on the quality and sustainability of the performance on the Financial Metric(s) during the Deferral Period.

The policy should be implemented so as not to violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect. It should not have the effect of reducing amounts awarded or earned before the adoption of the policy.

Supporting Statement: As long-term stockholders, we support executive compensation policies that promote the creation of sustainable value. We are concerned that short-term incentive compensation plans can encourage senior executives to manage for the short-term and take on excessive risk. The recent Wall Street financial crisis illustrates what can happen when executives are rewarded for short-term performance without any effort to ensure that the performance is sustainable.

In 2010, Company CEO and President Glen F. Post, Jr., received more than $1.88 million under the Annual Incentive Bonus Plans. This bonus amount is nearly double his base salary of $1.0 million. Indeed, the six named officers in the 2010 Proxy Statement received more than $5.48 million under the Annual Incentive Bonus Plans. This amount contrasts with $3.92 million in base salary for the six executives. We believe that such large, short-term bonuses — collectively equal to 139% of base salaries — should not be paid over such a limited horizon.

This proposal urges that the Compensation Committee adopt a bonus deferral policy to encourage a longer-term orientation for senior executives. Specifically, the proposal asks that the Compensation Committee develop a system for holding back some portion of each bonus based on short-term financial metrics for a period of three years and adjusting the unpaid portion to account for performance during that three-year period. The Compensation Committee would have discretion to set the precise terms and mechanics of this process.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

We believe this proposal essentially proposes to eliminate our annual incentive bonus program, which we believe is not in your or the Company’s best interests. We believe our current executive compensation program, consisting of a balanced mix of annual cash bonuses and long-term equity awards, achieves the central goal of the proponent’s objective to encourage the creation of sustainable shareholder value. Additionally, we believe our negative discretion and clawback policies further achieve the benefits sought by this proposal. Finally, we believe that compensation paid in accordance with this proposal may not be tax deductible under the Internal Revenue Code.

Our balanced mix of annual and long-term programs are better suited to attain our goals and retain our executives. We agree with the proponent that our compensation programs should promote creating “sustainable value,” but believe our current mix of annual and long-term programs is a more effective means of attaining this goal than the proponent’s suggestion of using only multi-year programs. Our complementary mix of cash and equity compensation has been established by the Compensation Committee to drive annual results, while ensuring our executives also remain focused on long-term sustainable financial performance. The current structure rewards executives for consistently achieving strong operating performance in current and future years. Our peers similarly use annual and long-term pay programs, and any failure to offer both could reduce the competitiveness of our overall compensation program and increase the risk of competitors hiring our officers. As more thoroughly described under “Compensation Discussion and Analysis,” we pay a substantial portion of our executive compensation in the form of long-term equity grants. The Committee, which is composed solely of independent directors, believes these equity grants effectively accomplish the proposal’s key objective because the ultimate value of the equity awards will be reduced if our performance declines. Rather than requiring us, in essence, to eliminate our current annual bonus program, we believe it is in your and the Company’s best interests to retain our current balanced approach of rewarding executives for attaining both annual and long-term goals.

Our policies further achieve the proponent’s goals. To further promote long-term growth and reduce the potential for excessive risk taking and misconduct, the Committee has adopted both negative discretion and clawback policies. With respect to negative discretion, the Committee retains the right to unilaterally reduce the amount of annual bonuses if the Committee believes for any reason that it is unwarranted to pay such amount to any or all of the executives. The Committee has also implemented clawback policies that provide safeguards against inappropriate behavior. We were among the earliest advocates of receiving contractual commitments from our executives to forfeit their incentive compensation if they engage in a broad range of specified behaviors that are detrimental to us. We believe these policies, which are further described below under the heading “Compensation Discussion and Analysis,” help maintain executive focus on stable and sustainable corporate growth.

Our current programs are more tax efficient. Our annual bonuses are designed to comply with the performance-based exemption for deduction of compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code. We believe it would be difficult to design an annual incentive plan that complies with the exemption in 162(m) but also delays payment until certain additional performance targets are achieved in the future (after the original performance period has ended and the annual performance targets have been met and certified by the Committee). The loss of the exemption under 162(m) by implementing this proposal would be costly to you and the Company.

In short, the Board believes that our complementary policies of issuing tax-deductible annual incentive bonuses and long-term equity incentive compensation, together with its negative discretion and clawback policies, adequately address the concerns of this proposal and are better suited to advancing your and the Company’s best interests.

Performance-Based Restricted Stock Proposal (Item 5(b))

The following proposal was submitted by Hazel A. Floyd, 4660 Newton Street, Denver, Colorado 80211, who urges you to vote for this proposal.

“RESOLVED, the stockholders of CenturyLink hereby urge the Board to adopt a policy whereby future grants of long-term incentive awards to senior executive officers in the form of Performance-Based Restricted Shares will vest and become payable only if Total Shareholder Return equals or exceeds the median performance of the company peer index selected by the Board.

Supporting Statement: While we commend the Board for tying a substantial portion of long-term equity compensation to the relative performance of CenturyLink’s stock, we believe the performance bar is set unreasonably low.

What CenturyLink calls “performance-based” equity is what golfers call a “gimme,” in our view.

Large payouts for share price performance as low as the bottom 25th percentile among the companies of the S&P 500 does not adequately align pay with performance, or with shareholder interests, in our view.

Each year the Company’s named executive officers receive restricted stock awards with a potential payout between four and eight times base salary. These equity grants are divided equally between “time-based” and “performance-based” restricted shares and vest over a three-year performance cycle.

The problem is that the performance-based shares pay out at 50% of Target for relative total shareholder return (TSR) as low as the bottom 25th percentile among S&P 500 companies, which is the peer index selected by the Board.

For example, CEO Glen Post’s Target Award for the 2010-2013 performance share cycle was 63,200 shares (valued at $2.2 million). Mr. Post will receive 50% of Target even if the Company’s TSR is outperformed by 75% of the companies in the S&P 500 — which is bottom quartile performance. At the high end, Mr. Post could receive 200% of Target (126,400 shares) if CenturyLink ranks among the top 125 (above 75th percentile) at the end of each performance cycle.

Performance-Based Restricted Shares should not vest or pay out, we believe, unless CenturyLink’s total shareholder return is at least equal to or above the median relative to the S&P 500 (or other peer index selected by the Board).

A 50% payout for performance at or near the bottom quartile seems particularly unjustified, in our view, because senior executives receive the other half of their long-term “incentive compensation” in time-based restricted stock. This restricted stock vests after three years regardless of performance. Although justified as a retention incentive, time-based restricted shares pay out even if the executive retires, dies, or terminates without cause or for “good reason” within two years after a change in control (in the case of CEO Post).

We believe the structure of CenturyLink’s long-term equity compensation is indicative of the Company’s pay practices. For example, in the event of termination after a change in control, in addition to the waiver of the performance conditions on both time-based and performance-based restricted shares, the CEO receives a “pension parachute” granting three years additional age and service credit (2011 proxy, page 81). This is all in addition to a lump sum payout equal to three times his base salary and bonus.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

We believe implementation of this proposal could impede our ability to furnish competitive compensation packages, encourage detrimental behavior, and interfere with the ability of our independent directors to adopt well-balanced and flexible compensation programs.

Implementation of this proposal would reduce the competitiveness of our pay packages. Based on consultations with our independent compensation consultant, we believe that the vesting thresholds of our performance-based restricted stock conform to prevailing market practices. Our long-term incentive program is designed to award superior pay for superior performance, median pay for median performance and below median pay for below median performance. If our stock price performance is below the 50th percentile among S&P companies, our executives will receive payouts under our performance-based restricted stock lower than their peers, and, if below the 25th percentile, no payouts at all. We believe this approach is fair and competitive with other companies’ pay practices. On the other hand, under the proponent’s proposal, our executives would receive no performance payouts even if we achieved shareholder returns a small fraction below the mean of our peers. This would make our compensation programs less attractive than those of our peers, and increase the risk of competitors successfully recruiting our executives.

This proposal could encourage detrimental behavior. Under this proposal, if we attain the 250th best shareholder returns compared to the S&P 500 companies, our executives will receive 100% of their targeted incentive compensation, while they would receive none if we only attained the 251st best rating. As such, the program design suggested by this proposal could significantly increase the incentives to engage in excessively risky behavior to increase total shareholder return at the end of an award cycle, leading to unintended and undesirable results.

This proposal restricts our ability to create balanced and flexible pay packages. The Compensation Committee believes that our overall compensation program is well-designed to achieve the objectives of aligning the interests of our shareholders and executives, promoting both short-term and long-term growth and attracting, retaining and motivating high-performing executives. This proposal, on the other hand, promotes the perpetual use of a single metric for performance-based restricted stock. We believe that limiting the Committee’s discretion to structure the terms of our long-term incentive compensation, as this proposal suggests, would unduly restrict the Committee’s ability to design and administer a competitive compensation program that is in your and the Company’s best interest.

In short, the Board believes that the existing compensation opportunities afforded our executives are prudent and competitive with our peer companies, and result in the payment of long-term incentive compensation that is commensurate with our performance.

Political Contributions Proposal (Item 5(c))

The following proposal was submitted by Trillium Asset Management, LLC, 711 Atlantic Avenue, Boston, Massachusetts, 02111-2809.

“Resolved, that the shareholders of CenturyLink (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Supporting Statement: As long-term shareholders of CenturyLink, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

CenturyLink contributed at least $1.3 million in corporate funds since the 2006 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoncy.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

For the second consecutive year, you are being asked to vote on a proposal on this same topic. At last year’s annual meeting of shareholders, holders of only 29.7% of the voted shares supported a nearly identical proposal. For the reasons discussed below, we continue to believe that adopting this proposal is unnecessary and unwarranted.

We are subject to extensive federal, state and local regulation. Consequently, the actions of national, state and local officials significantly affect many aspects of our operations that directly affect our profitability and competitiveness. We seek to be an effective participant in this political process by making prudent political contributions to advance our business objectives and your interests, and are fully committed to complying with all laws governing these contributions. Historically, we have not contributed more than $5,000 annually to any particular candidate.

The contributions of our political action committees are subject to comprehensive regulation by the federal government, including the obligation to file detailed periodic reports that are publicly available from the Federal Election Commission. Additional information on our political contributions is publicly available under applicable state law. We believe that federal and state disclosures provide significant information about our political contributions.

We also participate in industry trade associations for purposes that include enhancing the public image of our industry, promoting its competitiveness, and developing best practices and standards. Disclosure of our contributions to these associations and other entities we support could be misleading, as in many cases those organizations’ political activities are incidental or unrelated to the reasons we support them.

The amount of our expenditures on corporate political contributions is de minimis compared to our total expenditures, and we believe the adoption of this proposal would result in an unnecessary and unproductive use of our time and resources. Our limited corporate political contributions are approved by the Senior Vice President, Public Policy & Government Relations in consultation with the appropriate members of the Company’s senior management. Our General Counsel provides periodic updates to the Board of Directors on our political contributions.

Moreover, we believe these proposed added burdens would put us at a competitive disadvantage relative to our industry peers. We welcome transparency, but believe any expanded reporting requirements should apply equally to all participants in the political process, not just us.

In short, we already provide extensive public reports of our relatively modest contributions in full compliance with the law, and believe that requesting us to do more is unwarranted, unnecessary and counterproductive.

OWNERSHIP OF OUR SECURITIES

Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2011.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	48,639,970	(2)	7.9%

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	34,289,305	(3)	5.6%

(1)	Determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the person or persons listed. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “Questions and Answers About the Meeting — How many votes may I cast?”
(2)	Based on information contained in a Schedule 13G/A Report dated as of February 13, 2012 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2011, it held sole voting and dispositive power with respect to all of these shares.
(3)	Based on information contained in a Schedule 13G Report dated as of February 9, 2012 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2011, it held shared voting power with respect to 28,831,778 shares and shared dispositive power with respect to all of the shares.

Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Owned
Name	Unrestricted Shares Beneficially Owned (1)	Unvested Restricted Stock (2)	Options or Rights Exercisable Within 60 Days (3)	Total Shares Beneficially Owned (4)
Current Executive Officers
Glen F. Post, III	386,124	502,031	200,000	1,088,155
Karen A. Puckett(5)	154,454	155,422	75,000	384,876
R. Stewart Ewing, Jr.	86,031	124,251	145,600	355,882
Stacey W. Goff	26,357	88,916	40,500	155,773
Dennis G. Huber	44,012	—	20,754	64,766
William E. Cheek	47,004	41,061	11,430	99,495
James E. Ousley	366,107	304,078	10,262	680,447
David D. Cole(6)	105,774	89,287	40,500	235,561
Current Outside Directors:
Charles L. Biggs(7)	20,846	4,559	14,976	40,381
Virginia Boulet(8)	14,784	5,588	—	20,372
Peter C. Brown	12,652	5,416	—	18,068
Richard A. Gephardt	2,036	5,416	—	7,452
W. Bruce Hanks	14,489	5,588	—	20,077
Gregory J. McCray	—	5,588	—	5,588
C.G. Melville, Jr.(9)	1,584	5,588	—	7,172
Edward A. Mueller(7)	33,881	2,396	465,529	501,806
Fred R. Nichols	6,412	5,588	—	12,000
William A. Owens	—	10,208	—	10,208
Harvey P. Perry	61,642	5,588	—	67,230
Michael J. Roberts	8,126	4,559	—	12,685
Laurie A. Siegel	12,652	5,416	—	18,068
James A. Unruh(7)(10)	26,051	4,559	16,307	46,917
Joseph R. Zimmel(11)	19,489	5,588	13,667	38,744

All directors and executive officers as a group (23 persons)(12)	1,450,507	1,386,691	1,054,525	3,891,723

(1)	This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: 117,531 — Mr. Post; 3,254 — Ms. Puckett; 21,511 — Mr. Ewing; 4,469 — Mr. Goff; 764 — Mr. Cheek; 25,385 — Mr. Cole; and 4,408 — Mr. Mueller. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.
(2)	Reflects (i) for all shares listed, unvested shares of Restricted Stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted in 2010 and 2011, the number of shares that will vest if we attain target levels of performance.
(3)	Reflects shares that the person has the right to acquire within 60 days of the record date pursuant to options granted under our incentive compensation plans; does not include shares that might be issued under restricted stock units if our performance exceeds target levels.
(4)

None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constituted .6% of the outstanding Common Shares as of the record date (calculated in accordance with rules of the SEC assuming that all options listed in the table have been exercised for Common Shares retained by the recipient).
(5)	Includes 202 shares held by Ms. Puckett as custodian for the benefit of her children.
(6)	Includes 6,773 plan shares beneficially held by Mr. Cole’s wife, one of our former employees, in her accounts under our qualified 401(k) plan, as to which Mr. Cole disclaims beneficial ownership.
(7)	Term will end at the meeting. See “Election of Directors.”
(8)	Includes 955 shares held by Ms. Boulet as custodian for the benefit of her children.
(9)	Includes 7,445 shares subject to being pledged as security under a margin account.
(10)	Includes 330 shares held in a revocable trust, as to which Mr. Unruh has voting and investment power.
(11)	Includes 5,000 shares held by a private charitable foundation, as to which Mr. Zimmel is a trustee.
(12)	Includes (i) 6,773 shares held beneficially by the spouse of one of these individuals, as to which beneficial ownership is disclaimed, (ii) 1,157 shares held as custodian for the benefit of children of such individuals, and (iii) 5,300 shares held in either a revocable trust or foundation, all as described further in the notes above.

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we first summarize our Compensation Committee’s recent actions, as well as its general compensation philosophy, its commitment to “pay for performance” compensation, and its compensation and benchmarking practices. We then describe our various elements of compensation in detail. Finally, we discuss in detail our compensation decision-making process and various other compensation-related matters.

2011 Executive Compensation Highlights

On July 15, 2011, we completed the last of three transformative mergers that increased our revenues by over 600% in just over two years. Over the past year, the Compensation Committee focused on adapting our executive compensation programs to the far larger and more complex organization resulting from these mergers. While the Committee determined that it was not appropriate to make major compensation changes in 2011, the Committee did adopt a new peer group, broadened the company’s bonus targets and took the other steps outlined below to adjust to the company’s rapid growth.

As explained further below:

•

Notwithstanding our management team’s active engagement in integrating Embarq into our operations and acquiring Qwest and Savvis, our revenue growth, cash flow growth, EBITDA growth and return on investment over the past one- and three-year periods substantially exceeded those of our peers, as discussed further below under “— Pay for Performance.”

•	During 2011, upon the recommendation of management, we left executive salaries unchanged from 2010.

•

Upon the recommendation of management, we left our executives’ 2011 target annual incentive bonus opportunities unchanged from 2010, and broadened the scope of our performance targets to better match our strategic goals.

•

With respect to our executives’ 2011 long-term equity incentive compensation, we (i) granted awards with fair values unchanged from 2010, (ii) deferred the payment of all associated dividends until the underlying award is earned and (iii) capped the maximum payment at 100% of target levels in certain circumstances.

•

Effective January 1, 2011, we restructured our change of control agreements to (i) prospectively reduce cash severance benefits, (ii) eliminate tax “gross-up” payments and (iii) substantially narrow the circumstances and time frames under which benefits are payable.

•	During 2011, we continued to link the substantial majority of our executive compensation to our performance.

Our Compensation Philosophy

We compensate our senior management through a mix of programs designed to be market-competitive and fiscally-responsible.

Our executive compensation programs are designed to:

•	provide performance-based reward opportunities that support growth and innovation without encouraging excessive risk,

•	reinforce our business objectives and our creation of long-term shareholder value by making substantial amounts of our executives’ compensation dependent upon attaining these goals,

•	align the interests of executives and shareholders by providing a majority of our executive compensation in the form of long-term equity grants,

•

attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives, and cash and equity-based pay,

•	recognize and support outstanding contributions and results,

•	manage cost and share dilution, and

•	whenever possible, promote internal equity by offering the same compensation to executives whom we expect to make roughly equivalent contributions.

In the next two sections, we further explain (i) our commitment to pay for performance compensation programs and (ii) other practices we use to achieve our above-referenced compensation goals.

Pay for Performance

We believe that a significant portion of our executives’ compensation should be payable only when merited by our performance. Currently, all of our executives’ annual bonus compensation and half of their long-term equity incentive compensation is payable only if we attain certain specified goals, thereby placing a substantial portion of executive compensation at risk. The other half of our executives’ long-term equity incentive compensation is currently paid in time-vested restricted stock, the value of which is dependent on our performance over an extended vesting period designed to create additional incentives for our executives to focus on sustainable, long-term growth.

As part of the Compensation Committee’s assessment of the executives’ performance, it requested its independent consultant to measure CenturyLink’s performance against its peer group discussed below based on eight separate metrics (growth in revenues, cash flow, EBITDA and diluted earnings per share; return on equity, investment and capital; and total shareholder return) over one and three-year periods. Reviewing data on these metrics, the consultant determined that CenturyLink:

•	scored at or near the 100th percentile of this group in revenue growth, cash flow growth, EBITDA growth, and return on investment over the one- and three-year periods, and

•	in addition, out-performed the 50th percentile of this group in a fifth metric (total shareholder return) over the three-year period.

The Committee also noted that:

•	CenturyLink’s acquisition of Embarq, Qwest and Savvis between July 1, 2009 and July 15, 2011 increased our revenues over 600% in just over two years, as noted above,

•	CenturyLink out-performed its strategic revenue target used as one of the performance goals to set management’s 2011 annual bonuses, as discussed further below, and

•	We accomplished this strong operational performance during a year in which our management team was actively engaged in integrating Embarq into our operations and acquiring Qwest and Savvis.

For further information on the performance goals selected by our Compensation Committee, see below “— Annual Incentive Bonuses” and “— Long-Term Equity Incentive Compensation.” For more information on our recent financial performance, see Appendix B to this proxy statement.

Our Compensation Practices

To assist us in achieving our broad compensation goals, we apply the following practices (many of which are described further elsewhere below):

•	We weigh variable compensation for our senior executives heavily towards long-term incentives to align compensation with sustained shareholder returns.

•

Incentive awards are contingent on achieving targets that are established and approved by the Compensation Committee at the beginning of the applicable performance period. All awards are assigned thresholds that define a minimum level of achievement before they are paid, and all award payments are capped at 200% of target.

•

The Compensation Committee is comprised solely of independent directors. The Committee’s independent consultant, Hay Group, provides no other services to us and has no prior relationship with any of our named executive officers.

•

The peer group of companies used to benchmark our executive compensation levels is carefully reviewed at least annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

•	To help us assess the competitiveness of our pay practices, we benchmark each element of compensation against the 50th percentile of compensation paid to peer executives.

•	The Compensation Committee annually reviews our executive and broad-based compensation programs to determine whether they encourage behaviors that are excessively risky.

•

In connection with determining the amounts of our performance-based incentive compensation, we seek to monitor the reasonableness of these programs by comparing the aggregate amount of compensation potentially payable thereunder to the total amount of shareholder return or value created by virtue of attaining targeted levels of performance.

•	We require our officers and directors to retain a significant investment in our shares under stock ownership guidelines described further below.

•

We structure awards to be subject to the risk of forfeiture if the executive quits or engages in detrimental activity, and we separately maintain an expansive policy to recoup compensation earned as a result of fraudulent or illegal conduct.

•	Under our insider trading policy, all employees are prohibited from speculating in our securities or engaging in transactions designed to hedge their ownership interests.

During the past several years, we have also:

•	eliminated tax gross-up payments to our outside directors under our executive physical program,

•	eliminated tax gross-up payments on our split-dollar insurance policies for executives,

•	eliminated the payment of dividends on unvested restricted stock,

•	eliminated our practice of making separate cash payments in lieu of providing prior perquisites, and

•	discontinued our supplemental executive retirement plan, and froze benefit accruals under our defined benefit plans for non-represented employees.

Use of Market Data

We strive to provide total compensation, when targeted levels of performance are achieved, approximately at the median of pay levels provided by a designated group of peer companies selected by our Compensation Committee. We believe that paying executive compensation at competitive levels allows us to attract and retain talented executives, while also enabling us to maintain a competitive cost base with respect to compensation expense.

Based on input from its compensation consultant, the Compensation Committee used the following tools in 2011 to benchmark the compensation of our executives against individuals who work in similarly-situated positions at comparable companies:

•	survey data compiled by the compensation consultant containing compensation information about a broad range of public companies generally similar in size to us, and

•	compensation data publicly disclosed by the following 14-company peer group:

DirecTV Group Inc.	Time Warner Cable Inc.
Sprint Nextel Corp.	Dish Network Corp.
Liberty Global Inc.	Cablevision Systems Corp.
Comcast Corp.	Telephone & Data Systems Inc.
Level 3 Communications Inc.	US Cellular Corp.
Windstream Corp.	Metropcs Communications Inc.
Global Crossing Ltd.	Frontier Communications Corp.

This 14-company peer group is the same as the peer group we used in 2010, except that we replaced Qwest (which we purchased) with Sprint Nextel and Charter Communications (which completed a bankruptcy reorganization in 2009) with Comcast.

In 2010, the Compensation Committee took initial steps to construct a new peer group that would better correspond to our size, complexity and prospects following the recent mergers. The new peer group, which was formally adopted by the Committee in November 2011, replaced five of the above-listed peer companies with six new companies. Although during early 2011 the Committee primarily used the above-listed 14-company peer group, it also to a lesser degree benchmarked the compensation of our executives against the new 15-company peer group.

For additional information about how we set pay levels, see “— Our Compensation Decision-Making Process.”

Elements of Compensation

Our executive compensation for 2011 had four key elements:

•	annual cash salary

•	annual cash bonus

•	long-term incentive awards, consisting of time-vested and performance-based restricted stock

•	benefits under employee or executive benefit programs.

With respect to each component of compensation, we generally seek to pay compensation at the 50th percentile of compensation paid to comparable employees at other companies within our peer group and as compared to broader survey data.

The following table illustrates how our named executive officers’ 2011 target compensation was allocated among the three main components of recurring compensation.

	Cash Compensation		Equity Compensation
Title	% from Salary	% from Short- Term Incentives	% from Long- Term Incentives
CEO	15%	19%	66%
Other Named Officers(1)	22%	18%	60%

(1)	Reflects only named officers employed throughout 2011.

Each element of our 2011 compensation is discussed further under the headings below. In each case, more information on how we determined specific pay levels is located under the heading “— Our Compensation Decision-Making Process.”

Salary

In early 2011 the Committee determined that the executives’ then-prevailing salaries remained generally in alignment with their targeted 50th percentile salary levels based on data compiled by its compensation consultant. The Committee accepted management’s recommendation to maintain the salaries of each of our executive officers without change.

In February 2012, the Committee determined that the executives’ salaries were lower, and in certain cases significantly lower, than the 50th percentile salary levels of peer executives, based on data that reflected our recent growth. For several reasons, management recommended that executive salaries should nonetheless remain unchanged. The Committee accepted this recommendation, but believes it will need to eliminate these shortfalls in compensation levels within the next couple of years to ensure that the Company’s executive compensation levels are commensurate with the executives’ heightened responsibilities to manage a far larger and more complex company.

Annual Incentive Bonuses

General. We award annual cash bonuses to key employees based on performance objectives that, if attained, can reasonably be expected to (i) promote our business objectives, (ii) maintain or increase our long-term shareholder value and (iii) correspond to those paid to similarly-situated executives at comparable companies. We currently offer annual incentive bonuses to approximately 12,650, or 28%, of our employees.

The 2011 bonuses paid to our named executive officers were calculated as follows:

Named Officer	2011 Salary	x	Bonus Target %	x	Corporate Performance % (1)	=	Bonus (2)		Actual Award as % of Salary
Glen F. Post, III Chief Executive Officer and President	$1,020,800		125%		96%		$1,224,960		120%
Karen A. Puckett Executive Vice President and Chief Operating Officer	663,900		85%		96%		541,720		82%
R. Stewart Ewing, Jr. Executive Vice President and Chief Financial Officer	598,800		85%		96%		488,591		82%
James E. Ousley Chief Executive Officer, SAVVIS Operations, and President — Enterprise Markets Group	550,000		110%		92%		257,705	(3)	47%
David D. Cole Senior Vice President — Controller and Operations Support	435,400		65%		96%		271,677		62%

(1)	Calculated as discussed below under “— Corporate Target Percentage.”
(2)	The Committee has discretion to reduce the amount payable to the executive officers in accordance with this calculation, but choose not to with respect to these 2011 bonuses.
(3)	As discussed further below, this amount (i) reflects the incentive bonus paid by CenturyLink to Mr. Ousley with respect to Savvis’ performance between July 16, 2011 and December 31, 2011, (ii) includes a downward adjustment to reflect the fact that Mr. Ousley served CenturyLink for only 46.3% of the year, and (iii) excludes bonus payments relating to service preceding the Savvis merger on July 15, 2011. For more information, see the Summary Compensation Table appearing below.

These bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.”

Bonus Target Percentages. During the first half of 2011, the Compensation Committee sought to coordinate the annual bonus programs for incumbent CenturyLink officers and incumbent Qwest officers who continued to serve following the April 1, 2011 merger of CenturyLink and Qwest. To this end, the Committee deferred establishing bonus targets until the second quarter of 2011 to enable it to grant all 2011 bonus awards to incumbent CenturyLink and Qwest officers using the same parameters. In connection with establishing target bonus opportunities for 2011 (expressed as a percentage of salary), the Committee used the same target percentages used in 2010 by CenturyLink with respect to its incumbent officers and by Qwest with respect to its incumbent officers. Subject to differences in such historical target percentages, the Committee also attempted to promote internal equity and teamwork by applying the same target bonus percentage to groups of executives with similar responsibility levels.

During 2011, the Compensation Committee determined that it was necessary to broaden the scope of the annual bonus performance targets to more closely align them with our strategic objectives and the growing scale and complexity of our business. Following several months of discussion, in early June 2011, the Compensation Committee elected to base 90% of the senior officers’ 2011 annual incentive bonuses on whether we obtained

“minimum,” “target” or “maximum” threshold levels of the following financial goals for the period commencing April 1, 2011 (the date we acquired Qwest) and ending on December 31, 2011:

	Performance Levels(1) (in millions)
Corporate Goal	Minimum	Target		Maximum
Operating Cash Flow(2)	$5,429	$5,715	(3)	$6,000
Legacy Revenue(4)	6,320	6,550		6,779
Strategic Revenue(5)	5,027	5,210		5,392

(1)	For the period commencing on April 1, 2011 and ending on December 31, 2011.
(2)	Represents operating income plus depreciation and amortization expenses.
(3)	Represents the midpoint of a target that ranges from $5,686 million to $5,743 million.
(4)	Represents revenue generated from local voice access lines, long distance and other services as reported in our publicly-filed financial statements; excludes switched access revenues.
(5)

Represents revenue from providing the following services: high speed internet, internet protocol television (IPTV), data hosting, cloud computing, private line/special access, Ethernet/multiprotocol label switching (MPLS), satellite video and voice over internet protocol (VoIP), all as reported in our publicly-filed financial statements.

With respect to our operating cash flow target, attainment of less than 95% of the target amount (the “minimum” performance level) was designed to result in no bonus payment, and attainment of more than 105% of the target amount (the “maximum” performance level) was designed to result in twice the bonus payable for attaining the target level of performance. With respect to each of our revenue targets, attainment of less than 96.5% (the “minimum” performance level) of the target amount was designed to result in no bonus payment, and attainment of more than 103.5% of the target amount (the “maximum” performance level) was designed to result in twice the bonus payable for attaining the target level of performance. In all cases, we adjusted these amounts to eliminate the effects of extraordinary or non-recurring transactions in accordance with procedures further described below.

For purposes of calculating the aggregate bonus payment, the following goals were weighted as follows:

• Operating Cash Flow	50%
• Legacy Revenue	20%
• Strategic Revenue	20%
• Integration Achievement	10%

Bonuses payable with respect to “integration achievement” were based on the Compensation Committee’s subjective assessment of our success in attaining conversion, synergy and other integration milestones established by management in connection with combining the operations of Embarq, Qwest and Savvis into our operations. Although the Committee generally prefers to base bonuses on objective performance goals, it determined to utilize subjective assessments of these integration milestones for purposes of the 2011 bonuses principally because measuring success was too dependent on future events and too complex to apply fixed objective goals.

The Committee selected these 2011 metrics because they correlate strongly with our strategic objectives for the following reasons:

•	Strong operating cash flow enables us to, among other things, fund capital initiatives to expand our business opportunities, to pay an attractive dividend, and to meet our debt obligations.

•	Maximizing our legacy revenues permits us to retain scale and financial resources as we explore other revenue sources.

•	Strategic revenue growth promotes our strategic objective of identifying new or growing revenue sources designed to offset anticipated decreases in our legacy revenues.

•	Successfully implementing the integration of recently acquired companies into our operations is critical to our ability to fully realize the benefits of these mergers.

Following our acquisition of Savvis on July 15, 2011, our Compensation Committee separately awarded to Mr. Ousley the opportunity to earn a bonus with respect to the period between July 16, 2011 and December 31, 2011. The Compensation Committee elected to base 60% of this bonus on Savvis’ revenues over this period, and 40% on Savvis’ adjusted net EBITDA over this period, defined as income from continuing operations before depreciation, amortization, accretion and equity-based compensation, excluding acquisition and integration costs and certain other non-recurring items. These metrics are the same as those used prior to the Savvis merger by Savvis’ independent compensation committee to establish bonuses for Savvis’ executives, including the bonus paid by Savvis to Mr. Ousley for the portion of 2011 preceding the merger.

Corporate Target Percentage. In February 2012, the Compensation Committee reviewed management’s assessment of the company’s performance during the last nine months of 2011 as compared to the targets established in June 2011 with respect to each of our executive officers other than James E. Ousley. Based on this process, the Committee determined that the aggregate rate of attaining these goals (referred to in the table below as the “Corporate Performance Percentage”) was 96%, calculated as follows:

	Percentage Payout Relating to Goal	x	Weighting Factor	=	Corporate Performance Percentage Components
Operating Cash Flow	72.0%		50%		36.0%
Legacy Revenue	80.0%		20%		16.0%
Strategic Revenue	145.0%		20%		29.0%
Integration Achievement	150.0%		10%		15.0%

Corporate Performance Percentage					96.0%

In March 2012, the Committee also reviewed management’s assessment of Savvis’ performance for the period between July 16, 2011 and December 31, 2011, as compared to the targets established following the Savvis merger. The Committee determined that Savvis had attained 98% of its revenue target of $542.9 million (weighted at 60%) and 97% of its adjusted net EBITDA target of $148.6 million (weighted at 40%), which, based on Savvis’ payout formulas, resulted in a Corporate Performance Percentage of 92% applicable to Mr. Ousley’s bonus for the second half of 2011.

Negative Discretion. Each year, the Committee retains the right to unilaterally reduce, without forfeiting favorable tax treatment of our bonus payments, the amount of the executives’ bonuses calculated using the processes described above if the Committee believes for any reason that it is unwarranted to pay such amount to any or all of the executives. With respect to the 2011 bonus payments, the Committee determined that there was no basis for effecting any such reductions.

Non-Executive Bonuses. Compared to our executive officers, the remainder of our senior officers have more diverse and individualized sets of performance goals. When an officer or manager has responsibility for a particular business unit, division or region, the performance goals are typically heavily weighted toward the operational performance of those units or areas. Other individuals may receive individual performance goals. Depending on the level of seniority, these individuals may also receive a portion of their bonus based on overall corporate performance. As discussed below under the heading “— Our Compensation Decision-Making Process,” the CEO approves the performance goals of substantially all of the non-executive officers under the general supervision of the Compensation Committee.

Long-Term Equity Incentive Compensation

General. Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, restricted stock units and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on our long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel. During the first half of 2012, we intend to offer long-term equity incentive compensation awards to approximately 615, or 1%, of our employees.

Typically we grant equity awards in the first quarter of each year. In 2011, we deferred our executive equity grants until May 2011, which enabled us to make grants pursuant to our new 2011 Equity Incentive Plan authorized the previous week by our shareholders.

2011 Executive Grants. In May 2011, the Committee granted the following number of restricted shares to our named executive officers:

Named Officer (1)	No. of Time- Vested Restricted Shares	Fair Value(2)	No. of Performance Based Restricted Shares(3)	Fair Value(2)	Total Fair Value(2)
Glen F. Post, III	52,707	$2,200,000	52,707	$2,200,000	$4,400,000
Karen A. Puckett	22,999	960,000	23,000	960,000	1,920,000
R. Stewart Ewing, Jr.	17,824	744,000	17,825	744,000	1,488,000
David D. Cole	13,224	552,000	13,225	552,000	1,104,000

(1)	For information on grants to James E. Ousley, who joined us as an executive officer on July 15, 2011, please see the paragraph below this table.
(2)

For purposes of this chart, we value both time-vested and performance-based restricted shares by multiplying the number of shares granted to the executive by the 15-day volume-weighted average closing price of our Common Shares prior to the grant date. In the Summary Compensation Table, however, our performance-based restricted shares are valued as of the grant date based on probable outcomes as required by SEC rules. See footnote 1 to the Summary Compensation Table for more information.

(3)	Based on the number of restricted shares granted in May 2011. As discussed further below, the actual number of shares that vests in the future may be lower or higher.

On October 7, 2011, the Committee granted to James E. Ousley the following number of shares of time-vested restricted stock for the following purposes:

Type of Grant	No. of Time-Vested Restricted Shares	Fair Value (1)
Normal Annual Incentive Grant (2)	81,305	$2,665,991
Retention Grant (3)	33,547	1,100,006

	114,852	$3,765,997

(1)	Based on the closing trading price of $32.79 of our common stock on October 7, 2011.
(2)	Represents an amount of shares equal in value to the restricted stock granted to Mr. Ousley by Savvis in early 2011 prior to it being acquired by CenturyLink.
(3)	Represents a grant under the retention program described below under “— Retention Grants.”

To further incentivize the Savvis executives to remain employed with us during the integration of Savvis’ operations into ours, we elected to accelerate the granting of the Savvis executives’ normal 2012 incentive grants from early 2012 to October 2011. As such, we do not intend to issue any additional equity grants to Mr. Ousley during 2012.

For more information on these grants, please see below “Executive Compensation — Incentive Compensation and Other Awards.”

Amount of Awards. Each year, the Committee generally determines the size of equity grants, expressed in dollars, based on the recipient’s responsibilities, performance and duties, and on information furnished by the Committee’s compensation consultant regarding equity incentive practices among comparable companies.

In determining the size of each officer’s 2011 grant, the Committee reviewed market data regarding long-term incentive compensation paid to comparable executives at companies included in the benchmarking data compiled by the independent consultant. Based on this data, the Committee elected to grant long-term equity awards with a total fair value equal to the total fair value of our 2010 long-term incentive awards.

In establishing equity award levels, we review the equity ownership levels of the recipients and prior awards, primarily to determine if our executives continue to retain adequate equity incentives to remain employed with us and to maximize our future performance. We further believe each annual grant of long-term compensation should match prevailing market practices in order for our compensation packages to remain competitive from year to year, and to mitigate the risk of competitors offering compensation packages to our executives that have superior long-term incentives.

Types of Awards. We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, and that are competitive with incentives offered by other companies. Since 2008, the Committee has elected to issue all of our long-term equity compensation grants in the form of restricted stock for a variety of reasons, including the Committee’s recognition of the growing use of restricted stock by our peers and its desire to minimize the dilution associated with our rewards. The Committee also considered the retentive value of restricted stock under varying market conditions, and the loss of accounting advantages formerly associated with stock options. In an effort to increase the link between our performance and executive compensation, since 2010 the Committee has issued half of the value of the executives’ long-term awards in the form of performance-based restricted stock, with the other half being in the form of time-vested restricted stock.

For information on the vesting terms of our equity awards, see “Executive Compensation — Incentive Compensation and Other Awards — Outstanding Awards.”

Dividends. In 2011, the Committee determined that all dividends paid with respect to restricted stock awards should be paid to the recipient only upon the vesting of the award. In prior years, some or all of these dividends were paid currently.

Retention Grants

Qwest Merger. As contemplated under our merger agreement with Qwest, we implemented in mid-2010 a retention program designed to ensure that over 200 of our top officers and managers had adequate incentives to remain employed with us through completion of the Qwest acquisition and the critical period of integration thereafter. In August 2010, the Committee made awards under this plan to our executives. Of the total grant date value of these awards, 100% (in the case of the CEO) or 75% (in the case of all other executives) was composed of equity grants, which are reflected as 2010 compensation in our Summary Compensation Table.

Other than our CEO, our executives received 25% of the grant date fair value of their 2010 retention grants in the form of a deferred cash award. Recipients of deferred cash awards received half of their cash payment on April 1, 2011, the closing date of the Qwest acquisition, and the other half on April 1, 2012, provided they remained employed by us on such dates. See our Summary Compensation Table for more information.

Savvis Merger. As described further below under the heading “— Other Benefits — Retention Programs,” Savvis established retention programs for its key personnel and executives in connection with the Savvis merger. As part of Savvis’ executive retention program, in late 2011 James E. Ousley received (i) a grant of 33,547 shares of restricted stock, as described further above under the heading “— Long-Term Equity Incentive Compensation — 2011 Executive Grants”, and (ii) a deferred cash award of $825,000, which will be paid in a lump sum on December 31, 2012 if he remains employed through such date (subject to accelerated payment in certain specified circumstances). Mr. Ousley’s restricted stock awards are reflected as 2011 compensation in our Summary Compensation Table. Under the SEC’s rules, Mr. Ousley’s deferred cash payment is not reportable as compensation in our Summary Compensation Table unless and until paid in 2012.

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain one or more traditional qualified defined benefit retirement plans for most of our employees who have completed at least five years of service, plus one or more traditional qualified defined contribution 401(k) plans for a similar group of our employees. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. When we assess overall compensation levels for our senior management, we review the benefits expected to be received under these retirement plans, but primarily focus on establishing compensation programs that are competitive with our peers. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Effective January 1, 2011, we changed the retirement benefits that we offer to our employees as part of our ongoing process to align overall benefits for our legacy Embarq and CenturyLink employees. In addition to changes to the benefits offered under certain of our 401(k) plans, we froze benefit accruals under our defined benefit pension plans for non-represented employees as of December 31, 2010. These changes align our retirement benefits closer to those offered by our competitors, many of whom have previously effected similar changes over the past several years.

Change of Control Arrangements. As described in more detail under “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control,” in 2000 we entered into agreements under which we agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink.

Effective January 1, 2011, the Compensation Committee restructured these predecessor agreements to prospectively reduce benefits to more closely align them with current market practices. If triggered, benefits under the restructured agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, and (iii) certain continued welfare benefits for a limited period.

We believe these benefits enhance shareholder value because:

•	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

•

during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interest of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Under our restructured agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles. We have filed with the SEC copies of our restructured change of control agreements.

The table below shows, both for the original agreements and the restructured agreements, (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under such agreements and related policies:

	Original Arrangements						Restructured Arrangements
	Protected Period		Multiple of Annual Cash Compensation		Years of Welfare Benefits		Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	3 years		3 times		3 years		2 years	3 times	3 years
Other Executives	3 years		3 times		3 years		1.5 years	2 times	2 years
Other Officers	1-2 years	(1)	1-2 times	(1)	1-2 years	(1)	1 year	1 time	1 year

(1)	The original arrangements provided two years (or two times) for our most senior non-executive officers, 1.5 years (or 1.5 times) for the next level of senior officers, and one year (or one time) for all other officers.

The recent restructured agreements also prospectively:

•	eliminated the prior right of executives to be reimbursed for taxes imposed as a result of receiving their change of control benefits,

•

eliminated the prior right of executives to unilaterally request full payment of their severance benefits during “window periods” arising one year after a change of control, regardless of whether the executive had been adversely impacted by the transaction, and

•	narrowed the rights of executives to claim that they have “good reason” to resign with full severance benefits.

Completion of the Embarq merger constituted a change of control of CenturyLink, as defined under our predecessor change of control agreements. In connection with the Embarq merger, all of CenturyLink’s named executive officers agreed to waive some, but not all, of their rights under their predecessor change of control agreements, which continue to govern their rights with respect to the change of control resulting from the Embarq merger. Our directors also waived certain rights to accelerated vesting of their outstanding equity awards in connection with the Embarq closing. For more information on these waivers and certain benefit plan amendments implemented in connection with the Embarq acquisition, please see our April 5, 2010 proxy statement.

Completion of the Savvis merger constituted a change of control of Savvis, as defined under Savvis’ executive compensation arrangements. Under his amended employment agreement dated September 2, 2011, James E. Ousley is entitled to continue to receive his salary for 18 months if we terminate him without cause or he resigns with “good reason.” Under these circumstances, Mr. Ousley will also be entitled to receive accelerated vesting of his outstanding equity awards, accelerated payment of his cash retention award described above under the heading “— Retention Grants — Savvis Merger” and a pro-rated portion of his annual bonus, calculated by extrapolating Savvis’ full year performance based upon performance through the date of termination. In addition, the amended agreement entitles Mr. Ousley to receive tax “gross-up” payments designed to reimburse him for all excise and income taxes arising out of payments under his prior or amended agreement in connection with a change of control occurring prior to December 31, 2011.

For more information on our change of control arrangements, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.”

Severance Benefits. Historically, we have paid severance benefits to non-union full-time employees who are terminated in connection with a reduction in force. The amount of any applicable severance payment was based on the terminated employee’s tenure with us and willingness to waive claims, and could range from two to 52 weeks of the terminated employee’s base salary or wages. During 2011, we considered the possibility of adopting a replacement severance plan that would provide severance benefits to our officers who are terminated in the absence of a change of control transaction. During 2012, we expect to continue considering the adoption of a replacement plan that aligns our severance benefits closer to those of our peers.

Under his amended employment agreement, James E. Ousley is entitled to receive the severance benefits described above “— Change of Control Arrangements” if we terminate him without cause or he resigns with “good reason.”

In early 2012, we adopted a policy requiring us to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Retention Programs. In connection with the Embarq merger, CenturyLink and Embarq both adopted retention programs that pay cash awards to various employees who agree to remain employed for certain specified periods to assist with the post-closing integration of the companies. Executive officers did not participate in these programs.

For similar reasons, both CenturyLink and Qwest adopted retention plans after entering into the Qwest merger agreement. As noted above, our executive officers received awards in August 2010 under the retention plan we implemented in connection with the Qwest acquisition.

In connection with being acquired by us, Savvis adopted a broad-based retention program in which key personnel (excluding Savvis’ executive officers) received a combination of cash and restricted stock awards that vested over time. Shortly after the Savvis merger, six of Savvis’ executives, including James E. Ousley, received cash and restricted stock awards under a separate executive retention program. For additional information about Mr. Ousley’s retention awards, see “— Retention Grants.”

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Under our aircraft usage policy, the CEO may use our aircraft for personal travel without reimbursing us, and each other executive officer may use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below. Each year the Compensation Committee receives a report on the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy in any way. In early 2012, the Committee elected to retain our aircraft usage policy. In connection with making this election, the Committee determined that the policy was (i) providing valuable and cost-effective benefits to our executives residing in a small city with limited commercial airline service and (ii) enabling our executives to travel in a manner that we believe is more expeditious than commercial airline service.

In 2006, the Compensation Committee approved restructured insurance arrangements with our executive officers that obligate us to pay premiums on the executive officers’ respective supplemental life insurance policies sufficient to provide the same death benefits available under predecessor agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost. In mid-2010, we eliminated the right of executives to receive related tax “gross-up” cash payments in amounts equal to the taxes incurred as a result of our premium payments.

Most years, we organize one of our regular board meetings and related committee meetings as a “board retreat” scheduled over a long weekend, typically in an area where we conduct operations. The spouses of our directors and executive officers are invited to attend, and we typically schedule recreational activities for those who are able and willing to participate.

We maintain a pool of several corporate apartments in Monroe, Louisiana for use by our employees based in other states who are required regularly or periodically to work in our headquarters offices in Monroe. These apartments have been more cost-effective for us than lodging these individuals in hotel rooms during their visits.

In addition, in connection with our merger with Savvis, we amended and restated Mr. Ousley’s employment agreement, which, in both its original and current form, commits us to reimburse Mr. Ousley for work-related expenses associated with commuting from his home in Sedona, Arizona, plus tax gross-ups to the extent those costs were taxable to him.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain a stock purchase plan that enables most of our employees to purchase Common Shares on attractive terms. We also maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.

Our Compensation Decision-Making Process

Role of Compensation Committee. The Compensation Committee of our Board establishes, implements, administers and monitors our executive compensation programs, subject to the Board’s oversight. Specifically, the Committee (or a subcommittee thereof) approves the compensation payable to each executive officer, as well as any other “senior officer” as defined in the Committee’s charter.

As described further below, the Compensation Committee’s compensation decision-making process requires a careful balancing of a wide range of factors, including:

•	the group and individual performance and responsibilities of our executives,

•	the competitive compensation practices of other companies,

•	the performance of our company in relation to our peers and our internal goals,

•	the risk characteristics of our compensation programs, and

•	our strategic and financial imperatives.

Except with respect to variable compensation, the Committee has not historically used quantitative formulas to determine compensation or assign weights to the various factors considered.

The Compensation Committee also establishes, implements, administers and monitors our director cash and equity compensation programs.

Since acquiring Embarq, Qwest and Savvis over the past couple of years, the Committee has focused generally on comprehensively reviewing our compensation philosophy, strategies, policies and practices to ensure they:

•	are appropriate for the larger combined company,

•	further link our pay to company performance,

•	further reflect prevailing “best practices,” and

•	reduce differences in the prior pay practices of the predecessor companies.

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

The Committee has used Hay Group as its compensation consultant since September 2010. Throughout 2011, Hay Group actively participated in the design and development of our executive compensation programs, and attended all of the Committee’s meetings. Hay Group provides no other services to us, and has no prior relationship with any of our named executive officers.

Review Process. Each year, the Committee and its consultant use benchmarking data to determine median amounts of salary, annual bonuses and equity compensation paid to executives comparable to ours. In determining how much to compensate each officer, the Committee also extensively reviews a wide range of other factors, typically including:

•	the officer’s individual performance, industry experience and particular set of skills,

•	the anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill,

•	the role the officer plays in maintaining a cohesive management team and improving the performance of others,

•	the role the officer may have played in any recent extraordinary corporate achievements,

•	the officer’s pay and performance relative to other officers and employees,

•	the officer’s prior compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs,

•	the financial community’s assessment of management’s performance, and

•	the recent and long-term performance of CenturyLink.

In assessing our performance, we typically review how various measures of our financial performance relate to amounts previously projected by us or market participants, as well as the results of peer telecommunications companies. We also assess operational benchmarks, such as our access line losses or customer growth in relation to our competitors. Although we assess each officer’s individual performance in connection with establishing all components of compensation, we typically weigh this factor more heavily for salary determinations and less heavily for incentive compensation, which tend to be allocated among the officers primarily on the basis of their level of responsibility and pay grade.

Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. These tally sheets also show the executives’ holdings of our Common Shares and accumulated unrealized gains under prior equity-based compensation awards. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the executive officers, (ii) assess the executive officers’ wealth accumulation from our compensation programs and (iii) assure that the Committee has a comprehensive understanding of our compensation programs.

Annual Bonus Procedures. With the assistance of management and its compensation consultant, the Compensation Committee sets bonus targets annually, and, under special circumstances, more frequently than annually. For several years, the Committee has administered our annual bonus program substantially in the manner outlined above under “— Annual Incentive Bonuses.” The Committee is responsible for approving for each year (i) the performance objectives, (ii) the “minimum,” “target” and “maximum” threshold levels of performance, (iii) the weighing of the performance objectives, (iv) the amount of bonus payable if the “target” level of performance is attained and (v) the finally determined amount of the bonus payments. Upon completion of the fiscal year, our actual operating results are adjusted in accordance with the Committee’s long-standing written procedures designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. Then the specific bonus payments are calculated for that fiscal year using the formulas approved the prior year by the Committee. These determinations and calculations are provided in writing to the Committee for its review and approval. Since 2010, our Internal Audit Department has reviewed these determinations and calculations.

We generally seek to base our executives’ annual cash incentive compensation principally upon our company-wide performance. Officers and managers with lower levels of responsibility typically receive incentive compensation that places a greater emphasis on individual, departmental or divisional goals.

Under our annual bonus programs, the Committee may pay the annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and prevent us from over-relying on equity grants.

Annual Equity Grant Procedures. As explained further above, annual grants of stock awards to executives are typically made during the first quarter after we publicly release our earnings. Grants of stock awards to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date. Although we are not currently granting options, we maintain policies controlling when and how option exercise prices are determined. These policies are summarized in our prior proxy statements. We award our executives with a greater proportion of their total compensation in the form of equity grants compared to more junior officers.

Role of CEO and Management in Compensation Decisions. Although the Compensation Committee is responsible for all executive compensation decisions, each year it receives the CEO’s recommendations, particularly with respect to executive salaries. The Committee, in particular, values the CEO’s input and judgment regarding:

•	the relative strengths and weakness of the other executives and their recent performance,

•	the role these executives play in achieving our operational and strategic goals,

•	internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group, and

•	the relative vulnerability of executives to job solicitations from competitors.

The Committee considers the CEO’s recommendations as one of the many factors it uses to establish compensation levels for each executive.

The CEO is also responsible for approving the annual salaries and bonuses of our non-executive officers, including approval of appropriate annual performance goals for such officers. The CEO also approves all equity compensation awards to the non-executive officers, acting under authority delegated by the Compensation Committee in accordance with our long-term incentive plans. The Committee oversees these processes and receives an annual report from the CEO.

The CEO and the executive management team recommend to the Compensation Committee and its consultant business goals used in establishing incentive compensation performance targets. In addition, our Senior Vice President, Human Resources, works closely with the Committee and its consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

Assessment of “Say on Pay” Voting Results. In May 2011, approximately 84% of the votes cast by our shareholders with respect to our “say on pay” proposal were favorable. Based on conversations with our shareholders and proxy advisory firms, we believe some of the negative votes were attributable to dissatisfaction with (i) our large severance payments during 2010 to former Embarq executives under binding contracts we assumed in connection with the Embarq merger and (ii) our August 2010 retention grants, which our Compensation Committee determined were necessary to provide adequate incentives for our key personnel to remain employed with us through the challenging and critical period of completing the Qwest merger, while at the same time integrating Embarq’s operations into ours and developing new strategic products in a challenging environment. We believe these severance payments were legally required, and these retention payments were carefully designed to safeguard us against the risk of key personnel losses. In 2011, we paid substantial amounts of cash and stock compensation to retain key executives at Savvis, who manage a growth business with which we have limited experience. We also remain subject to incumbent Qwest and Savvis agreements that entitle certain of their executives to receive severance payments if they terminate their current employment with us under certain circumstances. We intend to minimize the amounts of these future payments to the extent possible, and intend to continue our ongoing dialog with our shareholders to assist us in structuring compensation programs with broad support.

Risk Assessment. As part of its duties, the Compensation Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of equity awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

•	“claw-back” policies and award caps that provide safeguards against inappropriate behavior, and

•	bonus arrangements that are generally subject to the “negative discretion” of either the Committee (for executive officers) or senior management (for other key employees).

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

Forfeiture of Prior Compensation

For over 10 years, all recipients of our equity compensation grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the SEC copies of our form of equity incentive agreements containing these forfeiture provisions. Our 2010 Executive Officers Short-Term Incentive Plan contains substantially similar forfeiture provisions.

In addition, our Corporate Governance Guidelines authorize the Board to recover compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. In addition, certain laws enacted in 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. Additional laws enacted in 2010, which are expected to become effective in 2012, will require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.

Stock Ownership Guidelines

Under our current stock ownership guidelines, the CEO is required to beneficially own CenturyLink stock equal in market value to at least six times his annual base salary, and all other executive officers are required to beneficially own CenturyLink stock valued at least three times their annual base salary. Each executive officer has three years to attain these targets.

Under our director stock ownership guidelines, each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each outside director has five years from the date they are elected or appointed to attain this target.

For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is expected to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements

We have a long-standing practice of not providing employment agreements to our officers, and none of our long-standing executives has been granted an employment agreement. In connection with our recent mergers, however, we have assumed several employment agreements formerly granted by Embarq, Qwest or Savvis to its officers. In certain instances, we were obligated to make severance payments to certain of those officers when they terminated employment with us. As a condition of re-employing one of Embarq’s former executives, we entered into a short-term employment agreement with him in September 2010.

Tax Gross-ups

We eliminated the use of tax “gross-up” benefits in our executives’ change of control agreements and split-dollar insurance policies in 2010, and in our outside directors’ executive physical program in early 2012. Consequently, we continue to provide these tax benefits only to a limited number of our officers under legacy employment agreements that are expected to lapse over the next couple of years. Under a legacy agreement with James E. Ousley expiring on December 31, 2012, we made during the second half of 2011 (i) non-recurring tax “gross-up” payments relating to accelerated change of control benefits and (ii) tax “gross-up” payments relating to travel expense reimbursements, all of which are explained further in the Summary Compensation Table below. We do not intend to provide tax gross-up benefits in any new compensation programs.

Anti-Hedging Policy

Under our insider trading policy, our employees and directors may not:

•	purchase or sell short-term options with respect to CenturyLink shares,

•	engage in “short sales” of CenturyLink shares, or

•

engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.

Other Compensation Matters

To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of our officers. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of the shareholders, we will pursue those objectives, regardless of the attendant tax implications. In each of the last several years, we granted time-vested restricted stock that did not qualify as performance-based compensation under Section 162(m). As described further above, we also paid a small portion of our 2011 annual incentive bonuses on terms that did not comply with Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chair)	Virginia Boulet
Fred R. Nichols	William A. Owens
Harvey P. Perry

EXECUTIVE COMPENSATION

Overview

The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers and (ii) each of our three most highly compensated executive officers other than our principal executive and financial officers. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Restricted Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Glen F. Post, III Chief Executive Officer and President	2011	$1,020,800	$4,706,735	$1,224,960	$383,282	$1,218,507	$8,554,284
	2010	1,020,800	9,590,821	1,888,480	661,938	1,414,408	14,576,448
	2009	1,009,440	3,817,764	891,619	389,379	1,358,805	7,467,007
Karen A. Puckett Executive Vice President	2011	663,872	2,053,858	772,022	210,954	425,264	4,125,970
	2010	663,872	3,562,356	835,151	300,080	469,696	5,831,156
and Chief Operating Officer	2009	654,023	1,431,789	488,957	219,612	476,597	3,270,978
R. Stewart Ewing, Jr. Executive Vice	2011	598,764	1,591,731	696,306	259,685	433,133	3,579,619
	2010	598,764	2,936,202	753,245	378,544	658,390	5,325,145
President and Chief Financial Officer	2009	588,237	1,193,105	359,895	270,162	466,066	2,877,465
James E. Ousley(5)	2011	252,083	3,765,997	257,705	—	1,641,481	5,917,266
Chief Executive Officer, SAVVIS Operations, and President — Enterprise Markets Group
David D. Cole Senior Vice President —	2011	435,380	1,180,951	406,389	202,594	254,720	2,480,034
	2010	435,380	2,062,049	418,835	257,598	301,704	3,475,567
Controller and Operations Support	2009	424,853	773,200	260,074	195,604	288,981	1,942,712

(1)

The amounts shown in this column reflect the fair value of (i) awards of restricted stock made in early 2011, 2010 and 2009 in connection with our program of making annual long-term incentive compensation grants and (ii) additional awards of restricted stock made in August 2010 in connection with a retention program designed to incentivize and retain our top personnel through the completion date of the Qwest acquisition and the initial integration period thereafter. In all such instances, the fair value of the award has been determined as of the date of grant under FASB ASC Topic 718 (formerly SFAS 123(R)). Subject to limited exceptions, we value time-vested restricted shares using a 15-day volume-weighted average price. In 2010 and 2011, a portion of the shares of restricted stock granted to each named executive (other than Mr. Ousley) were performance-based restricted shares, which are valued as of the grant date based on probable outcome using Monte Carlo simulations. The aggregate value of the restricted stock awards granted to these named executive in 2011, measured as of the grant date using a 15-day volume-weighted average price and assuming maximum performance of his or her performance-based restricted shares, would be as follows: Mr. Post, $6,600,000, Ms. Puckett, $2,880,000, Mr. Ewing, $2,232,000, and Mr. Cole, $1,656,000. See footnote 9 titled “Share-based Compensation” of the notes to our audited financial statements included in Appendix B for an explanation of material assumptions that we used to calculate the fair value of these stock awards.
(2)	The amounts shown in this column reflect (i) cash payments made under our annual incentive bonus plans for actual performance in the respective years and (ii) the portion of Ms. Puckett’s, Mr. Ewing’s and Mr. Cole’s August 2010 deferred cash award that was paid during 2011. For additional information on the most recent bonus payments, see “— Incentive Compensation and Other Awards — 2011 Awards” below.
(3)	Reflects the net change during each of the years reflected in the present value of the executives’ accumulated benefits under the defined benefit plans discussed under “— Pension Benefits.”
(4)	The amounts shown in this column are comprised of (i) the payment of cash in lieu of previously-offered perquisites for the six months ended June 30, 2009, when these cash payments were terminated, (ii) reimbursements for the cost of an annual physical examination, (iii) personal use of our aircraft, (iv) contributions or other allocations to our defined contribution plans, (v) the payment of premiums on life insurance policies, (vi) cash payments to compensate the executives for any taxes incurred upon receipt of such life insurance premium payments (which is a benefit that was terminated as of January 1, 2011), (vii) the value of dividends paid on the executives’ unvested restricted stock (which is a benefit that was fully phased out by the end of 2011), and (viii) travel expenses pertaining to Mr. Ousley, in each case for and on behalf of the named officers as follows:

Name	Year	Cash Allowance	Physical Exam	Aircraft Use	Contributions to Plans	Life Insurance Premiums Paid	Tax Reimbursement Payments	Restricted Stock Dividends	Travel Expenses	Total
Mr. Post	2011	$—	$3,201	$20,846	$102,021	$191,599	$—	$900,839	$—	$1,218,507
	2010	—	3,264	6,940	74,926	191,599	129,606	1,008,073	—	1,414,408
	2009	18,763	2,290	11,500	76,528	213,316	144,297	892,111	—	1,358,805
Ms. Puckett	2011	—	3,469	—	51,572	71,301	—	298,922	—	425,264
	2010	—	—	2,420	3,064	42,531	28,770	392,911	—	469,696
	2009	15,280	2,891	3,525	45,931	44,258	29,938	334,774	—	476,597
Mr. Ewing	2011	—	—	—	47,436	131,343	—	254,355	—	433,133
	2010	—	—	—	37,425	175,655	118,821	326,489	—	658,390
	2009	15,280	3,124	4,350	38,214	75,304	50,939	278,855	—	466,066
Mr. Ousley	2011	—	—	—	8,250	3,810	1,329,880	274,379	25,162	1,641,481
Mr. Cole	2011	—	—	—	29,981	56,825	—	167,914	—	254,720
	2010	—	—	—	27,148	33,896	22,929	217,731	—	301,704
	2009	15,280	—	5,400	27,547	35,531	24,035	181,188	—	288,981

The amounts shown in the chart above do not reflect any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Other Benefits – Perquisites.”
(5)

James E. Ousley was named as Chief Executive Officer, Savvis Operations, on July 15, 2011 in connection with the closing of the Savvis merger. Prior to such date, Mr. Ousley served as the chief executive officer of Savvis. Except as otherwise expressly provided herein to the contrary, the tables above and the accompanying disclosures below reflect only compensation paid by CenturyLink to Mr. Ousley since July 15, 2011. The amount reported in “Non-Equity Incentive Plan Compensation” reflects the actual bonus paid to Mr. Ousley under the CenturyLink annual incentive bonus plan for five and a half months in 2011 during which he was a CenturyLink officer. In addition, following the merger, we paid Mr. Ousley $1,311,411 of tax “gross-up” payments designed to reimburse him for taxes that were triggered by the partial acceleration of his outstanding equity awards in connection with the merger, which is included under “All Other Compensation.” Under his employment agreement, we reimburse Mr. Ousley for his work-related expenses associated with commuting from his home in Sedona, Arizona, and also reimburse his tax liability for those costs. During the five and a half months of 2011 when Mr. Ousley was a CenturyLink officer, those travel costs were $25,162 (plus a $18,469 tax gross-up), all of which are reflected under “All Other Compensation.” The Summary Compensation Table excludes certain amounts paid to Mr. Ousley after the merger with respect to compensation awarded to Mr. Ousley before the merger, including the payment of $482,998 for his bonus earned during the first six and a half months of 2011 under Savvis’ annual incentive plan.

Incentive Compensation and Other Awards

2011 Awards. The table and discussion below summarizes:

•

the range of potential payouts under incentive bonus awards that (i) were granted to each named officer other than James E. Ousley in June 2011 with respect to performance during the last nine months of 2011 and (ii) were granted to Mr. Ousley in September 2011 with respect to performance during the last five and a half months of 2011, and

•

grants of (i) time-vested restricted stock and the range of potential payouts under grants of performance-based restricted stock, in each case made to each named officer other than James E. Ousley during 2011 as long-term incentive compensation, and (ii) time-vested restricted stock made to Mr. Ousley in October 2011 as long-term compensation.

Grants of Plan-Based Awards

Name	Type of Award and Grant Date(1)	Range of Payouts Under 2011 Non- Equity Incentive Plan Awards(2)			Estimated Future Share Payouts Under Equity Incentive Plan Awards(3)			All other Stock Awards: Unvested Shares (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glen F. Post, III	Annual Bonus	$638,000	$1,276,000	$2,552,000	—	—	—	—	$—
	T-V Grant (5/31/11)	—	—	—	—	—	—	52,707	2,199,990
	P-B Grant (5/31/11)	—	—	—	26,354	52,707	105,414	—	2,506,745
Karen A. Puckett	Annual Bonus	282,146	564,291	1,128,583	—	—	—	—	—
	T-V Grant (5/31/11)	—	—	—	—	—	—	22,999	959,978
	P-B Grant (5/31/11)	—	—	—	11,500	23,000	46,000	—	1,093,880
R. Stewart Ewing, Jr.	Annual Bonus	254,475	508,949	1,017,899	—	—	—	—	—
	T-V Grant (5/31/11)	—	—	—	—	—	—	17,824	743,974
	P-B Grant (5/31/11)	—	—	—	8,913	17,825	35,650	—	847,757
James E. Ousley	Annual Bonus	140,058	280,115	560,230	—	—	—	—	—
	T-V Grant (10/7/11)	—	—	—	—	—	—	114,852	3,765,997
David D. Cole	Annual Bonus	141,498	282,997	565,994	—	—	—	—	—
	T-V Grant (5/31/11)	—	—	—	—	—	—	13,224	551,970
	P-B Grant (5/31/11)	—	—	—	6,613	13,225	26,450	—	628,981

(1)	“T-V” means “Time-Vested” and “P-B” means “Performance-Based.”
(2)	These columns provide information on the potential bonus payouts approved with respect to 2011 performance. For information on the actual amounts paid based on 2011 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further below, the failure to meet the “minimum” threshold levels of performance would result in no annual bonus payment.
(3)	Represents performance-based shares of restricted stock granted on May 31, 2011 to each named executive other than Mr. Ousley, as described in greater detail below.
(4)	Represents time-vested shares of restricted stock granted during 2011, as described in greater detail below.
(5)	Calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123 (R)). During 2011, we valued restricted shares using (i) a 15-day volume-weighted average price of our stock for all time-vested shares issued to our named officers other than Mr. Ousley, (ii) the closing price of our stock on the grant date for time-vested shares issued to Mr. Ousley and (iii) values derived based on probable outcomes using Monte Carlo simulations for all performance-based restricted shares issued to our named officers. See Note 1 to the Summary Compensation Table above for more information.

Terms of 2011 Restricted Stock Awards.

May 31, 2011 Awards to Executives. The restricted stock issued to our executive officers on May 31, 2011 consisted of awards of time-vested restricted stock and performance-based restricted stock.

For each named officer, the shares of time-vested restricted stock will vest in three equal installments on May 31 of 2012, 2013, and 2014, subject to the named officer’s continued employment with us.

For each named officer, the performance-based restricted shares will, subject to the named officer’s continued employment, vest on May 31, 2014, based on our three-year total shareholder return for 2011, 2012 and 2013, as measured against total shareholder return of the S&P 500 companies for the same three-year period.

In addition to the vesting described above, all of these time-vested restricted shares and performance-based restricted shares also vest upon the death or disability of the named officer, and some or all of these shares may under certain circumstances vest or remain subject to future vesting upon the retirement of the named officer at his or her early or normal retirement age. In addition, upon certain terminations of employment following a change of control of the Company, the time-vested restricted shares will vest and the performance-based restricted shares will remain subject to future vesting, all as described in greater detail under “— Potential Termination Payments.”

In the preceding “Grants of Plan-Based Awards” table, the number of performance-based restricted shares listed under the “target” column for each named executive officer represents the number of shares actually granted to that officer and that will vest if we perform at the targeted performance level, which is attaining total shareholder return over the three-year performance period equal to the 50th percentile of the total shareholder return of the companies comprising the S&P 500 Index for the same three-year period. Each named executive officer has the opportunity to receive a greater or lesser number of shares depending on our total shareholder return in relation to that of the S&P 500 companies, as illustrated further below:

Performance Level	Company’s Percentile Rank	Payout as % of Target Award
Maximum	≥ 75th percentile	200%
Target	50th percentile	100%
Threshold	25th percentile	50%
Below Threshold	< 25th percentile	0%

Amounts will be prorated if our rank is between (i) the threshold and the target amounts or (ii) the target and the maximum amounts. In no event, however, will more than 100% of the shares vest if our total shareholder return for the three-year period is negative. Any contingent right of a named executive officer to receive more than the number of shares actually granted are treated by us as restricted stock units under the terms of the CenturyLink 2011 Equity Incentive Plan.

October 7, 2011 Awards to Mr. Ousley. The restricted stock issued to Mr. Ousley on October 7, 2011 consisted of time-vested restricted stock. Mr. Ousley’s shares of time-vested restricted stock will vest on December 31, 2012, subject to Mr. Ousley’s continued employment with us. Mr. Ousley’s time-vested restricted shares will also vest upon his death or disability, and all of these shares may under certain circumstances vest upon his retirement. In addition, upon certain terminations of employment following a change of control of the Company, all such shares will vest, as described in greater detail under “— Potential Termination Payments”.

Other Terms of Awards. All dividends related to the above-described time-vested and performance-based restricted shares will be paid to the holder only upon the vesting of such shares. Unless and until forfeited, these shares may be voted by the named executive officers.

All of these above-described restricted shares are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. See “— Potential Termination Payments.”

Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2011.

Outstanding Equity Awards at December 31, 2011(1)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards(3)		All Other Stock Awards
Name	Exercisable (#)		Unexercisable (#)(2)			Unvested Shares (#)	Market Value of Unvested Shares ($)	Unvested Shares (#)(4)	Market Value of Shares that Have Not Vested
Glen F. Post, III	200,000		—	$45.90	2/26/2017	—	$—	11,700	$435,240
						—	—	50,956	1,895,563
						—	—	48,833	1,816,588
						63,200	2,351,040	42,134	1,567,385
						—	—	127,317	4,736,192
						52,707	1,960,700	52,707	1,960,700
Karen A. Puckett	75,000		—	45.90	2/26/2017	—	—	4,400	163,680
						—	—	19,110	710,892
						—	—	18,314	681,281
						27,579	1,025,939	18,386	683,959
							—	38,296	1,424,611
						22,999	855,563	22,999	855,563
R. Stewart Ewing, Jr.	22,500	(5)	—	28.34	2/25/2014	—	—	3,660	136,152
	62,100	(5)	—	33.40	2/17/2015	—	—	15,924	592,373
	62,500		—	35.41	2/20/2016	—	—	15,261	530,063
	62,500		—	45.90	2/26/2017	21,373	795,076	14,249	530,063
						—	—	34,541	1,284,925
						17,824	663,053	17,825	663,090
James E. Ousley	5,131		—	30.41	5/14/2014	—	—	189,226	7,039,244
	5,131		—	28.39	5/30/2016	—	—	81,305	3,024,546
	246,972		—	16.18	3/8/2020	—	—	33,547	1,247,948

David D. Cole	40,500		—	45.90	2/26/2017	—	—	2,400	89,280
						—	—	10,320	383,904
						—	—	9,890	367,908
						15,858	589,918	10,572	393,278
						—	—	22,400	833,280
						13,224	491,970	13,225	493,086

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2011. Some of the options or restricted stock listed above may have vested, become exercisable or been exercised since such date.
(2)	Our options generally vest at a rate of one-third per year over the first three years of the ten-year option term. Our options expiring in 2014 and 2015 vested one-third immediately with the remainder vesting over the following two years. Also, in late 2005, the Company accelerated the vesting of all then-outstanding options. In addition, our options accelerate and become immediately exercisable in full upon a change of control of CenturyLink or if the recipient dies, becomes disabled or retires.
(3)	Represents the performance-based portion of the restricted shares granted on March 8, 2010 and May 31, 2011. The chart above assumes that we will perform at “target” levels such that all performance-based shares granted to each named executive will vest fully. See “— 2011 Awards” above.
(4)	All shares listed under this column with a grant date preceding 2009 are shares of restricted stock that generally vest at a rate of 20% per year during the first five years after their grant date. All shares listed under this column with a 2009, 2010 or 2011 grant date are shares of restricted stock that generally vest at a rate of one-third per year during the first three years after that grant date, except that Mr. Ousley’s restricted stock granted on October 7, 2011 vests on December 31, 2012, as described further herein. In addition, vesting of our restricted stock accelerates upon a change of control of CenturyLink or upon termination of the officer’s employment as a result of death or disability, or, if permitted by the Compensation Committee, retirement or termination by CenturyLink, subject to certain exceptions.
(5)	In 2006, Mr. Ewing transferred to his ex-wife options entitling her to purchase up to 185,000 Common Shares in the aggregate, of which 121,000 options have been exercised as of December 31, 2011.

2011 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2011 in connection with the exercise of options and the vesting of restricted stock.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Glen F. Post, III	—	—	118,777	$4,811,346
Karen A. Puckett	—	—	45,861	1,857,138
R. Stewart Ewing, Jr.	—	—	37,667	1,525,553
James E. Ousley(2)	—	—	—	—
David D. Cole	—	—	25,135	1,017,692

(1)	Based on the closing price of the Common Shares on the applicable exercise or vesting date.
(2)	Limited to equity awards granted to Mr. Ousley by CenturyLink since his commencement of service on July 15, 2011.

Pension Benefits

Amount of Benefits. The following table and discussion summarizes pension benefits payable to the named officers under (i) our retirement plan qualified under Internal Revenue Code Section 401(a), which permits most of our employees (including officers) who have completed at least five years of service to receive pension benefits upon attaining early or normal retirement age, and (ii) our nonqualified supplemental plan, which is designed to pay supplemental retirement benefits to officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these defined benefit plans below as our Qualified Plan and our Supplemental Plan, respectively.

Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
Glen F. Post, III	Qualified Plan	13	$1,431,145	$—
	Supplemental Plan	13	1,488,965	—
Karen A. Puckett	Qualified Plan	12	814,841	—
	Supplemental Plan	12	556,352	—
R. Stewart Ewing, Jr.	Qualified Plan	13	1,509,906	—
	Supplemental Plan	13	613,855	—
David D. Cole	Qualified Plan	13	1,126,530	—
	Supplemental Plan	13	277,908	—

(1)	James E. Ousley does not participate in either our Qualified Plan or our Supplemental Plan.
(2)	In accordance with our plans and practices, these figures correspond to the named officers’ tenure at CenturyLink and its predecessors, unless otherwise noted in the discussion below.
(3)	These figures represent accumulated benefits as of December 31, 2011 (assuming the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65), discounted from the normal retirement age to December 31, 2011 using discount rates ranging between 5.5% to 6.0%. See Note 8 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix B for additional information.

CenturyLink Pension Plans. With limited exceptions, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit continues to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of a participant’s total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his compensation subject to Social Security taxes, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation. Effective December 31, 2010, the Qualified Plan and Supplemental Plan were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 is scheduled to increase 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both of these CenturyLink retirement plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the pension benefits described above are provided through separate plans, we reserve the right to transfer benefits from the Supplemental Plan to the Qualified Plan to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to the Qualified Plan directly offsets the value of benefits in the Supplemental Plan. In 2005, 2006 and 2007, we transferred pension benefits to the Qualified Plan, the incremental value of which will be payable to the recipients in the form of enhanced annuities or supplemental benefits. The enhanced annuities are not part of the normal retirement benefit and were not impacted by the plan freeze.

The normal form of benefit payment under both of the CenturyLink retirement plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.

The normal retirement age is 65 under the Qualified Plan and the Supplemental Plan. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the early retirement provisions of our pension plans, copies of which are filed with the SEC.

Glen Post and Stewart Ewing are currently eligible for early retirement under the Qualified Plan and Supplemental Plan.

Prior to 2008, we maintained a nonqualified supplemental executive retirement plan. In early 2008 we discontinued this plan by freezing future benefit accruals and permitting participants to receive in January 2009 a lump sum distribution of the present value of their accrued plan benefits. Each of the named officers received a lump sum payment in January 2009, and none has any remaining benefits under this plan.

Deferred Compensation

The following table and discussion provides information on our Supplemental Dollars & Sense Plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.

Non-Qualified Deferred Compensation

Name(1)	Aggregate Balance at December 31, 2010	Executive Contributions in 2011(2)	CenturyLink Contributions in 2011(3)	Aggregate Earnings in 2011(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011
Glen F. Post, III	$1,501,849	$216,242	$94,509	$(35,770)	—	$1,776,830
Karen A. Puckett	604,618	83,813	48,891	(7,672)	—	729,650
R. Stewart Ewing, Jr.	489,621	65,772	38,860	15,359	—	609,612
David D. Cole	392,115	55,186	23,018	(2,950)	—	467,369

(1)	James E. Ousley does not participate in this plan.
(2)	All of these amounts in this column reflect contributions by the officer of salary paid in 2011 and reported as 2011 salary compensation in the Summary Compensation Table.
(3)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2011 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”
(4)	Aggregate earnings in 2011 include interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

Under our Supplemental Dollars & Sense Plan, certain of our senior officers may defer up to 25% of their salary in excess of the federal limit on annual contributions to qualified 401(k) plans. For every dollar that participants contribute to this plan up to 6% of their excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2011 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us may be invested by the participants in the same broad array of money market and mutual funds offered under our qualified 401(k) plan. Participants may change their investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us.

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink.

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

•	salary and unused vacation pay through the date of termination, payable immediately in cash

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	benefits held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees terminated by us without cause prior to a change of control are also entitled to:

•	exercise all vested options within 190 days of the termination date

•	keep all unvested time-vested restricted stock if approved by our Compensation Committee

•

if the termination qualifies as a layoff, (i) a cash severance payment in the amount described under “Compensation Discussion and Analysis — Other Benefits — Reduction in Force Benefits,” (ii) receipt of their annual target incentive bonus, and (iii) outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested time-vested restricted stock (which is unlikely to be granted).

Payments Made Upon Retirement. Employees who retire in conformity with our retirement policies are entitled to:

•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	keep all unvested time-vested restricted stock if approved by our Compensation Committee

•	payment of their annual target incentive bonus

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “— Payments Made Upon All Terminations.”

In addition, an employee who retires from the Company will continue to vest in his or her unvested performance-based restricted stock for the remainder of the applicable performance period. If the employee takes early retirement, this continued vesting opportunity only applies to a reduced pro rata number of unvested shares, based on the number of days he or she was employed during the performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their time-vested restricted stock, whether vested or unvested

•	payment of their annual target incentive bonus

•

continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•

all of the benefits described under the heading “— Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation, (ii) receive such officer’s currently pending bonus, and (iii) continue to receive, subject to certain exceptions, certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements” for (i) a description of the benefits under our prior and current change of control agreements and (ii) information on the benefits payable to James E. Ousley under an employment agreement that we assumed, and subsequently amended, in connection with our acquisition of Savvis.

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink. The definition of “change of control” under Mr. Ousley’s amended employment agreement is substantially similar.

The above-referenced agreements provide the benefits described above if we terminate the officer without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.” Except as otherwise described under such heading, all of the severance arrangements for our executives are substantially similar. We have filed copies or forms of these agreements with the SEC.

In the event of a change in control of CenturyLink, our pre-2011 benefit plans generally provide, among other things, that all restrictions on outstanding restricted stock will lapse and all outstanding stock options will become fully exercisable. In addition, participants in the supplemental defined benefit plan whose service is terminated within two years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our 2011 Equity Incentive Plan, incentives granted thereunder will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. We do not intend to provide in the future for any such accelerated recognition of benefits upon a change of control, unless the holder of incentives is also terminated by us without cause or resigns with good reason.

Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current executives named below were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

As a result of our recent mergers, each of our executives named below is currently entitled to severance benefits if we terminate the officer without cause or the officer resigns with “good reason”. See “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.”

Potential Termination Payments

		Type of Termination of Employment(1)
Name	Type of Termination Payment(2)	Retirement(3)	Disability	Death	Termination Upon a Change of Control(4)
Glen F. Post, III	Annual Bonus	$1,276,000	$1,276,000	$1,276,000	$1,276,000
	Equity Awards(5)	15,327,838	17,269,631	17,269,631	17,269,631
	Pension and Welfare(6)	—	—	—	649,800
	Cash Severance(7)	—	—	—	6,706,999

		$16,603,838	$18,545,631	$18,545,631	$25,902,430

Karen A. Puckett	Annual Bonus	$—	$818,191	$818,191	$818,191
	Equity Awards(5)	—	6,639,881	6,639,881	6,639,881
	Pension and Welfare(6)	—	—	—	142,800
	Cash Severance(7)	—	—	—	3,194,428

		$—	$7,458,072	$7,458,072	$10,795,300

R. Stewart Ewing, Jr.	Annual Bonus	$646,921	$646,921	$646,921	$646,921
	Equity Awards(5)	4,760,476	5,417,150	5,417,150	5,417,150
	Pension and Welfare(6)	—	—	—	336,700
	Cash Severance(7)	—	—	—	2,721,671

		$5,407,397	$6,064,071	$6,064,071	$9,122,442

James E. Ousley	Annual Bonus	$—	$605,000	$605,000	$605,000
	Equity Awards(5)	11,394,395	11,394,395	11,394,395	11,394,395
	Pension and Welfare(6)	—	—	—	22,857
	Cash Severance(7)	—	—	—	825,000

		$11,394,395	$11,999,395	$11,999,395	$12,847,252

David D. Cole	Annual Bonus	$—	$408,510	$408,510	$408,510
	Equity Awards(5)	—	3,778,525	3,778,525	3,778,525
	Pension and Welfare(6)	—	—	—	764,700
	Cash Severance(7)	—	—	—	1,822,941

		$—	$4,187,035	$4,187,035	$6,774,676

(1)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2011. The closing price of the Common Shares on such date was $37.20. The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.
(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.
(3)	Of the named officers, only Messrs. Post and Ewing are eligible to retire early under CenturyLink’s defined benefit pension plans described above under the heading “Executive Compensation — Pension Benefits.” The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2011, Messrs. Post and Ewing would have been entitled to monthly annuity payments of approximately $20,028.51 and $14,139.16, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see the other footnotes below.

(4)	The information in this column assumes each named officer became entitled at December 31, 2011 to the benefits under CenturyLink’s agreements in existence on such date described above under “— Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with “good reason”. As described further under such heading, some of these benefits will accrue immediately upon a change of control, regardless of whether the officer’s employment terminates. All amounts are based on several assumptions.
(5)	The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of his or her stock options and restricted stock caused by the termination of employment (or, in certain cases, a change of control), based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve the acceleration of such restricted stock in the event of the early retirement of Messrs. Post or Ewing or the retirement of Mr. Ousley.
(6)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2011. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “— Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “— Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.
(7)	The information in this row excludes, in the case of disability or death, payments made by insurance companies. For each of Ms. Puckett and Messrs. Ewing and Cole, this amount includes the accelerated payment of the last installment of his or her August 23, 2010 deferred cash retention award, which are described further under “Compensation Discussion and Analysis — Retention Grants.”

DIRECTOR COMPENSATION

Overview. The table and the discussion below summarizes how we compensated our outside directors in 2011.

2011 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total
Charles L. Biggs(4)	$70,000	$100,000	$4,705	$174,705
Virginia Boulet	121,500	100,000	11,585	233,085
Peter C. Brown	101,500	100,000	10,234	211,734
Richard A. Gephardt	79,500	100,000	10,234	189,734
W. Bruce Hanks	134,000	100,000	19,760	253,760
Gregory J. McCray	108,500	100,000	11,585	220,085
C. G. Melville, Jr.	118,500	100,000	11,585	230,085
Edward A. Mueller(4)	65,500	100,000	—	165,500
Fred R. Nichols	109,500	100,000	11,585	221,085
William A. Owens	103,500	300,000	14,509	418,009
Harvey P. Perry	194,000	100,000	16,585	310,585
Michael J. Roberts(4)	65,000	100,000	4,705	169,705
Laurie A. Siegel	99,000	100,000	10,234	209,234
James A. Unruh(4)	67,500	100,000	4,705	172,205
Joseph R. Zimmel	98,500	100,000	11,585	210,085

(1)	The amounts shown in this column reflect the fair value of these awards on the date of grant determined under FASB ASC Topic 718 (formerly SFAS 123(R)). These grants vest over three-year periods (subject to accelerated vesting in certain limited circumstances), except that Mr. Owens received a grant of $200,000 for serving as Chairman of the Board that will vest on May 31, 2012. See “— Cash and Stock Payments.”

(2)	The following table sets forth, for each outside director, the total number of outstanding shares of unvested restricted stock and stock options held by them as of December 31, 2011 (excluding equity awards granted to certain of the individuals listed below prior to their commencement of service on our board following the Qwest merger):

Name	Unvested Restricted Stock	Stock Options
Charles L. Biggs	2,396	—
Virginia Boulet	5,588	—
Peter C. Brown	5,416	—
Richard A. Gephardt	5,416	—
W. Bruce Hanks	5,588	—
Gregory J. McCray	5,588	—
C. G. Melville, Jr.	5,588	—
Edward A. Mueller	2,396	—
Fred R. Nichols	5,588	—
William A. Owens	10,208	—
Harvey P. Perry	5,588	—
Michael J. Roberts	2,396	—
Laurie A. Siegel	5,416	—
James A. Unruh	2,396	—
Joseph R. Zimmel	5,588	13,667

(3)	Includes (i) the amount of dividends paid on unvested stock (which is a benefit that has been discontinued) and (ii) reimbursements for the cost of an annual physical examination, as follows:

Name	Dividends on Unvested Restricted Stock	Physical Exam Reimbursement	Total
Charles L. Biggs	$4,705	$—	$4,705
Virginia Boulet	11,585	—	11,585
Peter C. Brown	10,234	—	10,234
Richard A. Gephardt	10,234	—	10,234
W. Bruce Hanks	16,227	3,533	19,760
Gregory J. McCray	11,585	—	11,585
C. G. Melville, Jr.	11,585	—	11,585
Edward A. Mueller	—	—	—
Fred R. Nichols	11,585	—	11,585
William A. Owens	14,509	—	14,509
Harvey P. Perry	11,585	5,000	16,585
Michael J. Roberts	4,705	—	4,705
Laurie A. Siegel	10,234	—	10,234
James A. Unruh	4,705	—	4,705
Joseph R. Zimmel	11,585	—	11,585

The amounts reflected above for physical exam reimbursements include travel expenses and payments made to compensate the directors for taxes payable as a result of receiving such reimbursements. Except as otherwise noted in this footnote, the chart above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.”
(4)	On April 1, 2011, Messrs. Biggs, Mueller, Roberts and Unruh ceased serving as directors of Qwest and commenced service on our board. The term of Messrs. Biggs, Mueller and Unruh will end at the meeting. See “Election of Directors.”

In late 2011, the Compensation Committee concluded that our director compensation lagged the median compensation paid to directors at peer companies, based on survey data compiled by the Committee’s independent consultant. Based on this data, the Board approved increases in November 2011 in the cash and equity compensation payable to our outside directors. In early 2012, management recommended that they receive no increases in their compensation, even though their compensation was lower than the 50th percentile compensation levels of peer executives. In connection with accepting this recommendation, the Board elected to defer implementation of the previously-authorized increases in the outside directors’ cash compensation. The Board intends to keep this deferral in place until such time as it determines that it is appropriate to implement the previously-authorized increases in cash compensation.

Cash and Stock Payments.

Each director who is not employed by us (whom we refer to as outside directors or non-management directors) is paid an annual fee plus additional amounts for attending various other board or committee meetings. These fees are summarized below:

	Current Rate(1)	New Rate (Deferred)(1)
Annual fee	$50,000	$65,000
Fee for attending each regular board meeting	2,000	2,000
Fee for attending each special board meeting(2)	2,500	2,000
Fee for attending each committee meeting	1,500	2,000
Fee for attending separate director education programs	2,500	2,000

(1)	For further information, see “— Overview.”
(2)	Includes each day of the Board’s annual planning session.

Currently, the Chairman of the Board receives supplemental board fees at the rate of $200,000 per year payable in shares of restricted stock. The restricted stock issued to the Chairman on May 31, 2011 vests May 31, 2012, subject to accelerated vesting under certain limited circumstances. The Chairman’s duties are set forth in our Corporate Governance Guidelines. See “Corporate Governance.”

Currently, Harvey Perry, in his capacity as non-executive Vice Chairman of the Board, receives supplemental board fees at the rate of $100,000 cash per year. The Vice Chairman’s current duties include, among others, (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.

We pay supplemental board fees to the chairs of each of our committees. These annual supplemental board fees are summarized below:

	Current Rate(1)	New Rate (Deferred)(1)
Chair of Audit Committee	$20,000	$25,000
Chair of Compensation Committee	10,000	18,750
Chair of Nominating Committee	10,000	15,000
Chair of Risk Evaluation Committee	10,000	12,500

(1)	For further information, see “— Overview.”

During 2011 the Compensation Committee authorized each outside director to receive shares of Restricted Stock valued at $100,000 (based on the average closing price of the Common Shares during the 15 trading day period preceding the date of issuance) that vest over a three-year period. Based on changes approved by the Board on November 15, 2011, the Compensation Committee authorized in early 2012 a grant valued at $115,000 that vests after one year, payable to each outside director serving on the day after our 2012 annual meeting.

Other Benefits. Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses and the estimated income taxes incurred by the director in connection with receiving these medical reimbursement payments. In February 2012, we eliminated the right of each outside director to be reimbursed for the estimated income taxes incurred by such director in connection with receiving these medical reimbursement payments.

Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Directors may use our aircraft in connection with company-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. None of our directors have used this charter service since 2007.

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2006 to December 31, 2011, in each case assuming (i) the investment of $100 on January 1, 2007 at closing prices on December 31, 2006, and (ii) reinvestment of dividends.

	December 31,
	2006	2007	2008	2009	2010	2011
CenturyLink	$100.00	$95.50	$67.23	$97.19	$133.65	$116.21
S&P 500 Index	100.00	105.49	66.47	84.06	96.74	98.76
S&P Telecom Index(1)	100.00	118.10	88.44	94.13	111.84	120.90

(1)

The S&P Integrated Telecommunication Services Index consists of AT&T Inc., CenturyLink, Frontier Communications Corporation, Verizon Communications and Windstream Corporation. The index is publicly available.

TRANSACTIONS WITH RELATED PARTIES

Recent Transactions

In exchange for integration consulting services rendered to us in 2011, we paid fees of approximately $246,000 to Gephardt Group Labor Advisory, LLC. Richard A. Gephardt, one of our directors, is the Chief Executive Officer and President, and a principal, of Gephardt Group Labor Advisory, LLC.

During 2011 we paid Michael S. Mueller, a senior portfolio manager at Savvis, total gross compensation of approximately $243,585, consisting of approximately $156,600 in salary, $31,300 in annual incentive bonuses and restricted stock with a grant date fair value of $55,685. Mr. Mueller is the son of Edward A. Mueller, a director of ours since April 1, 2011, and has been an employee of Savvis since July 21, 2008.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, none of them (other than Michael S. Mueller) earn compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our director of internal audit distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2011, (i) William E. Cheek filed late a Form 4 in connection with vesting of his restricted shares, (ii) Dennis G. Huber filed late two Form 4s in connection with sales of his Common Shares, (iii) James E. Ousley filed late a Form 4 in connection with his October 2011 equity grant, and (iv) Edward A. Mueller filed an incomplete Form 4 that was amended and re-filed two days late in connection with a sale of his Common Shares.

ADDITIONAL INFORMATION ABOUT THE MEETING

Quorum

Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

Vote Required to Elect Directors

Our bylaws provide that each of the four director nominees will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the four directors fails to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his or her resignation to the Board for its consideration.

Vote Required to Adopt Other Proposals at the Meeting

With respect to all other items submitted to a vote, the affirmative vote of the holders of (i) a majority of the outstanding Voting Shares is required to approve the declassification charter amendments, (ii) two-thirds of the Voting Shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the authorized stock charter amendment and (iii) a majority of the Voting Shares present in person or represented by proxy and entitled to vote at the meeting is required to approve each of the other items submitted to a vote.

Effect of Abstentions

Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being cast, present or represented for purposes of such vote. Your abstention from voting with respect to the declassification charter amendments will have the same effect as a vote against that proposal. Because all other matters must be approved by a specified percentage of the votes cast or Voting Shares present or represented at the meeting, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting will be counted as present for purposes of constituting a quorum to organize the meeting.

Effect of Non-Voting

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted against the shareholder proposals and in favor of all other items. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only to the extent specified below.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on matters considered to be “routine” when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the authorized stock charter amendment and the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to any of the other matters submitted to a vote. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not present or cast with respect to considering such matter. Broker non-votes with respect to the declassification charter amendments will have the same effect as a vote against that proposal. Because all other matters to be considered at the meeting must be approved by a specified percentage of the votes cast or Voting Shares present or represented at the meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.

Voting by Participants in Our Benefit Plans

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, Embarq or Qwest, then you will receive a separate voting instruction card that will enable you to direct the voting of these shares. This voting instruction card entitles you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should complete and return the voting instruction card in accordance with its instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

Cost of Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $15,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Other Matters Considered at the Meeting

Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described below in “Other Matters — Shareholder Nominations and Proposals”) other than the shareholder proposals described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

Postponement or Adjournment of the Meeting

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

OTHER MATTERS

Shareholder Nominations and Proposals

In order to be eligible for inclusion in our 2013 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received by our Secretary by December 11, 2012, and must comply with applicable federal proxy rules. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in our proxy materials. In general, notice must be received by our Secretary between November 24, 2012 and February 22, 2013 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2013 annual meeting is more than 30 days earlier or later than May 23, 2013, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”

Annual Financial Report

Appendix B includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2011 that we filed with the Securities and Exchange Commission on February 28, 2012. In addition, we have provided you with a copy of or access to a separate booklet titled 2011 Review and CEO’s Message. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.envisionreports.com/ctl.

By Order of the Board of Directors

Stacey W. Goff

Secretary

Dated: April 10, 2012

APPENDIX A

to Proxy Statement

Proposed Declassification

Charter Amendments

If the Declassification Charter Amendments are adopted, Sections A, B and C of Article IV of our restated articles of incorporation would be amended and restated as follows:*

ARTICLE IV

Directors

A. Number of Directors. The business and affairs of this Corporation shall be managed under the direction of the Board of Directors. The number of directors comprising the Board of Directors of this Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock voting separately) shall be ~~14 unless otherwise~~ determined from time to time by resolution adopted by the affirmative votes of both (i) 80% of the directors then in office and (ii) a majority of the Continuing Directors (as defined in Article V(D)), voting as a separate group, provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

~~B. Classification. The Board of Directors, other than those who may be elected by the holders of any one or more series of Preferred Stock voting separately, shall be divided, with respect to the time during which they shall hold office, into three classes, designated Class I, II and III, as nearly equal in number as possible. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.~~

B. Term. All directors elected by shareholders at and after the 2012 annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Directors whose terms do not expire at the 2012 annual meeting of shareholders shall hold office until the annual meeting for the year in which the director’s term expires and until their successors are duly elected and qualified.

C. Vacancies. Except as provided in Article IV(G) hereof, any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the Board of Directors, acting by vote of both (i) a majority of the directors then in office and (ii) a majority of all the Continuing Directors, voting as a separate group, and any director so appointed shall serve until the next shareholders’ meeting held for the election of directors ~~of the class to which he shall have been appointed~~ and until his successor is duly elected and qualified.

*	New language is shown in bold face type; removed language is shown as being stricken.

A-1

APPENDIX B

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2011

INDEX TO FINANCIAL ANNUAL REPORT

December 31, 2011

The materials included in this Appendix B are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2011. which we filed with the Securities and Exchange Commission on February 28, 2012. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix B refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively. The following table sets forth the high and low reported sales prices on the NYSE along with the quarterly dividends, for each of the quarters indicated.

	Sales prices		Dividend per common share
	High	Low
2011
First quarter	$46.78	39.45	.725
Second quarter	43.49	38.66	.725
Third quarter	41.32	31.75	.725
Fourth quarter	38.01	31.16	.725

2010
First quarter	$37.00	32.98	.725
Second quarter(1)	36.73	14.16	.725
Third quarter	40.00	32.92	.725
Fourth quarter	46.87	39.18	.725

(1)	During the widely-publicized temporary market disruption that occurred on the afternoon of May 6, 2010, our common stock momentarily traded as low as $14.16 in markets other than the NYSE. The opening and closing prices of our common stock on May 6, 2010, were $34.48 and $33.52, respectively.

Common stock dividends during 2011 and 2010 were paid each quarter.

As described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

At February 21, 2012, there were approximately 175,000 stockholders of record although there were significantly more beneficial holders of our common stock. At February 21, 2012, the closing stock price of our common stock was $39.43.

SELECTED FINANCIAL DATA

The following table of selected consolidated financial data should be read in conjunction with and are qualified by reference to the consolidated financial statements and notes thereto and the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Items 8 and 7, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2011.

The table of selected financial data shown below is derived from our audited consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period.

The results of operations include Savvis for periods after July 15, 2011, Qwest for periods after April 1, 2011 and Embarq for periods after July 1, 2009.

Selected financial information from the consolidated statements of operations data is as follows:

	Years Ended December 31,(1)
	2011	2010	2009	2008	2007
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenues	$15,351	7,042	4,974	2,600	2,656
Operating expenses	$13,326	4,982	3,741	1,878	1,863
Operating income	$2,025	2,060	1,233	721	793
Income before income tax expense	$948	1,531	813	561	620
Net income	$573	948	647	366	418
Basic earnings per common share	$1.07	3.13	3.23	3.53	3.79
Diluted earnings per common share	$1.07	3.13	3.23	3.52	3.71
Dividends declared per common share	$2.90	2.90	2.80	2.1675	.26
Weighted average basic common shares outstanding	532,780	300,619	198,813	102,268	109,360
Weighted average diluted common shares outstanding	534,121	301,297	199,057	102,560	112,787

(1)	See Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of unusual items affecting the results as of the years ended December 31, 2011, 2010 and 2009.

Selected financial information from the consolidated balance sheets is as follows:

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in millions)
Net property, plant and equipment	$19,436	8,754	9,097	2,896	3,108
Goodwill	$21,724	10,261	10,252	4,016	4,011
Total assets	$56,139	22,038	22,563	8,254	8,185
Total long-term debt(1)	$21,836	7,328	7,754	3,315	3,014
Total stockholders’ equity	$20,827	9,647	9,467	3,168	3,416

(1)	Total long-term debt is the sum of current maturities of long-term debt and long-term debt on our consolidated balance sheets. For total obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011.

Selected financial information from the consolidated statements of cash flows is as follows:

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in millions)
Net cash provided by operating activities	$4,201	2,045	1,574	853	1,030
Net cash used in investing activities	(3,647)	(859)	(679)	(389)	(619)
Net cash used in financing activities	(577)	(1,175)	(976)	(255)	(402)
Payments for property, plant and equipment and capitalized software	(2,411)	(864)	(755)	(287)	(326)

The following table presents certain selected consolidated operating data as of the following dates:

	December 31,
	2011(1)	2010	2009(2)	2008	2007
	(in thousands)
Broadband subscribers	5,554	2,349	2,186	626	541
Access lines	14,584	6,489	7,025	2,025	2,152

(1)	In connection with our Qwest acquisition on April 1, 2011, we acquired approximately 9.0 million telephone access lines and approximately 3.0 million broadband subscribers.
(2)	In connection with our Embarq acquisition on July 1, 2009, we acquired approximately 5.4 million telephone access lines and approximately 1.5 million broadband subscribers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Appendix B constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011 for factors relating to these statements and see “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

Overview

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, network access, private line (including special access), public access, broadband, data, managed hosting (including cloud hosting), colocation, wireless and video services. In certain local and regional markets, we also provide local access and fiber transport services to competitive local exchange carriers and security monitoring. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.

At December 31, 2011, we operated 14.584 million access lines in 37 states, and served 5.554 million broadband subscribers. During 2011, we updated our methodology for counting access lines and broadband subscribers. Our access line methodology includes only those access lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. Our methodology also excludes unbundled loops and includes stand- alone broadband subscribers. Our methodology for counting access lines may not be comparable to those of other companies.

Our consolidated financial statements include the accounts of CenturyLink, Inc. (“CenturyLink”) and its majority-owned subsidiaries. These subsidiaries include SAVVIS, Inc. (“Savvis”) as of July 15, 2011, Qwest Communications International Inc. (“Qwest”) as of April 1, 2011 and Embarq Corporation (“Embarq”) as of July 1, 2009 (See Note 2—Acquisitions). Due to the significant size of these acquisitions, direct comparisons of our results of operations for the years ended December 31, 2011, 2010 and 2009 are less meaningful than usual. We discuss below, under “Segment Results”, certain trends that we believe are significant, even if they are not necessarily material to the combined company.

In the discussion that follows, we refer to the business that we operated prior to the Qwest acquisition (including Embarq’s business) as “Legacy CenturyLink” and refer to the incremental business activities that we now operate as a result of the Savvis acquisition as “Legacy Savvis” and the Qwest acquisition as “Legacy Qwest.” Due to the magnitude of our recent acquisitions in relation to Legacy CenturyLink operations, in the combined company variance discussions below we have separately reflected the impacts of both the Legacy Qwest and Legacy Savvis operations for enhanced visibility, although we actively manage the combined company through our four segments, as discussed further below.

We have incurred operating expenses related to our acquisitions of Savvis in July 2011, Qwest in April 2011 and Embarq in July 2009. These expenses are reflected in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations as summarized below.

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Cost of services and products:
Integration and other expenses associated with acquisitions	$43	37	—
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	24	12	6

	$67	49	6

Selling, general and administrative:
Expenses incurred to effect acquisitions	$79	13	65
Integration and other expenses associated with acquisitions	172	64	86
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	149	19	114

	$400	96	265

This table does not include costs incurred by Qwest or Savvis prior to being acquired by us. Based on current plans and information, we estimate that, in relation to our Qwest acquisition, we will incur approximately $800 million to $1 billion of operating expenses associated with transaction and integration costs (which includes approximately $393 million of the expenses noted above) and approximately $200 million of capital expenditures associated with integration activities (which includes approximately $24 million of capital expenditures incurred through December 31, 2011).

Upon the discontinuance of regulatory accounting effective July 1, 2009, we recorded a one-time, non-cash extraordinary gain that aggregated approximately $217 million before income tax expense ($136 million after-tax). See Note 14—Discontinuance of Regulatory Accounting for more information.

For several years prior to 2011, we reported our operations as a single segment. In connection with our acquisitions of Savvis on July 15, 2011 and Qwest on April 1, 2011, we have reorganized our business into the following operating segments:

•	Regional markets, which consists primarily of providing products and services to residential consumers, small to medium-sized businesses and regional enterprise customers;

•	Business markets, which consists primarily of providing products and services to enterprise and government customers;

•	Wholesale markets, which consists primarily of providing products and services to other communications providers; and

•

Savvis operations, which consists primarily of providing hosting and network services primarily to business customers provided by Legacy Savvis. The business markets segment currently provides some of the same services as our Savvis operations segment, and we may reclassify in the future the revenues and expenses associated with those services as part of our Savvis operations segment. We will continue to classify those services as part of the business markets segment until we are able to further integrate Legacy Savvis.

Due to system limitations, it is impracticable to report 2009 segment information using our current segment view. As such, only 2010 financial data has been revised under our new segment structure described above.

We now report financial information separately for each of these segments; however, our segment information does not include capital expenditures, total assets, or certain revenues and expenses that we manage on a centralized basis. As we continue to integrate our recent acquisitions, we may make further changes to the way we assess performance and make decisions about allocating resources, which could change our segment reporting. Our segment results are not necessarily indicative of the results of operations that our segments would have achieved had they operated as stand-alone entities during the periods presented. For additional information about our segments, see Note 13—Segment Information and “Results of Operations—Segment Results” below.

RESULTS OF OPERATIONS

The following table summarizes the results of our consolidated operations for the years ended December 31, 2011, 2010 and 2009, presented in a manner that we believe will be useful for understanding the relevant trends affecting our business. Our operating results include operations of Savvis for periods after July 15, 2011, Qwest for periods after April 1, 2011 and Embarq for periods after July 1, 2009.

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions except per share amounts)
Operating revenues	$15,351	7,042	4,974
Operating expenses	13,326	4,982	3,741

Operating income	2,025	2,060	1,233
Other income (expense)	(1,077)	(529)	(420)
Income tax expense	375	583	302
Extraordinary item, net of income tax expense	—	—	136

Net income	$573	948	647

Employees	49,200	20,300	20,200
BASIC AND DILUTED EARNINGS PER COMMON SHARE
Before extraordinary item	$1.07	3.13	2.55
Extraordinary item	—	—	.68

Basic and diluted earnings per common share	$1.07	3.13	3.23

The lower levels of net income in 2011 were primarily attributable to the acquisition of Qwest as of April 1, 2011, which resulted in substantial acquisition, severance and integration expenses, as presented in the table under the “Overview” section above. Legacy Savvis’ and Legacy Qwest’s post-acquisition operations, which included substantial severance and integration expenses and significant acquisition accounting adjustments to depreciation and amortization expense based on preliminary valuation estimates (see Note 2—Acquisitions and Note 3—Goodwill, Customer Relationships and Other Intangible Assets), did not contribute significantly to our consolidated net income in 2011. Our current preliminary valuation estimates of our recently acquired assets and liabilities are subject to change as we finalize our estimates of acquisition date fair value, including those related to assets under capital leases, which may result in material changes to depreciation expense. Within our Legacy CenturyLink business, growth in strategic services revenues (which we describe further below) did not fully offset lower revenues from other services and products, further contributing to the decreases in consolidated net income.

Diluted earnings per common share in 2011 was substantially lower than the amounts for the corresponding periods of 2010 and 2009 due to decreases in net income, as well as increases in the weighted average number of outstanding common shares. The increase in outstanding shares during 2011 was primarily attributable to the issuance of 294 million shares in connection with the Qwest acquisition on April 1, 2011 and the issuance of 14.313 million shares in connection with the Savvis acquisition on July 15, 2011.

The following table summarizes our broadband subscribers and access lines:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Operational metrics:
Broadband subscribers	5,554	2,349	2,186
Access lines	14,584	6,489	7,025

During the last several years, we have experienced revenue declines primarily due to declines in access lines, intrastate access rates and minutes of use. Prior to our acquisition, Qwest had experienced similar declines in its revenues. To mitigate these declines, we remain focused on efforts to, among other things:

•	promote long-term relationships with our customers through bundling of integrated services;

•

provide new services, such as video, cloud hosting, managed hosting, colocation services and other additional services that may become available in the future due to advances in technology, wireless spectrum sales by the FCC or improvements in our infrastructure;

•	provide our broadband and premium services to a higher percentage of our customers;

•	pursue acquisitions of additional communications properties if available at attractive prices;

•	increase usage of our networks; and

•	market our products and services to new customers.

Operating Revenues

During 2011, we revised the way we categorize our products and services. We currently categorize our products, services and revenues among the following four categories:

•

Strategic services, which include primarily private line (including special access which we market to business customers who require dedicated equipment to transmit large amounts of data between sites), broadband, hosting (including cloud hosting and managed hosting), colocation, multi protocol line switching (“MPLS”) (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), video (including DIRECTV), voice over Internet Protocol (“VoIP”) and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, public access, integrated services digital network, (“ISDN”) (which uses regular telephone lines to support voice, video and data applications), and traditional wide area network (“WAN”) services (which allows a local communications network to link to networks in remote locations);

•

Data integration, which is telecommunications equipment we sell that is located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our government and business customers; and

•	Other revenues, which consists primarily of USF revenue and surcharges.

We have revised our 2010 presentation of our products and services revenues to conform to our current categories for 2011. Due to system limitations, we have deemed it impracticable to report our 2011 revenue by our previous products and services, which were as follows:

•	Voice, which included our local calling service to residential, business and wholesale customers within our local service areas, generally for a fixed monthly charge;

•

Data, which included revenues primarily from monthly recurring charges for providing broadband access services, data transmission services over special circuits and private lines and switched digital television services;

•

Network Access, which included revenues primarily from providing wholesale services to various carriers and customers in connection with the use of our facilities to originate and terminate their interstate and intrastate voice transmissions as well as universal support funds and reciprocal compensation from CLECs and wireless service providers; and

•

Other revenues, which included revenues from providing (i) fiber transport, CLEC and security monitoring services; (ii) leasing, selling, installing and maintaining customer premise equipment and wiring; (iii) providing payphone services; (iv) participating in the publication of local directories; (v) providing network database services and (vi) providing video services, as well as other new product and service offerings.

The following table summarizes our operating revenues under our current revenue categorization:

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Strategic services	$6,254	2,049	150	3,572	483	4,205
Legacy services	7,680	4,288	(483)	3,875	—	3,392
Data integration	537	158	(23)	402	—	379
Other	880	547	(24)	357	—	333

Total operating revenues	15,351	7,042	(380)	8,206	483	8,309

For comparability purposes, we have included the former revenue categorization for 2010 and 2009:

	Years Ended December 31,		Increase (Decrease)
	2010	2009	CenturyLink	Embarq	Total
	(Dollars in millions)
Voice	$3,138	2,168	(77)	1,047	970
Data	1,909	1,202	(28)	735	707
Network access	1,080	928	(96)	248	152
Other	915	676	(33)	272	239

Total operating revenues	$7,042	4,974	(234)	2,302	2,068

Our operating revenues increased substantially in 2011 as compared to 2010 due to our acquisitions of Savvis and Qwest. Due to our acquisition of Embarq on July 1, 2009, our 2010 operating revenues reflect a full year of Embarq’s results, as opposed to our 2009 operating revenues, which reflect only six months of Embarq’s results.

Total operating revenues increased $8.309 billion in 2011 as compared to 2010 and increased $2.068 billion in 2010 as compared to 2009. Our 2011 increase was largely attributable to the acquisition of Qwest, which contributed total operating revenues (net of intercompany eliminations) of $8.2 billion. Legacy CenturyLink operating revenues decreased $380 million, or 5.4%, in 2011 and $234 million, or 4.7%, in 2010 as compared to the prior year period. These decreases were primarily attributable to declines in legacy services revenues, which reflected the continuing loss of access lines in our markets. At December 31, 2011, we had 14.584 million access lines, of which 8.533 million were in Legacy Qwest’s markets. Access lines in our Legacy CenturyLink markets declined to 6.051 million at December 31, 2011 from 6.489 million at December 31, 2010, a decrease of 6.75%, and were 7.025 million at December 31, 2009, a decrease of 7.63%. We believe the decline in the number of access lines was primarily due to the displacement of traditional wireline telephone services by other competitive products and services. We estimate that our access lines loss will be between 5.9% and 6.6% in 2012. Our legacy services revenues were also negatively impacted in 2011 by the continued migration of customers to bundled service offerings at lower effective rates. The decreases in our legacy services revenues were partially offset by higher revenues from strategic services revenues. Broadband and private line services accounted for a majority of the growth in strategic services revenues. In 2010, total operating revenues decreased $104 million due to the elimination of all intercompany transactions upon the July 1, 2009 discontinuance of regulatory accounting.

We are aggressively marketing our strategic services (including our data hosting services) and data integration to offset the continuing declines in our legacy services revenues. We believe our recent acquisitions of Savvis and Qwest will strengthen our ability to achieve this goal. Further analysis of our operating revenues by segment is provided below in “Segment Results.”

Operating Expenses

As discussed in Note 1—Basis of Presentation and Summary of Significant Accounting Policies, during 2011 we changed the definitions we use to classify expenses as cost of services and products and selling, general and administrative, and have reclassified prior period amounts to conform to our new definitions. During 2011, our operating expenses increased substantially in comparison to 2010 primarily due to our acquisition of Qwest and Savvis. In addition, our operating expenses increased substantially in 2010 as compared to 2009 due to our acquisition of Embarq.

The following tables summarize our operating expenses:

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$6,325	2,544	(4)	3,523	262	3,781
Selling, general and administrative	2,975	1,004	60	1,791	120	1,971
Depreciation and amortization	4,026	1,434	72	2,394	126	2,592

Total operating expenses	$13,326	4,982	128	7,708	508	8,344

	Years Ended December 31,		Increase (Decrease)
	2010	2009	CenturyLink	Embarq	Total
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$2,544	1,801	(59)	802	743
Selling, general and administrative	1,004	965	(87)	126	39
Depreciation and amortization	1,434	975	(22)	481	459

Total operating expenses	$4,982	3,741	(168)	1,409	1,241

The increases in total operating expenses of $8.344 billion in 2011 was largely attributable to the inclusion of $7.7 billion in post-acquisition Legacy Qwest operating expenses (net of intercompany eliminations) in our consolidated operating expenses. In addition, the acquisition of Savvis on July 15, 2011 increased our consolidated operating expenses by $508 million. As discussed in the “overview” section, our operating expenses for 2011, 2010 and 2009 included substantial severance and integration costs related to the Qwest, Savvis and Embarq acquisitions as well as significant acquisition accounting adjustments to depreciation and amortization expense (see Note 2—Acquisitions and Note 3—Goodwill, Customer Relationships and Other Intangible Assets). Excluding the effects of Legacy Qwest and Savvis expenses, total operating expenses in 2011 increased $128 million, or 2.6%, due primarily to integration costs associated with the Qwest acquisition and increased costs of providing our facilities-based video services to more customers. Total operating expenses in 2010 (excluding $1.409 billion of incremental costs associated with operating the Embarq properties for a full year in 2010 as compared to a half year in 2009), decreased $168 million primarily due to a $104 million reduction in operating expenses from the elimination of all intercompany transactions upon the discontinuance of regulatory accounting and a $32 million reduction in salaries and benefits.

Cost of services and products for Legacy CenturyLink operations was relatively unchanged in 2011. For 2011, higher costs of services and products associated with providing our facilities-based video service of $55 million were substantially offset by a $28 million decrease in salaries and benefits and a $20 million decrease in facilities costs associated with the migration of legacy Embarq long-distance traffic to our internal networks. Costs of services and products in 2010 (excluding $802 million of incremental costs associated with operating the Embarq properties for a full year in 2010 as compared to a half year in 2009) decreased $59 million primarily due to a reduction in operating expenses from the elimination of all intercompany transactions upon the discontinuance of regulatory accounting.

Legacy CenturyLink selling, general and administrative expenses increased $60 million, or 6.0%, for 2011 as compared to 2010, while selling, general and administrative expenses decreased $87 million for 2010 as compared to 2009. For all periods presented, our expenses include significant transaction, severance and integration expenses related to the Savvis, Qwest and Embarq acquisitions (see table in “Overview” above). Changes in the timing and amount of Qwest and Savvis integration expenses resulted in net increases in Legacy CenturyLink selling, general and administrative expenses of $164 million in 2011, from the amounts for the comparable periods of 2010. This increase was partially offset by a decrease of $33 million in 2011 in operating taxes, which were primarily due to favorable property tax and transaction tax settlements. In addition, in 2011 we had a decrease of $20 million in compensation expenses, which were primarily due to workforce reductions and lower pension expense. Selling, general and administrative expense in 2010 (excluding $126 million of incremental costs associated with operating the Embarq properties for a full year in 2010 as compared to a half year in 2009) decreased $87 million primarily due to a $32 million reduction in salaries and benefits, a $17 million decrease in legal costs and a $15 million reduction in expenses from the elimination of all intercompany transactions due to the discontinuance of regulatory accounting.

Depreciation and amortization for Legacy CenturyLink increased $72 million, or 5.0%, in 2011 primarily due to higher levels of property, plant and equipment. Depreciation and amortization in 2010 (excluding $481 million of incremental expense associated with operating the Embarq properties for a full year in 2010 as compared to a half year in 2009) decreased $22 million due to a $19 million decrease resulting from a change in certain depreciation rates effective July 1, 2009 upon the discontinuance of regulatory accounting and a $25 million decrease of certain assets becoming fully depreciated. These decreases were partially offset by a $22 million increase due to higher levels of plant in service.

Other Consolidated Results

The following tables summarize our total other income (expense) and income tax expense:

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Interest expense	$(1,072)	(544)	34	486	8	528
Other income (expense)	(5)	15	17	6	(3)	20

Total other income (expense)	$(1,077)	(529)	51	492	5	548

Income tax expense	$375	583	nm	nm	nm	(208)

	Years Ended December 31,		Increase (Decrease)
	2010	2009	CenturyLink	Embarq	Total
	(Dollars in millions)
Interest expense	$(544)	(367)	13	164	177
Other income (expense)	15	(53)	(25)	(43)	(68)

Total other income (expense)	$(529)	(420)	(12)	121	109

Income tax expense	$583	302	nm	nm	281

nm—Attributing changes in income tax expense to the acquisitions of Savvis, Qwest and Embarq is considered not meaningful.

Other Income (Expense)

Interest expense increased $528 million in 2011 primarily due to debt assumed in the Qwest acquisition and incurred subsequent to that acquisition. See Note 4—Long-term Debt and Credit Facilities and “Liquidity and Capital Resources” below for additional information about the debt assumed in the Qwest acquisition.

Interest expense for Legacy CenturyLink increased $34 million, or 6.3%, in 2011 compared to 2010 and $13 million, or 3.5%, in 2010 compared to 2009. In 2011, the increase was primarily due to interest on our senior notes with $2 billion aggregate principal that were issued in June 2011 to finance the Savvis acquisition, partially offset by principal repayments made during 2010 and the first quarter of 2011. In 2010, interest expense increased primarily due to the interest expense attributable to $4.9 billion of Embarq’s indebtedness we assumed in mid 2009.

Other income (expense) reflects certain items not directly related to our core operations, including gains and losses from non-operating asset dispositions and impairments, our share of income from our 49% interest in a cellular partnership, interest income and foreign currency gains and losses. Other income (expense) for Legacy CenturyLink decreased $17 million in 2011, as compared to 2010. This change was primarily due to $16 million in transaction expenses incurred in connection with terminating an unused bridge loan financing commitment related to the Savvis acquisition (see Note 2—Acquisitions). The change from 2009 to 2010 was primarily due to the recognition of a $72 million pre-tax charge for certain debt extinguishment transactions consummated in October 2009 (of which $27 million was incurred by CenturyLink and $45 million was incurred by Embarq).

Income Tax Expense

Our income tax expense for the years ended December 31, 2011 and 2010 decreased $208 million and increased $281 million, respectively, from the amounts for the comparable year. Our decrease in 2011 was primarily due to a decrease in income before income tax expense due primarily to the acquisition of Qwest. Our 2010 increase was due to increased income before income tax expense due in part to the inclusion of a full year of Embarq operations in 2010. For the years ended December 31, 2011, 2010 and 2009, our effective income tax rate was 39.6%, 38.1% and 37.2%, respectively. The 2011 increase was due in part to the effects of certain nondeductible expenses incurred in connection with our acquisition of Qwest, which was substantially offset by the effects of a tax law change in one of the states in which we operate that resulted in recognition of a $14 million tax benefit in the second quarter of 2011. In addition, due to executive compensation limitations pursuant to the Internal Revenue Code, a portion of the lump sum distributions related to the termination of an executive retirement plan made in the first quarter of 2009 is reflected as non-deductible for income tax purposes and thus increased our effective income tax rate. Certain merger-related costs incurred during 2010 and 2009 are also non-deductible for income tax purposes and similarly increased our effective income tax rate. In 2009, such an increase in our effective tax rate was partially offset by a $7 million reduction to our deferred tax asset valuation allowance associated with state net operating loss carryforwards. In addition, in 2009 we recognized net after-tax benefits of approximately $16 million primarily related to the recognition of previously unrecognized tax benefits. See Note 12—Income Taxes and “Income Tax Expense” for additional information.

Extraordinary Item

Upon the discontinuance of regulatory accounting on July 1, 2009, we recorded a one-time extraordinary gain of approximately $136 million after-tax. See Note 14—Discontinuance of Regulatory Accounting for additional information related to this extraordinary gain.

Segment Results

Segment information is summarized below:

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Total segment revenues	$14,471	6,495
Total segment expenses	6,535	2,403

Total segment income	$7,936	4,092

Total margin percentage	55%	63%
Regional markets:
Revenues	$7,832	4,640
Expenses	3,398	1,783

Income	$4,434	2,857

Margin percentage	57%	62%
Business markets:
Revenues	$2,861	266
Expenses	1,736	120

Income	$1,125	146

Margin percentage	39%	55%
Wholesale markets:
Revenues	$3,295	1,589
Expenses	1,021	500

Income	$2,274	1,089

Margin percentage	69%	69%
Savvis operations:
Revenues	$483	—
Expenses	380	—

Income	$103	—

Margin percentage	21%	—

The lower levels of margin percentage for regional markets and business markets in 2011 were primarily attributable to the inclusion of Qwest’s results beginning April 1, 2011.

For several years prior to 2011, we reported our operations as a single segment. Due to system limitations we have not reported our 2009 segment information using our current segments as we have deemed it impracticable to do so. As such, the following section only includes data for the years ended December 31, 2011 and 2010. See consolidated operating results in the “Results of Operations—Overview” section above for variance discussions related to our 2009 financial information.

The following table reconciles our total segment revenues and total segment income presented above to operating revenues and operating income reported in our consolidated statements of operations.

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Total segment revenues	$14,471	6,495
Other operating revenues	880	547

Operating revenues reported in our consolidated statements of operations	$15,351	7,042

Total segment income	$7,936	4,092
Other operating revenues	880	547
Depreciation and amortization	(4,026)	(1,434)
Other unassigned operating expenses	(2,765)	(1,145)

Operating income reported in our consolidated statements of operations	$2,025	2,060

In connection with the recent reorganization of our segments, we also revised the way we categorize our segment revenues and segment expenses. Our major categories of products and services are strategic services, legacy services, data integration and other, each of which is described in more detail in “Operating Revenues” above. We report our segment expenses for regional markets, business markets and wholesale markets as follows:

•

Direct expenses, which primarily are specific, incremental expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and

•

Allocated expenses, which are determined by applying activity-based costing and other methodologies to include network expenses, facilities expenses and other expenses such as fleet, product management and real estate expenses.

For Savvis operations, segment expenses incorporate the entire operations of our Savvis subsidiaries, including certain centrally managed costs that are allocated to our other segments and overhead costs that are not allocated to our other operating segments. The integration of certain of these functions for Savvis are still in the early stages. Consequently, all Savvis operations segment expenses have been categorized as direct expenses. We intend to refine our expense methodology and begin allocating expenses to Savvis operations as we continue integrating it among our other segments beginning in 2012.

We do not assign depreciation and amortization expense to our segments, as the related assets and capital expenditures are centrally-managed. Other unassigned operating expenses consist primarily of expenses for centrally-managed administrative functions (such as finance, information technology, legal and human resources), severance expenses and restructuring expenses. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. In addition, other income (expense) does not relate to our segment operations and is therefore excluded from our segment results. We have recast our 2010 operating results based on our new segment reporting.

We may make further changes to our segment reporting as we continue to integrate the operations of Legacy Qwest and Legacy Savvis. For more information on our segment reporting, see Note 13—Segment Information.

Regional Markets

The operations of our regional markets segment have been impacted by several significant trends, including those described below. The discussion that follows generally applies to both our Legacy CenturyLink markets and our Legacy Qwest markets for periods after the April 1, 2011 acquisition date.

•

Strategic services. We continue to focus on increasing subscribers of our broadband services in our regional markets segment. In order to remain competitive, we believe continually increasing connection speeds is important. As a result, we continue to invest in our fiber to the node, or FTTN, deployment, which allows for the delivery of higher speed broadband services. While traditional ATM-based broadband services are declining, they have been more than offset by growth in fiber-based broadband services. We also continue to expand our product offerings including facilities-based video services and enhance our marketing efforts as we compete in a maturing market in which most consumers already have broadband services. We expect these efforts will improve our ability to compete and increase our broadband revenues.

•

Facilities-based video expenses. As we continue to expand our facilities-based video services we are incurring start-up expenses in advance of the revenue that this service is expected to generate. Although, over time, we expect that our revenue for facilities-based video services will offset the expenses incurred, the timing of this revenue growth is uncertain.

•

Access lines. Our voice revenues have been, and we expect they will continue to be, adversely affected by access line losses. Intense competition and product substitution continue to drive our access line losses. For example, many consumers are substituting cable and wireless voice and electronic mail and social networking services for traditional voice telecommunications services. We expect that these factors will continue to impact our business. Service bundling and other product promotions, as described below, continue to be some of our responses to offset the loss of revenues as a result of access line losses.

•

Service bundling and product promotions. We offer our customers the ability to bundle multiple products and services. These customers can bundle local services with other services such as broadband, video, long-distance and wireless. While our video and wireless services are an important piece of our customer retention strategy, they do not make a large contribution to strategic services revenues. However, we believe customers value the convenience of, and price discounts associated with, receiving multiple services through a single company. While bundle price discounts have resulted in lower average revenues for our individual products, we believe service bundles continue to positively impact our customer retention. In addition to our bundle discounts, we also offer limited time promotions on our broadband service for prospective customers who want our broadband product in their bundle which further aids our ability to attract and retain customers and increase usage of our services.

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions.

The following table summarizes the operating results from Legacy CenturyLink and Legacy Qwest for our regional markets segment:

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$2,532	1,212	55	1,265	1,320
Legacy services	5,171	3,289	(280)	2,162	1,882
Data integration	129	139	(14)	4	(10)

Total revenues	7,832	4,640	(239)	3,431	3,192

Segment expenses:
Direct	3,252	1,818	3	1,431	1,434
Allocated	146	(35)	(26)	207	181

Total expenses	3,398	1,783	(23)	1,638	1,615

Segment income	$4,434	2,857	(216)	1,793	1,577

Segment margin percentage	57%	62%

Segment Income. The acquisition of Qwest on April 1, 2011 largely contributed to an increase in our regional markets segment income of $1.577 billion for the year ended December 31, 2011 as compared to 2010. Our consolidated segment margin percentage declined in 2011 as a result of lower margins in Legacy Qwest markets. Segment income for our Legacy CenturyLink operations decreased $216 million as compared to 2010 reflecting declines in revenues while expenses remained relatively flat.

Segment Revenues. Excluding 2011 revenues attributable to the Qwest acquisition, regional markets revenues decreased $239 million, or 5.2%, for the year ended December 31, 2011 as compared to 2010. Growth in strategic services revenues did not fully offset a decline in legacy services revenues. The higher amounts of strategic services revenues are due principally to volume increases in our facilities- based video services and increases in the number of broadband subscribers, partially offset by the effects of rate discounts. Increases in MPLS and Ethernet services volumes also contributed to higher strategic services revenues. Legacy services revenues decreased primarily due to declines in local services associated with access line losses resulting from competitive pressures.

Segment Expenses. Regional markets expenses, exclusive of Legacy Qwest expenses, decreased $23 million, or 1.3%, for the year ended December 31, 2011 as compared to 2010, primarily due to lower marketing and advertising expenses and decreased employee related expense due to workforce reductions, partially offset by increased costs to provide facilities-based video services.

Business Markets

The operations of our business markets segment have been impacted by several significant trends, including those described below. The discussion that follows generally applies to both our Legacy CenturyLink markets and our Legacy Qwest markets for periods after the April 1, 2011 acquisition date.

•

Strategic services. Our mix of total revenues continues to migrate from legacy services to strategic services as our enterprise and government customers increasingly demand customized and integrated data, Internet and voice services. We offer diverse combinations of emerging technology products and services such as private line, MPLS, hosting, and VoIP services. We believe these services afford our customers more flexibility in managing their communications needs and enable us to improve the effectiveness and efficiency of their operations. Although we are experiencing price compression on our strategic services, we expect overall revenues from these services to grow.

•

Legacy services. We face intense competition with respect to our legacy services and continue to see customers migrating away from these services and into strategic services. In addition, our legacy services revenues have been and we expect they will continue to be adversely affected by access line losses.

•

Data integration. We expect both data integration revenue and the related costs will fluctuate from quarter to quarter as this revenue stream tends to be more sensitive than other revenue streams to changes in the economy and to changes in spending trends of our federal government customers.

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our workforce in response to our productivity improvements while achieving operational efficiencies and improving our processes through automation. We also expect our business markets segment to benefit indirectly from efficiencies in our company-wide network operations.

The following table summarizes the operating results from Legacy CenturyLink and Legacy Qwest for our business markets segment:

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$1,341	57	1	1,283	1,284
Legacy services	1,113	190	(9)	932	923
Data integration	407	19	(9)	397	388

Total revenues	2,861	266	(17)	2,612	2,595

Segment expenses:
Direct	764	6	8	750	758
Allocated	972	114	(11)	869	858

Total expenses	1,736	120	(3)	1,619	1,616

Segment income	$1,125	146	(14)	993	979

Segment margin percentage	39%	55%

Segment Income. The acquisition of Qwest on April 1, 2011 substantially increased the scale of our business markets segment, resulting in an increase in our segment income of $979 million, for the year ended December 31, 2011 as compared to 2010. Our consolidated segment margin percentage declined in 2011 as a result of lower margins in Legacy Qwest markets. Legacy Qwest operations accounted for 91.3% of our 2011 business markets segment revenues and 88.3% of our segment income.

Segment Revenues. Legacy CenturyLink business markets revenues decreased $17 million, or 6.4%, for the year ended December 31, 2011 as compared to 2010. This decrease primarily reflected lower revenues from legacy services driven by access line losses and lower data integration revenues due to lower sales of data integration equipment.

Segment Expenses. Legacy CenturyLink business markets expenses remained relatively flat for the year ended December 31, 2011 as compared to 2010. However, direct expenses increased primarily due to increased employee related expenses resulting from a larger sales force and higher customer premise equipment expenses in 2011, while allocated expenses decreased due to lower network expenses related to cost optimization efforts.

Wholesale Markets

The operations of our wholesale markets segment will likely be impacted by the recently adopted FCC order which will substantially increase the pace of reductions in the amount of switched access revenues we receive, as discussed in the “Regulation” section in Item 1 of our Annual Report on Form 10-K for the year ended December

31, 2011, as well as the significant trends discussed below. The discussion that follows generally applies to both our Legacy CenturyLink markets and our Legacy Qwest markets for periods after the April 1, 2011 acquisition date.

•

Private line services (including special access). Demand for our private line services continues to increase, despite our customers’ optimization of their networks, industry consolidation and technological migration. While we expect that these factors will continue to impact our wholesale markets segment, we ultimately believe the growth in fiber-based special access provided to wireless carriers for backhaul will, over time, offset the decline in copper- based special access provided to wireless carriers as they migrate to Ethernet, and bandwidth consumption grows, although the timing and magnitude of this technological migration is uncertain.

•

Access and local services revenues. Our access and local services revenues have been and we expect will continue to be, adversely affected by regulation, technological migration, industry consolidation and rate reductions. For example, consumers are substituting cable, wireless and VoIP services for traditional voice telecommunications services, resulting in continued access revenue loss. We expect these factors will continue to adversely impact our wholesale markets segment.

•

Long-distance services revenues. Wholesale long-distance revenues continue to decline as a result of customer migration to more technologically advanced services, price compression, declining demand for traditional voice services and industry consolidation.

The following table summarizes the operating results from Legacy CenturyLink and Legacy Qwest for our wholesale markets segment:

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$1,898	780	94	1,024	1,118
Legacy services	1,396	809	(194)	781	587
Data integration	1	—	—	1	1
Total revenues	3,295	1,589	(100)	1,806	1,706

Segment expenses:
Direct	174	139	(6)	41	35
Allocated	847	361	61	425	486

Total expenses	1,021	500	55	466	521

Segment income	$2,274	1,089	(155)	1,340	1,185

Segment margin percentage	69%	69%

Segment Income

The acquisition of Qwest on April 1, 2011 largely contributed to an increase in our wholesale markets segment income of $1.185 billion for the year ended December 31, 2011 as compared to 2010. Segment income for our Legacy CenturyLink operations decreased $155 million for the year ended December 31, 2011 as compared to 2010, primarily reflecting declines in revenues in both periods, as discussed further below.

Segment Revenues. Excluding 2011 revenues attributable to the Qwest acquisition, wholesale markets revenues decreased $100 million, or 6.3%, for the year ended December 31, 2011 as compared to 2010. This decrease reflects substantially lower revenues from legacy services, partially offset by growth in revenues from strategic services. The decrease in legacy services revenues reflects ongoing declines in access and local services volumes and revenues due to the substitution of cable, wireless and VoIP services for traditional voice telecommunications services. Growth in strategic services revenues, primarily relating to private line and special access services, partially offset the declines in legacy services revenues.

Segment Expenses. Wholesale markets expenses, exclusive of Legacy Qwest expenses, increased $55 million, or 11%, for the year ended December 31, 2011 as compared to 2010. The increase in Legacy CenturyLink wholesale markets expenses was primarily due to increased allocated expenses reflecting increased bad debts expense. Direct expenses decreased for the year as a result of reduced access costs.

Savvis Operations

The operations of our Savvis operations segment could be impacted by several significant trends, including those described below.

•

Colocation. Colocation is designed for clients seeking data center space and power for their server and networking equipment needs. Our data centers provide our clients around the world with a secure, high-powered, purpose-built location for their IT equipment. We anticipate continued pricing pressure for these services as wholesale vendors enter the enterprise colocation market; however, we believe that our data center expansion strategy can help mitigate these pricing challenges.

•

Managed hosting. Managed hosting services provide a fully managed solution for a customer’s IT infrastructure and network needs, and include dedicated and cloud hosting services, utility and computing storage, consulting and managed security services. We expect increasing pricing pressure on the managed hosting business from competing cloud computing offerings. However, we remain focused on growing our managed hosting business, specifically in our cloud service offerings, as we believe this is a key to growth. We believe that we have continued to strengthen our cloud position in the market by adding differentiating features to our cloud products.

•

Network services. Network services are comprised of our managed network services, including managed VPN, hosting area network and bandwidth services. Segment income for these services has been relatively flat due to pricing pressures on VPN and bandwidth services, offset by increases in network services that support our colocation and managed hosting service offerings.

The following tables summarize the operating results of Savvis operations for 2011 after their acquisition date of July 15, 2011:

	Years Ended December 31,
	2011	2010	Increase (Decrease)
	(Dollars in millions)
Strategic services	$483	—	483

Segment expenses	380	—	380

Segment income	$103	—	103

Segment margin percentage	21%	—

Segment Revenues

Segment revenues for our Savvis operations was $483 million, which was derived from colocation services of $183 million, or 37.9%, managed hosting services of $182 million, or 37.7%, and network services of $118 million, or 24.4%.

Segment Expenses

Segment expenses attributed to Savvis operations was $380 million, which were derived primarily from cost of services and products of $260 million and selling, general and administrative expenses of $120 million.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) business combinations; (ii) goodwill, customer relationships and other intangible assets; (iii) property, plant and equipment; (iv) pension and post-retirement benefits; (v) loss contingencies and litigation reserves; and (vi) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below are reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.

Business Combinations

We have accounted for our acquisition of Qwest on April 1, 2011 and Savvis on July 15, 2011 under the acquisition method of accounting, whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair values at the acquisition date. The portion of the purchase price in excess of the estimated fair value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The recognition of the fair value of assets acquired and liabilities assumed in business combinations involves estimates and judgments by our management that may be adjusted during the measurement period, but in no case beyond one year from the acquisition date. The fair values recorded are made based on management’s best estimates and assumptions. In arriving at the fair values of assets acquired and liabilities assumed, we consider the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology life cycles, the regulatory and legal environment, and industry and economic trends. Small changes in the underlying assumptions can impact the estimates of fair value by material amounts, which can in turn materially impact our results of operations.

Goodwill, Customer Relationships and Other Intangible Assets

We amortize customer relationships primarily over an estimated life of 10 years, using either the sum-of-the-years-digits or straight-line methods, depending on the type of customer. Our capitalized software, which consists primarily of assets obtained from the Qwest acquisition, is primarily being amortized using the straight-line method over estimated lives up to seven years. Approximately $237 million of our capitalized software, which represents costs to develop an integrated billing and customer care system, is being amortized over a twenty year period. Tradenames and patents assets predominantly use the sum-of-the-years digits method over an estimated life of four years. Indefinite life intangibles are not amortized, but are reviewed annually for potential impairment.

We periodically review the estimated lives and methods used to amortize our other intangible assets. The amount of future amortization expense may differ materially from current amounts, depending on the results of our periodic reviews and our final determinations of acquisition date fair value related to Savvis’ and Qwest’s intangible assets (See Note 2—Acquisitions).

We are subject to testing for impairment of long-lived assets (including goodwill, intangible assets and other long-lived assets) based on applicable accounting guidelines.

We are required to review goodwill recorded in business combinations for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill only in periods in which the recorded amount of goodwill exceeds the fair value. Our annual measurement date for testing goodwill impairment is September 30. We have managed our operations based on four operating segments (regional markets, business markets, wholesale markets and Savvis operations) and considered these four operating segments to be the appropriate level for testing goodwill impairment.

We have attributed our goodwill balance to our segments at December 31, 2011 as follows:

(Dollars in millions)
Regional markets	$11,813
Business markets	5,021
Wholesale markets	3,533
Savvis operations	1,357

Total goodwill	$21,724

With the exception of our Savvis segment, our operating segments do not correspond to our legal entity organization structure, which required us to apply significant judgment based on numerous assumptions to attribute our goodwill and certain other assets and liabilities to the operating segments in order to make our annual impairment assessment. For this assessment, we compare each segment’s estimated fair value to the carrying value of the assets that we attribute to the segment. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the fair value of the segment is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to the carrying value of goodwill that we attribute to the segment. Estimating the implied fair value of goodwill requires further assumptions and the application of judgment to assess the current fair values of the assets and liabilities attributable to the segment. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value. Small changes in the assumptions underlying either the valuation methods or the attribution methods can drive material changes in the implied fair value of goodwill.

At September 30, 2011, we estimated the fair value of our regional, business and wholesale markets reporting units using an equal weighting based on a market approach and a discounted cash flow method. The market approach includes the use of comparable multiples of publicly traded companies whose services are comparable to ours to corroborate discounted cash flow results. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting unit beyond the cash flows from the discrete five-year projection period. The estimated cash flows are discounted using a rate that represents our weighted average cost of capital, which we determined to be 6.50% as of the measurement date (which was comprised of a pre-tax cost of debt of 7.0% and a cost of equity of 8.7%). We also reconciled the estimated fair values of the reporting units to our market capitalization as of September 30, 2011 and concluded that the indicated implied control premium of 16% was reasonable based on recent transactions in the market place.

For our Savvis operations, we determined the preliminary fair value of the assets acquired and liabilities assumed using various methods, including an overall discounted cash flow analysis performed for all of Savvis’ operations. As of September 30, 2011, the fair value assignments were preliminary and could change significantly upon finalization of the fair value assignments. Due to the recentness of the acquisition and the related preliminary valuation results and the lack of any significant adverse events that have occurred to Savvis’ operating results or our expectations of forecasted operating results utilized in the preliminary valuation since the July 15, 2011 acquisition date, we concluded that the goodwill related to the Savvis operations was not impaired as of September 30, 2011.

As of September 30, 2011, based on our analysis performed with respect to these segments as described above, we concluded that our goodwill was not impaired as of that date. However, as of that date, the estimated fair value of the regional markets and wholesale markets exceeded their carrying value by less than 5%. A 25 basis point increase in the discount rate used in our analysis would have caused the estimated fair values of the regional markets and wholesale markets goodwill to be less than their carrying values and thus would have required us to perform the second step of goodwill impairment testing.

On October 27, 2011, the FCC adopted the Connect America and Intercarrier Compensation Reform order (the “CAF order”). This order will reduce the amount of switched access revenue we recognize in our wholesale markets segment in the future. Although other elements of this order are currently expected to result in positive impacts to our overall business, it will likely have a material negative impact to our wholesale markets segment. Because we expect the order to have a material negative impact on our wholesale markets segment, we conducted another assessment of the goodwill attributed to the wholesale markets segment at December 31, 2011. In the process of re-estimating the fair value of the wholesale markets segment as a result of the CAF order, we updated our estimates of projected future cash flows and we revised our market multiple assumption. In our most recent estimate, we revised our revenue projections to stabilize by 2016 rather than our previous assumption that revenues would decline in perpetuity, and thus increasing our terminal value. After updating our fair value estimate of the wholesale markets segment to reflect revised estimates of revenues, the effects of our market multiple assumption due to changes in our stock price between September 30, 2011 and December 31, 2011, the increase in terminal value and the adverse effects of the CAF order, the estimated fair value of the wholesale markets segment exceeded its attributed carrying value by greater than 5%. We also evaluated and concluded that the goodwill attributed to our other reporting units was not impaired as of December 31, 2011 due to (i) an increase in our market capitalization since September 30, 2011, (ii) a reduction in our carrying value of equity since September 30, 2011 and (iii) the lack of significant adverse changes in the operating forecasts of our other segments.

We cannot assure that other adverse conditions will not trigger future goodwill impairment testing or an impairment charge. A number of factors, many of which we have no ability to control, could affect our financial condition, operating results and business prospects and could cause our actual results to differ from the estimates and assumptions we employed in our goodwill impairment testing. These factors include, but are not limited to, (i) further weakening in the overall economy; (ii) a significant decline in our stock price and resulting market capitalization; (iii) changes in the discount rate; (iv) successful efforts by our competitors to gain market share in our markets; (v) adverse changes as a result of regulatory actions; (vi) a significant adverse change in legal factors or in the overall business climate; (vii) recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of our reporting units and (viii) additional information relative to the impact of the CAF order. We will continue to monitor certain events that impact our operations to determine if an interim assessment of goodwill impairment should be performed prior to the next required testing date of September 30, 2012.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its fair value as of its acquisition date. Substantially all other property, plant and equipment is stated at original cost less depreciation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight line method using class or overall group rates; such average annual rates range from 2% to 29%.

Normal retirements of property, plant and equipment are charged against accumulated depreciation, with no gain or loss recognized. Other types of property, plant and equipment is stated at cost and, when sold or retired, a gain or loss is recognized. We depreciate such property on the straight line method over estimated service lives ranging from two to 35 years.

We perform annual internal reviews to evaluate the reasonableness of depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, replacement history and assumptions about technology evolution to estimate the remaining life of our asset base. The changes in our estimates incorporated as a result of our most recent review did not have a material impact on the level of our depreciation expense.

Pension and Post-Retirement Benefits

We sponsor several noncontributory defined benefit pension plans (referred to as our pension plans) for substantially all employees. In addition to these tax qualified pension plans, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees.

Pension and post-retirement health care and life insurance benefits attributed to eligible employees’ service during the year, as well as interest on benefit obligations, are accrued currently. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits as determined using the projected unit credit method. Pension prior service costs and actuarial gains and losses are recognized as components of net periodic expense over the average remaining service period of participating employees expected to receive benefits. Post-retirement healthcare prior service costs are recognized as components of net periodic expense over the average expected years to full benefit eligibility for active employees. Post-retirement actuarial gains or losses are amortized on a straight-line basis over the average expected future working lifetime of active employees.

In computing the pension and post-retirement health care and life insurance benefits expenses and obligations, the most significant assumptions we make include discount rate, expected rate of return on plan assets, health care trend rates and our evaluation of the legal basis for plan amendments. The plan benefits covered by collective bargaining agreements as negotiated with our employees’ unions can also significantly impact the amount of expense, benefit obligations and pension assets that we record.

The discount rate is the rate at which we believe we could effectively settle the benefit obligations as of the end of the year. We selected the discount based on a cash flow matching analysis using hypothetical yield curves developed by an actuary firm from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments, as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets is reflected in the subsequent year’s net periodic combined benefits expense.

Changes in any of the above factors could impact operating expenses in the consolidated statements of operations as well as the value of the liability and accumulated other comprehensive income of stockholders’ equity on our consolidated balance sheets. The expected rate of return on plan assets is reflected as a reduction to our pension and post-retirement benefit expense. If our assumed expected rates of return for 2011 were 100 basis points lower, our qualified pension and post-retirement benefit expenses would have increased by $98 million. If our assumed discount rates for 2011 were 100 basis points lower, our qualified pension and post-retirement benefit expenses would have decreased by $29 million and our projected benefit obligation would have increased by approximately $1.8 billion. An increase of 100 basis points in the initial healthcare cost trend rate would have increased our post-retirement benefit expense by $2 million and increased our projected post-retirement benefit obligation by $70 million.

The trusts for the pension and post-retirement benefits plans hold investments in equities, fixed income, real estate and other assets such as private equity assets. The assets held by these trusts are reflected at estimated fair value as of December 31, 2011. For additional information on our trust investments, see Note 8—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in “Legal Proceedings” in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2011. We assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted. If a loss is considered reasonably possible, we disclose any determinable estimate of the loss if material but we do not recognize any expense for the potential loss.

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax NOLs, tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves an exercise of judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken and the resulting tax basis, are more likely than not to be sustained if they are audited by taxing authorities. Also, assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. These and other matters involve the exercise of significant judgment. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

We record deferred income tax assets and liabilities as described above. Valuation allowances are established when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be recovered. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate. In making this evaluation, we rely on our recent history of pre-tax earnings, estimated timing of future deductions and benefits represented by the deferred tax assets and our forecasts of future earnings, the latter two of which involve the exercise of significant judgment. At December 31, 2011, we concluded that it was more likely than not that we would realize the majority of our deferred tax assets. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations. See Note 12—Income Taxes for additional information.

Recently Issued Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This update simplifies the goodwill impairment assessment by allowing a company to first review qualitative factors to determine the likelihood of whether the fair value of a reporting unit is less than its carrying amount before applying the two-step goodwill impairment test. If it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, the company would not be required to perform the two-step goodwill impairment test for that reporting unit. This update is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. This ASU, which we adopted during the third quarter of 2011, did not have any impact on our consolidated financial statements.

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update requires the use of the relative selling price method when allocating revenue in these types of arrangements. This method requires a vendor to use its best estimate of selling price if neither vendor specific objective evidence nor third party evidence of selling price exists when evaluating multiple deliverable arrangements. This standard update was effective for us on January 1, 2011 and we have adopted it prospectively for revenue arrangements entered into or materially modified after January 1, 2011. This standard update has not had and is not expected to have a material impact on our consolidated financial statements since the allocation of revenue has historically been based upon the relative fair value of the elements as determined by reference to vendor specific objective evidence of fair value when the elements have been sold on a stand-alone basis.

LIQUIDITY AND CAPITAL RESOURCES

Overview

At December 31, 2011, we held cash and cash equivalents of $128 million and had $1.423 billion available under our $1.7 billion revolving credit facility (referred to as our “Credit Facility”, which is described further below). Excluding cash used for acquisitions, we have generally relied on cash provided by operations and our Credit Facility to fund our operating and capital expenditures, make our dividend payments and repay a portion of our maturing debt. Our operations have historically provided a stable source of cash flow that has helped us meet the needs of the business.

Our acquisition of Qwest on April 1, 2011 and, to a lesser extent, Savvis on July 15, 2011, resulted in significant changes in our consolidated financial position and our future cash requirements. At December 31, 2011, our cash and cash equivalents totaled $128 million, compared to $173 million at December 31, 2010.

At December 31, 2011, we had a working capital deficit of $496 million, reflecting current liabilities of $4.019 billion and current assets of $3.523 billion, compared to positive working capital of $132 million at December 31, 2010. The unfavorable change in our working capital position is primarily due to our consolidation of Qwest’s working capital accounts as well as $480 million in current maturities of long-term debt at December 31, 2011. We anticipate that our existing cash balances and net cash provided by operating activities, which were significantly enhanced by our acquisition of Qwest, will enable us to meet our other current obligations, fund capital expenditures and pay dividends to our shareholders. We also may draw on our Credit Facility as a source of liquidity if and when necessary.

We currently expect to continue our current annual dividend of $2.90 per common share, subject to our board’s discretion.

Debt and Other Financing Arrangements

We have available a four-year $1.7 billion revolving Credit Facility, which expires in January 2015. Up to $400 million of the Credit Facility can be used for letters of credit, which reduces the amount available for other extensions of credit. Available borrowings under the Credit Facility are also effectively reduced by any outstanding borrowings under our commercial paper program. Our commercial paper program borrowings are effectively limited to the lesser of $1.5 billion or the total amount available under the Credit Facility. At December 31, 2011, we had $277 million in borrowings and no amounts of letters of credit outstanding under the Credit Facility, and no amounts outstanding under our commercial paper program.

The Credit Facility has 21 lenders, with commitments ranging from $2.5 million to $135 million. Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, (“QC”), must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4:1 and 2.85:1, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally provides restrictions if we pledge assets or permit liens on our property, and requires that any advances under the Credit Facility must also be secured equally and ratably. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. To the extent that our EBITDA (as defined in our Credit Facility), is reduced by cash settlements or judgments, including in respect of any of the matters discussed in Note 16—Commitments and Contingencies, our debt to EBITDA ratios under certain debt agreements will be adversely affected. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

At December 31, 2011, our long-term debt (including current maturities) totaled $21.836 billion, compared to $7.328 billion outstanding at December 31, 2010. Substantially all of the $14.508 billion increase in our debt is attributable to the acquisition of Qwest on April 1, 2011 and our recent debt issuances to fund the acquisition of Savvis and the retirement of its credit facility in July 2011.

Approximately $318 million of our CenturyLink, Inc. Series L 7.875% notes will mature on August 15, 2012 and on January 27, 2012, we called $800 million of Qwest Communications International Inc. 7.500% notes due February 15, 2014, committing to retire them on March 1, 2012. Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt. This includes issuing debt securities of CenturyLink or through our QC subsidiary to refinance its maturing debt. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned to us and QC by the three major credit rating agencies, among other factors. Following our announcement in April 2011 of our agreement to purchase Savvis, one of these agencies revised its previous outlook on its rating of us from stable to negative. We believe this negative outlook could result in a ratings downgrade if we are unable to reduce our “debt leverage ratio,” while maintaining “free cash flow” (each as defined by the ratings agency) over the 12 to 18 months following the negative outlook announcement.

Between the date of our Annual Report on Form 10-K for the year ended December 31, 2011 and the end of 2012, we currently expect to reduce our consolidated debt levels by $800 million to $1.300 billion, based on current circumstances and market conditions.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility. At December 31, 2011, our outstanding letters of credit totaled $129 million under this facility.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations at December 31, 2011:

	2012	2013	2014	2015	2016	2017 and thereafter	Total
	(Dollars in millions)
Long-term debt, including current maturities and capital lease obligations	$480	1,717	2,057	1,659	2,856	12,798	21,567
Interest on long-term debt and capital leases(1)	1,478	1,409	1,313	1,185	1,003	11,715	18,103
Operating leases	280	244	208	178	147	928	1,985
Purchase commitments(2)	268	114	77	52	47	148	706
Post-retirement benefit obligation	71	71	70	69	120	1,195	1,596
Non-qualified pension obligations	3	2	2	2	2	22	33
Unrecognized tax benefits(3)	—	—	—	—	—	86	86
Other	4	12	7	5	5	112	145

Total future contractual obligations(4)	$2,584	3,569	3,734	3,150	4,180	27,004	44,221

(1)	Interest paid in all years may differ due to future refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2011.

(2)	We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.
(3)	Represents the amount of tax and interest we would pay for our unrecognized tax benefits. Of our total balance of unrecognized tax benefits of $111 million and related estimated interest and penalties of $33 million, only $86 million would result in future cash payments if our tax positions were not upheld. The remaining $58 million is an unrecognized tax benefit in the form of a refund claim that, if not granted, would not result in a cash payment and therefore is not included in the table above. See Note 12—Income Taxes for additional information. The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “2017 and thereafter” column in the above table.
(4)	The table does not include:

•	our open purchase orders as of December 31, 2011. These purchase orders are generally at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plans are paid through trusts. Cash funding requirements for the trusts are not included in this table as we are not able to reliably estimate required contributions to the trust. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 8—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and are based on an interrelationship of volumes and discounted rates. Assuming we exited these contracts in 2012, the contract termination fees would be approximately $819 million. Under the same assumption, termination fees for these contracts to purchase goods and services would be $185 million. In the normal course of business, we believe the payment of these fees is likely to be remote; and

•

potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary. Historically, we have not incurred significant costs related to performance under these types of arrangements.

Capital Expenditures

We incur capital expenditures on an ongoing basis in order to enhance and modernize our networks, compete effectively in our markets and expand our service offerings. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted revenue growth or productivity, expense and service impacts) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash generated by operating activities and regulatory considerations. We estimate our total 2012 capital expenditures to be approximately $2.7 billion to $2.9 billion.

Our capital expenditures continue to be focused on our strategic services such as video, broadband and managed hosting services. In 2012, we anticipate that our fiber investment, which includes fiber to the tower, or FTTT, will be similar to that spent in 2011. FTTT is a type of telecommunications network consisting of fiber-optic cables that run from a telecommunication provider’s broadband interconnection points to cellular towers. FTTT allows for the delivery of higher bandwidth services supporting mobile technologies than would otherwise generally be available through a more traditional telecommunications network.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and other post-retirement benefit plans. The accounting unfunded status as of December 31, 2011 of our defined pension plans and other post-retirement benefit obligations was $1.7 billion and $3.2 billion, respectively. See Note 8—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information about our pension and other post-retirement benefit arrangements.

Benefits paid by our pension plans are paid through a trust. We contributed $587 million during the year ended December 31, 2011 to our pension plans and expect to make a contribution of less than $50 million in 2012. We currently expect that required and voluntary contributions for 2013 will be approximately $500 million, based on current laws and circumstances. The actual amount of contributions to our plans in 2013 and beyond will depend on earnings on investments, discount rates, demographic experience, changes in plans benefits and funding laws and regulations.

Certain of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that are used to help cover the health care costs of certain retirees. As of December 31, 2011, the fair value of these trust assets was $693 million; however, a portion of these assets is comprised of investments with restricted liquidity. We estimate that the more liquid assets in the trust will be adequate to provide continuing reimbursements for covered post-retirement health care costs for approximately four years. Thereafter, covered benefits will be paid either directly by us or from the trusts as the remaining assets become liquid. This projected four year period could be substantially shorter or longer depending on returns on plan assets, the timing of maturities of illiquid plan assets and future changes in benefits.

Historical Information

The following table summarizes our consolidated cash flow activities (which include cash flows from Savvis, Qwest and Embarq after their respective acquisition dates):

	Years Ended December 31,
	2010	2009	Increase (Decrease)
	(Dollars in millions)
Net cash provided by operating activities	$4,201	2,045	2,156
Net cash used in investing activities	(3,647)	(859)	2,788
Net cash used in financing activities	(577)	(1,175)	(598)

	Years Ended December 31,
	2010	2009	Increase (Decrease)
	(Dollars in millions)
Net cash provided by operating activities	$2,045	1,574	471
Net cash used in investing activities	(859)	(679)	180
Net cash used in financing activities	(1,175)	(976)	199

The increase in our net cash provided by operating activities in 2011 is largely attributable to the acquisitions of Qwest and Savvis, which contributed net cash provided by operating activities of approximately $2.1 billion and $90 million, respectively. Net cash provided by operating activities in 2010 as compared to 2009 increased primarily due to 2010 including a full year of operations of Embarq as compared to only a half year in 2009. Our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011 provide information about the components of net income and differences between net income and net cash provided by operating activities. For additional information about our operating results, see “Results of Operations” above.

Net cash used in investing activities included payments for property, plant and equipment and capitalized software of $2.411 billion in 2011, including $1.329 billion for Qwest and Savvis’ post-acquisition capital expenditures, compared to $864 million in 2010. In addition, we paid $1.671 billion, net of $61 million cash received, for the acquisition of Savvis on July 15, 2011. Cash used in investing activities in 2011 was partially offset by cash acquired through the April 1, 2011 acquisition of Qwest of $419 million, net of $5 million cash paid.

Net cash used in financing activities decreased in 2011 primarily due to us receiving net debt proceeds in excess of payments of approximately $1.1 billion in 2011 and a debt payment of $500 million in 2010. In addition, our cash dividends paid increased $677 million in 2011 as compared to 2010 primarily as a result of the issuance of 308 million common shares in connection with our acquisitions of Qwest and Savvis in 2011. Net cash used in financing activities in 2010 as compared to 2009 increased due to a $319 million increase in cash dividends paid, primarily due to the issuance of 196 million shares issued on July 1, 2011 for the acquisition of Embarq, partially offset with $73 million in increased proceeds from the issuance of common stock under our equity incentive plans.

On October 4, 2011, our indirect wholly owned subsidiary, Qwest Corporation (“QC”), issued $950 million aggregate principal amount of its 6.75% Notes due 2021 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $927 million. The notes are senior unsecured obligations of QC and may be redeemed, in whole or in part, at a redemption price equal to the greater of their principal amount or the present value of the remaining principal and interest payments discounted at a U.S. Treasury interest rate specified in the indenture agreement plus 50 basis points.

On September 21, 2011, QC issued $575 million aggregate principal amount of its 7.50% Notes due 2051 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $557 million. The notes are senior unsecured obligations of QC and may be redeemed, in whole or in part, on or after September 15, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. In October 2011, QC used the net proceeds from this offering, together with the $927 million of net proceeds received on October 4, 2011, from the debt issuance described above and available cash, to redeem the $1.500 billion aggregate principal amount of its 8.875% Notes due 2012 and to pay all related fees and expenses, which resulted in an immaterial loss.

On June 16, 2011, we issued unsecured senior notes with an aggregate principal amount of $2.0 billion (“Senior Notes”), consisting of (i) $400 million of 7.60% Senior Notes, Series P, due 2039, (ii) $350 million of 5.15% Senior Notes, Series R, due 2017 and (iii) $1.250 billion of 6.45% Senior Notes, Series S, due 2021. After deducting underwriting discounts and expenses, we received aggregate net proceeds of $1.959 billion in exchange for the Senior Notes. We may redeem the Senior Notes, in whole or in part, at any time at a redemption price equal to the greater of their principal amount or the present value of the remaining principal and interest payments discounted at a U.S. Treasury interest rates plus 50 basis points. We used the net proceeds to fund a portion of our acquisition of Savvis and repay certain of Savvis’ debt (see Note 2—Acquisitions). In April 2011, we received commitment letters from two banks to provide up to $2.0 billion in bridge financing for the Savvis acquisition. This arrangement was terminated in June 2011 in connection with the issuance of the Senior Notes, resulting in $16 million in transaction expenses recognized in other income (expense), net.

On June 8, 2011, QC issued approximately $661 million aggregate principal amount of its 7.375% Notes due 2051 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $642 million. The notes are unsecured obligations of QC and may be redeemed, in whole or in part, on or after June 1, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. QC used the net proceeds, together with available cash, to redeem $825 million aggregate principal amount of its 7.875% Notes due 2011 and to pay related fees and expenses.

Certain Matters Related to Acquisitions

Qwest’s pre-existing debt obligations consisted primarily of debt securities issued by Qwest and two of its subsidiaries while Savvis’ remaining debt obligations consist primarily of capital leases, all of which are now included in our consolidated debt balances. The indentures governing Qwest’s debt securities contain customary covenants that restrict the ability of Qwest or its subsidiaries from making certain payments and investments, granting liens and selling or transferring assets. Based on current circumstances, we do not anticipate that these covenants will significantly restrict our ability to manage cash balances or transfer cash between entities within our consolidated group of companies as needed.

In accounting for the Qwest acquisition, we recorded Qwest’s debt securities at their estimated fair values, which totaled $12.292 billion as of April 1, 2011. Our acquisition date fair value estimates were based primarily on quoted market prices in active markets and other observable inputs where quoted market prices were not available. The fair value of Qwest’s debt securities exceeded their stated principal balances on the acquisition date by $693 million, which is being recognized as a reduction to interest expense over the remaining terms of the debt, of which $150 million was recognized in 2011.

Other Matters

We have cash management arrangements with certain of our principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly transferred to us in exchange for matching receivables. In accordance with generally accepted accounting principles, these receivables are eliminated as intercompany transactions. Although we periodically repay these receivables to fund the subsidiaries’ cash requirements throughout the year, at any given point in time we may owe a substantial sum to our subsidiaries under these receivables, which is not recorded on our consolidated balance sheets.

We also are involved in various legal proceedings that could have a material effect on our financial position. See Note 16—Commitment and Contingencies for the current status of such legal proceedings, including matters involving Qwest.

MARKET RISK

We are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time over the past several years, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates; however, at December 31, 2011 we had no such instruments outstanding. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure.

At December 31, 2011, we have approximately $21.1 billion (excluding capital lease and other obligations with a carrying amount of $712 million) of long-term debt outstanding, 95% of which bears interest at fixed rates and is therefore not exposed to interest rate risk. We had $1.049 billion floating rate debt exposed to changes in the London InterBank Offered Rate (LIBOR). A hypothetical increase of 100 basis points in LIBOR relative to this debt would decrease our annual pre-tax earnings by $10 million.

With our acquisition of Savvis in July 2011, we have become exposed to the risk of fluctuations in the foreign currencies in which its international operations are denominated, primarily the euro, the British Pound, the Canadian Dollar, the Japanese Yen and the Singapore Dollar. As a consolidated entity, the percentage of revenues generated and costs incurred that are denominated in these currencies is immaterial. We use a sensitivity analysis to estimate our exposure to this foreign currency risk, measuring the change in financial position arising from hypothetical 10% change in the exchange rates of these currencies, relative to the U.S. Dollar with all other variables held constant. The aggregate potential change in the fair value of assets resulting from a hypothetical 10% change in these exchange rates was $15 million at December 31, 2011.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those presented above if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2011.

OFF-BALANCE SHEET ARRANGEMENTS

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging, or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements or in the Future Contractual Obligations table above or (ii) discussed under the heading “Market Risk” above.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information in Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011 is incorporated herein by reference.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management

The Shareholders

CenturyLink, Inc.:

Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.

Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).

Management is responsible for establishing and maintaining adequate internal control over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective at December 31, 2011. The effectiveness of our internal control over financial reporting at December 31, 2011 has been audited by KPMG LLP, as stated in their report which is included herein.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.

R. Stewart Ewing, Jr.
Executive Vice President, Chief Financial Officer and Assistant Secretary
February 27, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana
February 27, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited CenturyLink, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2011, and our report dated February 27, 2012 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana
February 27, 2012

CENTURYLINK, INC.

Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUES	$15,351	7,042	4,974

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	6,325	2,544	1,801
Selling, general and administrative	2,975	1,004	965
Depreciation and amortization	4,026	1,434	975

Total operating expenses	13,326	4,982	3,741

OPERATING INCOME	2,025	2,060	1,233
OTHER INCOME (EXPENSE)
Interest expense	(1,072)	(544)	(367)
Other income (expense)	(5)	15	(53)

Total other income (expense)	(1,077)	(529)	(420)
INCOME BEFORE INCOME TAX EXPENSE	948	1,531	813
Income tax expense	375	583	302
NET INCOME BEFORE EXTRAORDINARY ITEM	573	948	511
Extraordinary item, net of $81 tax (Note 14)	—	—	136

NET INCOME	$573	948	647

BASIC AND DILUTED EARNINGS PER COMMON SHARE
Before extraordinary item	$1.07	3.13	2.55
Extraordinary item	—	—	.68

Basic and diluted earnings per common share	$1.07	3.13	3.23

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	532,780	300,619	198,813
DILUTED	534,121	301,297	199,057

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Statements of Comprehensive (Loss) Income

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
NET INCOME	$573	948	647

OTHER COMPREHENSIVE (LOSS) INCOME:
Items related to employee benefit plans:
Change in net actuarial loss, net of $508, $32 and $(36) tax	(812)	(53)	49
Change in net prior service credit, net of $23, $2 and $7 tax	(37)	(3)	(11)
Auction rate securities marked to market, net of $2, $— and $— tax	(4)	—	—
Foreign currency translation adjustment and other, net of $2, $— and $— tax	(18)	—	—

Other comprehensive (loss) income	(871)	(56)	38

COMPREHENSIVE (LOSS) INCOME	$(298)	892	685

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Balance Sheets

	December 31,
	2011	2010
	(Dollars in millions and shares in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$128	173
Accounts receivable, less allowance of $145 and $60	1,952	713
Income tax receivable	27	102
Deferred income taxes, net	1,026	81
Other	390	74

Total current assets	3,523	1,143

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	29,577	16,329
Accumulated depreciation	(10,141)	(7,575)

Net property, plant and equipment	19,436	8,754

GOODWILL AND OTHER ASSETS
Goodwill	21,724	10,261
Customer relationships, net	8,361	930
Other intangible assets, net	2,239	622
Other	856	328

Total goodwill and other assets	33,180	12,141

TOTAL ASSETS	$56,139	22,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$480	12
Accounts payable	1,399	300
Accrued expenses and other liabilities
Salaries and benefits	634	159
Income and other taxes	383	124
Interest	293	104
Other	250	122
Advance billings and customer deposits	580	190

Total current liabilities	4,019	1,011

LONG-TERM DEBT	21,356	7,316

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,823	2,369
Benefit plan obligations, net	4,855	1,306
Other	1,259	389

Total deferred credits and other liabilities	9,937	4,064

COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS’ EQUITY
Preferred stock—non-redeemable, $25.00 par value, authorized 2,000 shares, issued and outstanding 9 and 9 shares	—	—
Common stock, $1.00 par value, authorized 800,000 shares, issued and outstanding 618,514 and 304,948 shares	619	305
Additional paid-in capital	18,901	6,181
Accumulated other comprehensive loss	(1,012)	(141)
Retained earnings	2,319	3,302

Total stockholders’ equity	20,827	9,647

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,139	22,038

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
OPERATING ACTIVITIES
Net income	$573	948	647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,026	1,434	975
Extraordinary item, net of income tax expense	—	—	(136)
Deferred income taxes	395	132	154
Provision for uncollectible accounts	153	91	57
Long-term debt (premium) discount amortization	(148)	1	11
Changes in current assets and current liabilities:
Accounts receivable	(102)	(118)	(80)
Accounts payable	(58)	(96)	(32)
Accrued income and other taxes	31	38	(150)
Other current assets and other current liabilities, net	(76)	(127)	121
Retirement benefits	(688)	(271)	(82)
Changes in other noncurrent assets and liabilities	(6)	(13)	40
Other, net	101	26	49

Net cash provided by operating activities	4,201	2,045	1,574

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(2,411)	(864)	(755)
Cash paid for Savvis acquisition, net of $61 cash acquired	(1,671)	—	—
Cash acquired in Qwest acquisition, net of $5 cash paid	419	—	—
Cash acquired in Embarq acquisition	—	—	77
Other, net	16	5	(1)

Net cash used in investing activities	(3,647)	(859)	(679)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	4,102	—	644
Payments of long-term debt	(2,984)	(500)	(825)
Net (payments) borrowings on credit facility	(88)	74	(272)
Debt issuance and retirement costs	(114)	—	(7)
Dividends paid	(1,556)	(879)	(560)
Net proceeds from issuance of common stock	103	130	57
Repurchase of common stock	(31)	(17)	(16)
Other, net	(9)	17	3

Net cash used in financing activities	(577)	(1,175)	(976)

Effect of exchange rate changes on cash and cash equivalents	(22)	—	—

Net (decrease) increase in cash and cash equivalents	(45)	11	(81)
Cash and cash equivalents at beginning of period	173	162	243

Cash and cash equivalents at end of period	$128	173	162

Supplemental cash flow information:
Income taxes refunded (paid), net	$118	(424)	(257)
Interest (paid) (net of capitalized interest of $25, $13 and $3)	$(1,225)	(548)	(392)

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Statements of Stockholders’ Equity

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
COMMON STOCK (represents dollars and shares)
Balance at beginning of period	$305	299	100
Issuance of common stock to acquire Qwest, including shares issued in connection with share-based compensation awards	294	—	—
Issuance of common stock to acquire Savvis, including shares issued in connection with share-based compensation awards	14	—	—
Issuance of common stock to acquire Embarq, including shares issued in connection with share-based compensation awards	—	—	196
Issuance of common stock through dividend reinvestment, incentive and benefit plans	6	6	4
Shares withheld to satisfy tax withholdings	—	—	(1)

Balance at end of period	619	305	299

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	6,181	6,020	45
Issuance of common stock to acquire Qwest, including assumption of share-based compensation awards	11,974	—	—
Issuance of common stock to acquire Savvis, including assumption of share-based compensation awards	601	—	—
Issuance of common stock to acquire Embarq, including assumption of share-based compensation awards	—	—	5,874
Issuance of common stock through dividend reinvestment, incentive and benefit plans	97	124	53
Shares withheld to satisfy tax withholdings	(30)	(16)	(15)
Share-based compensation and other, net	78	53	63

Balance at end of period	18,901	6,181	6,020

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance at beginning of period	(141)	(85)	(123)
Other comprehensive (loss) income	(871)	(56)	38

Balance at end of period	(1,012)	(141)	(85)

RETAINED EARNINGS
Balance at beginning of period	3,302	3,233	3,146
Net income	573	948	647
Dividends declared	(1,556)	(879)	(560)

Balance at end of period	2,319	3,302	3,233

TOTAL STOCKHOLDERS’ EQUITY	$20,827	9,647	9,467

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Notes to Consolidated Financial Statements

Unless the context requires otherwise, references in these Notes to “CenturyLink,” “we,” “us” and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries, including SAVVIS, Inc. and its consolidated subsidiaries (referred to as “Savvis”) for periods on or after July 15, 2011, Qwest Communications International Inc. and its consolidated subsidiaries (referred to as “Qwest”) for periods on or after April 1, 2011, and Embarq Corporation and its consolidated subsidiaries (referred to as “Embarq”) for periods on or after July 1, 2009.

(1) Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, network access, private line (including special access), public access, broadband, data, managed hosting (including cloud hosting), colocation, wireless and video services. In certain local and regional markets, we also provide local access and fiber transport services to competitive local exchange carriers and security monitoring.

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. These subsidiaries include our acquisition of SAVVIS, Inc. (“Savvis”) on July 15, 2011, Qwest Communications International Inc. (“Qwest”) on April 1, 2011 and Embarq Corporation (“Embarq”) on July 1, 2009 (See Note 2—Acquisitions). All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

Through June 30, 2009, CenturyLink accounted for its regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of regulatory accounting under which certain of our assets and liabilities were required to be recorded and, accordingly, reflected in the balance sheets of our regulated entities. On July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation. In the third quarter of 2009, upon the discontinuance of regulatory accounting, we recorded a non-cash extraordinary gain in our consolidated statements of operations of $136 million after-tax. See Note 14—Discontinuance of Regulatory Accounting for additional information.

Subsequent to the July 1, 2009 discontinuance of regulatory accounting, all intercompany transactions with affiliates have been eliminated from the consolidated financial statements. Prior to July 1, 2009, intercompany transactions with regulated affiliates subject to regulatory accounting were not eliminated in connection with preparing the consolidated financial statements, as allowed by the provisions of regulatory accounting. The amount of intercompany revenues and costs that were not eliminated related to the first half of 2009 approximated $114 million.

Our consolidated financial statements reflect changes in the way we present the effects of noncontrolling interests in certain of our subsidiaries. To simplify the overall presentation of our financial statements, we no longer display immaterial amounts attributable to noncontrolling interests as separate items. In our revised presentation we report: (i) income attributable to noncontrolling interests in other income (expense), (ii) equity attributable to noncontrolling interests in additional paid-in capital and (iii) cash flows attributable to noncontrolling interests in other financing activities. As a result of this change, the amounts we now report as net income correspond to amounts that we previously reported as net income attributable to CenturyLink, Inc. This presentation change had no effect on earnings per common share, total equity or the classification of our cash flows.

During 2011, we changed the definitions we use to classify expenses as cost of services and products and selling, general and administrative, and as a result, we reclassified previously reported amounts to conform to the current period presentation. These revisions resulted in the reclassification of $134 million and $49 million from selling, general and administrative to cost of services and products for years ended December 31, 2010 and 2009, respectively. Our current definitions are as follows:

•

Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which are third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); costs for universal service funds (“USF”) (which are federal and state funds that are established to promote the availability of telecommunications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); and other expenses directly related to our network and hosting operations.

•

Selling, general and administrative expenses are expenses incurred in selling products and services to our customers, corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; taxes (such as property and other taxes) and fees; external commissions; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

We also have reclassified certain other prior period amounts to conform to the current period presentation, including the categorization of our revenues and our segment reporting (see Note 13—Segment Information). These changes had no impact on total revenues, total operating expenses or net income for any period.

We have reclassified certain prior year balance sheet amounts presented in our Annual Report on Form 10-K for the year ended December 31, 2010. We primarily reclassified $312 million from other assets to other intangible assets, net.

Summary of Significant Accounting Policies

Use of Estimates. Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we made when accounting for items and matters such as, but not limited to, investments, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies are reasonable, based on information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenue, expenses and components of cash flows during the periods presented in our consolidated statements of operations, our consolidated statements of comprehensive (loss) income and our consolidated statements of cash flows. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 12—Income Taxes and Note 16—Commitments and Contingencies for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ from our estimates.

Revenue Recognition. We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include activation and installation charges, which we recognize as revenue over the expected customer relationship period, which ranges from eighteen months to over ten years depending on the service. We also defer costs for customer acquisitions. The deferral of customer acquisition costs is limited to the amount of revenue deferred on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

We offer bundle discounts to our customers who receive certain groupings of services. These bundle discounts are recognized concurrently with the associated revenues and are allocated to the various services in the bundled offering based on the estimated selling price of services included in each bundled combination. Revenues from installation activities are deferred and recognized as revenue over the estimated life of the customer relationship. The costs associated with such installation activities, up to the related amount of deferred revenue, are deferred and recognized as an operating expense over the same period.

Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable. If the elements are deemed separable and separate earnings processes exist, the revenue associated with each element is allocated to each element based on the relative estimated selling price of the separate elements. We have estimated the selling prices of each element by reference to vendor-specific objective evidence of selling prices when the elements are sold separately. The revenue associated with each element is then recognized as earned. For example, if we receive an advance payment when we sell equipment and continuing service together, we immediately recognize as revenue the amount allocated to the equipment as long as all the conditions for revenue recognition have been satisfied. The portion of the advance payment allocated to the service based upon its relative selling price is recognized ratably over the longer of the contractual period or the expected customer relationship period.

We have periodically transferred optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the cash consideration received on transfers of optical capacity assets and on all of the other elements deliverable under an IRU, as revenue ratably over the term of the agreement. We have not recognized revenue on any contemporaneous exchanges of our optical capacity assets for other optical capacity assets.

We offer some products and services that are provided by third-party vendors. We review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction, take title to the products, have risk and rewards of ownership and act as an agent or broker. Based on our agreements with DIRECTV and Verizon Wireless, we offer these services through sales agency relationships which are reported on a net basis.

For our Savvis operations, we have service level commitments pursuant to individual client contracts with certain of our clients. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a reduction to revenue, with a corresponding increase in the allowance for doubtful accounts. In the event we provide credits or payments to clients related to service level claims, we may recover such costs through third party insurance agreements. Insurance proceeds received under these agreements are recorded as an offset to previously recorded revenue reductions.

USF, Gross Receipts Taxes and Other Surcharges. In determining whether to include in our revenue and expenses the taxes and surcharges collected from customers and remitted to governmental authorities, including USF charges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the taxes on a gross basis and include them in our revenue and costs of services and products.

In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenue and costs of services and products.

Advertising Costs. Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. For the years ended December 31, 2011, 2010 and 2009, our advertising expense was $275 million, $49 million and $25 million, respectively.

Legal Costs. In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes. We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods, adjustments to our liabilities for uncertain tax positions and amortization of investment tax credits. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating loss carryforwards (NOLs), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We use the deferral method of accounting for federal investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as investment tax credits earned in certain states. We amortize these credits ratably over the estimated service lives of the related assets as a credit to our income tax expense in our consolidated statements of operations.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. A significant portion of our net deferred tax assets relate to tax benefits attributable to NOLs. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. At December 31, 2011, we concluded that it was more likely than not that we would realize the majority of our deferred tax assets. See Note 12—Income Taxes for additional information.

Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of three months or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts Receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value.

Property, Plant and Equipment. Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. Substantially all other property, plant and equipment is stated at original cost plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment is depreciated primarily using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base. The changes in our estimates incorporated as a result of our most recent reviews did not have a material impact on the level of our depreciation expense.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For measurement purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is measured by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill, Customer Relationships and Other Intangible Assets. Intangible assets arising from business combinations, such as goodwill, customer relationships, trademarks and tradenames, are initially recorded at fair value. We amortize customer relationships primarily over an estimated life of 10 years, using either the sum-of-the-years-digits or straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to seven years and amortize our other intangible assets predominantly using the sum-of-the-years digits method over an estimated life of four years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line group method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets with indefinite lives are reviewed for impairment annually or whenever an event occurs or circumstances change that would indicate an impairment may have occurred. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations. In the fourth quarter of 2011, we completed our annual review and determined that the fair value of our indefinite-lived intangible assets exceeded their carrying amounts; accordingly, no impairment charge was recorded in 2011.

We are required to review goodwill for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill only in periods in which the recorded amount of goodwill exceeds the fair value. Our annual measurement date for testing goodwill impairment is September 30. Subsequent to our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011, we managed our operations based on four operating segments (regional markets, business markets, wholesale markets and Savvis operations) and have considered these four operating segments to be the appropriate level for testing goodwill impairment as of September 30, 2011. Prior to our acquisition of Qwest, our reporting units were generally aligned to our five geographic operating regions, under which we managed the substantial portion of our operations. See Note 3—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

We periodically review the estimated lives and methods used to amortize our other intangible assets. The actual amounts of amortization expense may differ materially from our estimates, depending on the results of our periodic reviews and our final determinations of acquisition date fair value related to Savvis’ and Qwest’s intangible assets. For more information, see Note 2—Acquisitions.

Pension and Post-Retirement Benefits. We recognize the overfunded or underfunded status of our defined benefit and post-retirement plans as an asset or a liability on our balance sheet. Accumulated actuarial gains and losses are a component of our other comprehensive (loss) income, which is then included in our accumulated other comprehensive (loss) income. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. See Note 8—Employee Benefits.

Foreign Currency. Our results of operations include foreign subsidiaries, which are translated from the applicable functional currency to the United States dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the reporting date. Resulting gains or losses from translating foreign currency are included in accumulated other comprehensive (loss) income.

Common Stock. At December 31, 2011, we had unissued shares of CenturyLink common stock reserved of 43.6 million shares for incentive compensation, 4.1 million shares for acquisitions, 3.4 million shares for our employee stock purchase plan (“ESPP”) and 400,000 shares for our dividend reinvestment plan.

Preferred stock. Holders of outstanding CenturyLink preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink’s liquidation and vote as a single class with the holders of common stock.

Recently Issued Accounting Pronouncements. In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This update simplifies the goodwill impairment assessment by allowing a company to first review qualitative factors to determine the likelihood of whether the fair value of a reporting unit is less than its carrying amount before applying the two-step goodwill impairment test. If it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a company would not be required to perform the two-step goodwill impairment test for that reporting unit. This update is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. This ASU, which we adopted during the third quarter of 2011, did not have any impact on our consolidated financial statements.

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update requires the use of the relative selling price method when allocating revenue in these types of arrangements. This method requires a vendor to use its best estimate of selling price if neither vendor specific objective evidence nor third party evidence of selling price exists when evaluating multiple deliverable arrangements. This standard update was effective for us on January 1, 2011 and we have adopted it prospectively for revenue arrangements entered into or materially modified after January 1, 2011. This standard update has not had and is not expected to have a material impact on our consolidated financial statements since the allocation of revenue has historically been based upon the relative fair value of the elements as determined by reference to vendor specific objective evidence of fair value when the elements have been sold on a stand-alone basis.

(2) Acquisitions

Acquisition of Savvis

On July 15, 2011, we acquired all of the outstanding common stock of Savvis, a provider of cloud hosting, managed hosting, colocation and network services in domestic and foreign markets. We believe this acquisition enhances our ability to be an information technology partner with our existing business customers and strengthens our opportunities to attract new business customers in the future. Each share of Savvis common stock outstanding immediately prior to the acquisition converted into the right to receive $30 per share in cash and 0.2479 shares of CenturyLink common stock. The aggregate consideration of $2.382 billion consisted of:

•	cash payments of $1.732 billion;

•	the 14.313 million shares of CenturyLink common stock issued to consummate the acquisition,

•	the closing stock price of CenturyLink common stock at July 14, 2011 of $38.54; and

•	the estimated net value of the pre-combination portion of certain share-based compensation awards assumed by CenturyLink of $98 million, of which $33 million was paid in cash.

Upon completing the acquisition, we also paid $547 million to retire certain pre-existing Savvis debt and accrued interest, and paid related transaction expenses totaling $15 million. The cash payments required on or about the closing date were funded using existing cash balances, which included the net proceeds from the June 2011 issuance of senior notes with an aggregate principal amount of $2.0 billion. See Note 4—Long-term Debt and Credit Facilities, for additional information about our senior notes.

We have recognized the assets and liabilities of Savvis based on our preliminary estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As such, we have not completed our valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of Savvis’ assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. The fair values of certain tangible assets, intangible assets, certain contingent liabilities and residual goodwill are the most significant areas not yet finalized and therefore are subject to change. We expect to complete our final fair value determinations no later than the second quarter of 2012. Our final fair value determinations may be significantly different than those reflected in our consolidated financial statements at December 31, 2011.

Based on our preliminary estimate, the aggregate consideration exceeds the aggregate estimated fair value of the acquired assets and assumed liabilities by $1.357 billion, which has been recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale and product and market diversification that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our preliminary assignment of the aggregate consideration:

July 15, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets	$213
Property, plant and equipment	1,335
Identifiable intangible assets
Customer relationships	794
Other	51
Other noncurrent assets	27
Current liabilities, excluding current maturities of long-term debt	(129)
Current maturities of long-term debt	(38)
Long-term debt	(840)
Deferred credits and other liabilities	(388)
Goodwill	1,357

Aggregate consideration	$2,382

Acquisition of Qwest

On April 1, 2011, we acquired all of the outstanding common stock of Qwest, a provider of data, Internet, video and voice services nationwide and globally. We entered into this acquisition, among other things, to realize certain strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks. As of the acquisition date, Qwest served approximately 9.0 million access lines and approximately 3.0 million broadband subscribers across 14 states. Each share of Qwest common stock outstanding immediately prior to the acquisition converted into the right to receive 0.1664 shares of CenturyLink common stock, with cash paid in lieu of fractional shares. The aggregate consideration was $12.273 billion based on:

•	the 294 million shares of CenturyLink common stock issued to consummate the acquisition;

•	the closing stock price of CenturyLink common stock at March 31, 2011 of $41.55;

•

the estimated net value of the pre-combination portion of share- based compensation awards assumed by CenturyLink of $52 million (excluding the value of restricted stock included in the number of issued shares specified above); and

•	cash paid in lieu of the issuance of fractional shares of $5 million.

We assumed approximately $12.7 billion of long-term debt in connection with our acquisition of Qwest.

We have recognized the assets and liabilities of Qwest based on our preliminary estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As such, we have not completed our valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of Qwest’s assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. The fair values of certain tangible assets, intangible assets, certain contingent liabilities and residual goodwill are the most significant areas not yet finalized and therefore are subject to change. We expect to complete our final fair value determinations no later than the first quarter of 2012. Our final fair value determinations may be significantly different than those reflected in our consolidated financial statements at December 31, 2011.

Based on our preliminary estimate, the aggregate consideration exceeds the aggregate estimated fair value of the acquired assets and assumed liabilities by $10.106 billion, which amount has been recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our preliminary assignment of the aggregate consideration:

April 1, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets	$2,128
Property, plant and equipment	9,554
Identifiable intangible assets
Customer relationships	7,625
Capitalized software	1,702
Other	189
Other noncurrent assets	373
Current liabilities, excluding current maturities of long-term debt	(2,428)
Current maturities of long-term debt	(2,422)
Long-term debt	(10,253)
Deferred credits and other liabilities	(4,301)
Goodwill	10,106

Aggregate consideration	$12,273

Acquisition of Embarq

On July 1, 2009, we acquired all of the outstanding common stock of Embarq Corporation (“Embarq”), a provider of data, Internet, video and voice services. We entered into this acquisition, among other things, to realize certain strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks. As of the acquisition date, Embarq served approximately 5.4 million access lines and approximately 1.5 million broadband subscribers across 18 states. Each share of Embarq common stock outstanding immediately prior to the acquisition converted into the right to receive 1.37 shares of CenturyLink common stock, with cash paid in lieu of fractional shares. The aggregate consideration of $6.070 billion was based on:

•	the 196 million shares of CenturyLink common stock issued to consummate the acquisition;

•	the closing stock price of CenturyLink common stock at June 30, 2009 of $30.70; and

•

the estimated net value of the pre-combination portion of share- based compensation awards assumed by CenturyLink of approximately $50 million (excluding the value of restricted stock included in the number of issued shares specified above).

We assumed approximately $4.9 billion of long-term debt in connection with our acquisition of Embarq.

In connection the Embarq acquisition, we amended our charter to eliminate our time-phase voting structure, which previously entitled persons who beneficially owned shares of our common stock continuously since May 30, 1987 to ten votes per share.

We have recognized the assets and liabilities of Embarq based on their acquisition date fair values. Based on our final determination of fair value in June 2010, the aggregate consideration exceeds the aggregate estimated fair value of the acquired assets and assumed liabilities by $6.245 billion, which amount has been recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our assignment of the aggregate consideration:

July 1, 2009
(Dollars in millions)
Cash, accounts receivable and other current assets	$676
Property, plant and equipment	6,078
Identifiable intangible assets
Customer relationships	1,098
Right of way	268
Other	27
Other noncurrent assets	24
Current liabilities, excluding current maturities of long-term debt	(837)
Current maturities of long-term debt	(2)
Long-term debt	(4,885)
Deferred credits and other liabilities	(2,622)
Goodwill	6,245

Aggregate consideration	$6,070

In connection with consummating the Embarq acquisition, we amended our charter to (i) eliminate our time-phase voting structure, which previously entitled persons who beneficially owned shares of our common stock continuously since May 30, 1987 to ten votes per share, and (ii) increase the authorized number of shares of our common stock from 350 million to 800 million. As so amended and restated, our charter provides that each share of our common stock is entitled to one vote per share with respect to each matter properly submitted to shareholders for their vote, consent, waiver, release or other action.

References to Acquired Businesses

In the discussion that follows, we refer to the business that we operated prior to the Qwest acquisition (including Embarq’s business) as “Legacy CenturyLink” and refer to the incremental business activities that we now operate as a result of the Savvis acquisition and the Qwest acquisition as “Legacy Savvis” and “Legacy Qwest”, respectively.

Combined Pro Forma Operating Results (Unaudited)

For the year ended December 31, 2011, CenturyLink’s results of operations included operating revenues (net of intercompany eliminations) attributable to Qwest and Savvis of $8.2 billion and $483 million, respectively. The addition of Qwest and Savvis post-acquisition operations did not contribute significantly to our consolidated net income.

The following unaudited pro forma financial information presents the combined results of CenturyLink as if the Qwest and Savvis acquisitions had been consummated as of January 1, 2010.

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Operating revenues	$18,692	19,431
Net income	601	293
Basic earnings per common share	.97	.48
Diluted earnings per common share	.97	.48

This pro forma information reflects certain adjustments to previously reported operating results, consisting of primarily:

•

decreased operating revenues and expenses due to the elimination of deferred revenues and deferred expenses associated with installation activities and capacity leases that were assigned no value at the acquisition date and the elimination of transactions among CenturyLink, Qwest and Savvis that are now subject to intercompany elimination;

•	increased amortization expense related to identifiable intangible assets, net of decreased depreciation expense to reflect the fair value of property, plant and equipment;

•	decreased recognition of retiree benefit expenses for Qwest due to the elimination of unrecognized actuarial losses;

•	decreased interest expense primarily due to the amortization of an adjustment to reflect the increased fair value of long-term debt of Qwest recognized on the acquisition date; and

•	the related income tax effects.

The pro forma information does not necessarily reflect the actual results of operations had the Qwest and Savvis acquisitions been consummated at January 1, 2010, nor is it necessarily indicative of future operating results. The pro forma information does not give effect to any potential revenue enhancements, cost synergies or other operating efficiencies that could result from the acquisitions (other than those realized in our historical financial statements after the respective acquisition dates).

At December 31, 2011, we had incurred cumulative acquisition related expenses, consisting primarily of integration and severance related expenses, of $41 million for Savvis, $393 million for Qwest, and $459 million for Embarq. The total amount of these expenses recognized in our costs of services and products and selling, general and administrative expenses for years ended December 31, 2011, 2010 and 2009 was $467 million, $145 million and $271 million, respectively. An additional $16 million consists of transaction expenses incurred in connection with terminating an unused loan financing commitment related to our Savvis acquisition. This amount was not considered an operating activity and therefore not included as an operating expense.

Qwest incurred cumulative pre-acquisition related expenses of $71 million, including $36 million in periods prior to being acquired and $35 million on the date of acquisition. Savvis incurred cumulative pre-acquisition related expenses of $22 million, including $3 million in periods prior to being acquired and $19 million on the date of acquisition. These amounts are not included in our results of operations.

(3) Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	December 31, 2011	December 31, 2010
	(Dollars in millions)
Goodwill	$21,724	10,261

Customer relationships, less accumulated amortization of $1,337 and $349	8,361	930

Indefinite-life intangible assets	418	418
Other intangible assets subject to amortization
Capitalized software, less accumulated amortization of $441 and $79	1,622	164
Tradenames and patents, less accumulated amortization of $73 and $3	199	40

Total other intangible assets, net	$2,239	622

Our goodwill was derived from numerous acquisitions whereby the purchase price exceeded the fair value of the net assets acquired (See Note 2—Acquisitions). At December 31, 2011, the net carrying amounts of goodwill, customer relationships and other intangible assets included preliminary estimates of $20.710 billion as a result of our acquisitions of Qwest and Savvis. We expect to complete the final determination of these estimates and related estimated lives for amortizable intangible assets no later than the second quarter of 2012 for Savvis and the first quarter of 2012 for Qwest.

Total amortization expense for intangible assets for years ended December 31, 2011, 2010 and 2009 was $1.425 billion, $206 million and $136 million, respectively. The 2011 total included $42 million related to the Savvis acquisition and $1.185 billion for the Qwest acquisition for the year ended December 31, 2011.

We estimate that total amortization expense for intangible assets for the years ending December 31, 2012 through 2016 will be as follows:

(Dollars in millions)
2012	$1,656
2013	1,524
2014	1,389
2015	1,234
2016	1,090

Our annual measurement date for testing goodwill impairment is September 30. As of December 31, 2011, we attributed our goodwill balances to our segments as follows:

December 31, 2011
(Dollars in millions)
Regional markets	$11,813
Business markets	5,021
Wholesale markets	3,533
Savvis operations	1,357

Total goodwill	$21,724

For each segment, we compare its estimated fair value to the carrying value of the assets that we attribute to the segment. If the estimated fair value of the segment is greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the segment is less than the attributed carrying value, a second calculation is required in which the implied fair value of goodwill is compared to the carrying value goodwill that we attribute to the segment. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

At September 30, 2011, we estimated the fair value of our regional, business and wholesale markets segments using an equal weighting based on a market approach and a discounted cash flow method. The market approach includes the use of comparable multiples of publicly traded companies whose services are comparable to ours to corroborate discounted cash flow results. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the segment beyond the cash flows from the discrete projection five-year period. The estimated cash flows were discounted for each segment using a rate that represents our weighted average cost of capital, which we determined to be 6.50% as of the measurement date (which was comprised of a pre-tax cost of debt of 7.0% and a cost of equity of 8.7%). We also reconciled the estimated fair values of the segments to our market capitalization as of September 30, 2011 and concluded that the indicated implied control premium of 16% was reasonable based on recent transactions in the market place. At September 30, 2011, based on our analysis performed with respect to these segments as described above, we concluded that our goodwill was not impaired as of that date.

For our Savvis operations, we determined the preliminary fair value of the assets acquired and liabilities assumed using various methods, including an overall discounted cash flow analysis performed for all of Savvis’ operations. The fair value assignments are still preliminary and could change significantly upon finalization of the fair value assignments. Due to the recentness of the acquisition and the related preliminary valuation results and the lack of any significant adverse events that have occurred to Savvis’ operating results or our expectations of forecasted operating results utilized in the preliminary valuation since the July 15, 2011 acquisition date, we have concluded that the goodwill related to the Savvis operations is not impaired.

On October 27, 2011, the FCC adopted the Connect America and Intercarrier Compensation Reform order. This order will reduce the amount of switched access revenues we recognize in our wholesale markets segment in the future. This CAF order was considered to be an event or change in circumstance that may indicate that an impairment may have occurred. At December 31, 2011, we performed the first step of the goodwill impairment test to identify a potential impairment by comparing the estimated fair value of the wholesale markets segment with its attributed carrying amount, including goodwill. We concluded the goodwill of this segment is not impaired and no further testing was necessary.

(4) Long-Term Debt and Credit Facilities

Long-term debt, including unamortized discounts and premiums, at December 31, 2011 and 2010 consisted of borrowings by CenturyLink, Inc. and certain of its subsidiaries, as follows:

			Years Ended December 31,
	Interest Rates	Maturities	2011	2010
			(Dollars in millions)
CenturyLink, Inc.
Senior notes	5.000% - 7.875%	2012 - 2039	$4,518	2,518
Credit facility	2.550% - 4.500%(*)	2015	277	365
Subsidiaries
Qwest
Senior notes	7.125% - 8.000%	2014 - 2018	2,650	—
Debentures	6.875% - 7.750%	2014 - 2043	3,182	—
Other notes	6.500% - 8.375%	2013 - 2051	5,628	—
Embarq Corporation
Senior notes	6.738% - 7.995%	2013 - 2036	4,013	4,013
First mortgage bonds	6.875% - 8.770%	2013 - 2025	322	322
Other	6.750% - 9.000%	2013 - 2019	200	200
First mortgage notes	2.00% - 10.00%	2012 - 2018	65	83
Capital lease and other obligations	Various	Various	712	—
Unamortized premiums (discounts) and other, net			269	(173)

Total long-term debt			21,836	7,328

Less current maturities			(480)	(12)

Long-term debt, excluding current maturities			$21,356	7,316

(*)	This range includes the weighted average interest on our credit facility of 2.74% as of December 31, 2011.

Long-Term Debt Acquired

As a result of the acquisition of Qwest on April 1, 2011, Qwest’s pre-existing debt obligations, which consisted primarily of debt securities issued by Qwest Communications International Inc. and two of its subsidiaries, are now included in our consolidated debt balances. On the acquisition date, Qwest’s debt securities had stated principal balances totaling $11.598 billion, predominantly fixed contractual interest rates ranging from 6.5% to 8.875% (weighted average of 7.63%) and maturities ranging from 2012 to 2051. In accounting for the Qwest acquisition, we recorded Qwest’s debt securities at their estimated fair values, which totaled $12.675 billion as of April 1, 2011 (which included $383 million of capital leases and certain other obligations). Our acquisition date fair value estimates were based primarily on quoted market prices in active markets and other observable inputs where quoted market prices were not available. The amount by which the fair value of Qwest debt securities exceeded their stated principal balances on the acquisition date of $693 million is being recognized as a reduction to interest expense over the remaining terms of the debt.

Upon completing the acquisition of Savvis on July 15, 2011, we paid $547 million to retire certain pre-existing Savvis debt and accrued interest, and paid related transaction expenses totaling $15 million. The cash payments required on or about the closing date were funded using existing cash balances, which included the net proceeds from the June 16, 2011 issuance of senior notes with an aggregate principal amount of $2.0 billion, as discussed below.

New Issuances

On October 4, 2011, our indirect wholly owned subsidiary, Qwest Corporation (“QC”) issued $950 million aggregate principal amount of its 6.75% Notes due 2021 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $927 million. The notes are senior unsecured obligations of QC and may be redeemed, in whole or in part, at a redemption price equal to the greater of their principal amount or the present value of the remaining principal and interest payments discounted at a U.S. Treasury interest rate specified in the indenture agreement plus 50 basis points. In October 2011, QC used the net proceeds from this offering, together with the $557 million of net proceeds received on September 21, 2011 from the debt issuance described below and available cash, to redeem the $1.500 billion aggregate principal amount of its 8.875% Notes due 2012 and to pay all related fees and expenses, which resulted in an immaterial loss.

On September 21, 2011, QC issued $575 million aggregate principal amount of its 7.50% Notes due 2051 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $557 million. The notes are senior unsecured obligations of QC and may be redeemed, in whole or in part, on or after September 15, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On June 16, 2011, we issued unsecured senior notes with an aggregate principal amount of $2.0 billion (“Senior Notes”), consisting of (i) $400 million of 7.60% Senior Notes, Series P, due 2039, (ii) $350 million of 5.15% Senior Notes, Series R, due 2017 and (iii) $1.250 billion of 6.45% Senior Notes, Series S, due 2021. After deducting underwriting discounts and expenses, we received aggregate net proceeds of $1.959 billion in exchange for the Senior Notes. We may redeem the Senior Notes, in whole or in part, at any time at a redemption price equal to the greater of their principal amount or the present value of the remaining principal and interest payments discounted at a U.S. Treasury interest rates plus 50 basis points. We used the net proceeds to fund a portion of our acquisition of Savvis and repay certain of Savvis’ debt (see Note 2—Acquisitions). In April 2011, we received commitment letters from two banks to provide up to $2.0 billion in bridge financing for the Savvis acquisition. This arrangement was terminated in June 2011 in connection with the issuance of the Senior Notes resulting in $16 million in transaction expenses recognized in other income (expense), net.

On June 8, 2011, QC issued $661 million aggregate principal amount of its 7.375% Notes due 2051 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $642 million. The notes are unsecured obligations of QC and may be redeemed, in whole or in part, on or after June 1, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility, which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2011, our outstanding letters of credit totaled $129 million.

In January 2011, we entered into a new four-year revolving credit facility with various lenders (the “Credit Facility”). The Credit Facility initially allowed us to borrow up to $1 billion. Upon consummation of the Qwest acquisition, our borrowing capacity under the Credit Facility increased to $1.7 billion, for the general corporate purposes of us and our subsidiaries. Up to $400 million of the Credit Facility can be used for letters of credit, which reduce the amount available for other extensions of credit. Interest is assessed on borrowings using the London Interbank Offered Rate (“LIBOR”) plus an applicable margin between 0.5% and 2.5% per annum depending on the type of loan and CenturyLink’s then-current senior unsecured long-term debt rating. At December 31, 2011, we had $277 million in borrowings and an immaterial amount of letters of credit outstanding under the Credit Facility.

Repayments

In October 2011, QC used the net proceeds of $927 million from the October 4, 2011 issuance, together with the $557 million of net proceeds received from the September 21, 2011 debt issuance described above and available cash, to redeem the $1.5 billion aggregate principal amount of its 8.875% Notes due 2012 and to pay all related fees and expenses, which resulted in an immaterial loss.

In June 2011, QC used the net proceeds of $642 million from the June 8, 2011 debt issuance, together with available cash, to redeem $825 million aggregate principal amount of its 7.875% Notes due 2011 and to pay related fees and expenses, which resulted in an immaterial loss.

Aggregate maturities of our long-term debt (excluding unamortized premiums, discounts, and other):

(Dollars in millions)
2012	$480
2013	1,717
2014	2,057
2015	1,659
2016	2,856
2017 and thereafter	12,798

Total notes and debentures	$21,567

Interest Expense

Interest expense includes interest on long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Interest expense on long-term debt:
Gross interest expense	$1,097	557	370
Capitalized interest	(25)	(13)	(3)

Total interest expense on long-term debt	$1,072	544	367

Long-Term Debt Covenants

Certain of our loan agreements contain various restrictions, among which are limitations regarding issuance or guarantee of additional debt or issuance of preferred stock, payment of cash dividends, reacquisition or sale of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyLink is restricted by various loan agreements. Subsidiaries that have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyLink, but may pay dividends if certain financial ratios are met. At December 31, 2011, all of our consolidated retained earnings reflected on the balance sheet were available under our loan agreements for the declaration of dividends.

The senior notes of CenturyLink were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of its assets to, any other party. The indenture does not contain any provisions that are impacted by our credit ratings, or that restrict the issuance of new securities in the event of a material adverse change to us.

The indentures governing Qwest’s debt securities contain customary covenants that restrict the ability of Qwest or its subsidiaries from incurring additional debt, making certain payments and investments, granting liens, and selling or transferring assets. We do not anticipate that these covenants will significantly restrict our ability to manage cash balances or transfer cash between entities within our consolidated group of companies as needed.

Since the Qwest parent company has achieved investment grade ratings from one of the rating agencies, most of the covenants listed above have been suspended. Under the indenture governing these notes, we must repurchase the notes upon certain changes of control, which were not triggered upon the acquisition on April 1, 2011. This indenture also contains provisions for cross acceleration relating to any of our other debt obligations and the debt obligations of our restricted subsidiaries in an aggregate amount in excess of $100 million.

Embarq’s senior notes were issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture contains customary events of default, none of which are impacted by Embarq’s credit rating. The indenture does not contain any financial covenants or restrictions on the ability to issue new securities in accordance with the terms of the indenture.

Several of our other subsidiaries have outstanding first mortgage bonds or notes. Each issue of these first mortgage bonds or notes are secured by substantially all of the property, plant and equipment of the issuing subsidiary. Approximately 23% of our property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, (“QC”), must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4:1 and 2.85:1, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally provides restrictions if we pledge assets or permit liens on our property, and requires that any advances under the Credit Facility must also be secured equally and ratably. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. At December 31, 2011, we were in compliance with all of the provisions and covenants contained in our Credit Facility and other debt agreements.

Subsequent Event

On January 27, 2012 we called $800 million of Qwest 7.5% notes due February 15, 2014. The principal amount plus all accrued interest will be redeemed on March 1, 2012 at a redemption price of 100%.

(5) Accounts Receivable

The following table presents details of our accounts receivable balances:

	December 31,
	2011	2010
	(Dollars in millions)
Trade receivables	$1,609	718
Earned and unbilled receivables	349	51
Purchased and other receivables	139	4

Total accounts receivable	2,097	773
Less: allowance for doubtful accounts	(145)	(60)

Accounts receivable, less allowance	$1,952	713

We are exposed to concentrations of credit risk from residential and business customers within our local service area, business customers outside of our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Other	Ending Balance
	(Dollars in millions)
2011	$60	153	(68)	—	145
2010	$48	91	(79)	—	60
2009	$16	57	(25)	—	48

(6) Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

		December 31,
	Depreciable Lives	2011	2010
		(Dollars in millions)
Land	N/A	$590	206
Fiber, conduit and other outside plant(1)	8-45 years	12,423	8,382
Central office and other network electronics(2)	3-10 years	9,730	5,412
Support assets(3)	5-35 years	6,090	2,057
Construction in progress(4)	N/A	744	272

Gross property, plant and equipment		29,577	16,329
Accumulated depreciation		(10,141)	(7,575)

Net property, plant and equipment		$19,436	8,754

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.
(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.
(3)	Support assets consist of buildings, computers and other administrative and support equipment.
(4)	Construction in progress includes property of the foregoing categories that has not been placed in service as it is still under construction.

We recorded depreciation expense of $2.601 billion, $1.228 billion and $839 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Asset Retirement Obligations

At December 31, 2011, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

As of the Qwest and Savvis acquisition dates, we recorded liabilities to reflect our preliminary estimates of fair values of Qwest and Savvis asset retirement obligations. Our fair value estimates were determined using discounted cash flow methods.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Balance at beginning of year	$41	39	—
Accretion expense	9	2	1
Liabilities incurred	—	—	38
Liabilities assumed in Qwest and Savvis acquisitions	124	—	—
Liabilities settled and other	(3)	—	—
Change in estimate	(62)	—	—

Balance at end of year	$109	41	39

During 2011, we revised our estimates for the cost of removal of network equipment, asbestos remediation, and other obligations by $62 million. These revisions resulted in a reduction of the asset retirement obligation and offsetting reduction to gross property, plant and equipment.

(7) Severance and Leased Real Estate

Periodically, we have reductions in our workforce and have accrued liabilities for related severance costs. These workforce reductions resulted primarily from the progression or completion of our integration plans, increased competitive pressures and reduced workload demands due to the loss of access lines.

We report severance liabilities within accrued expenses and other liabilities-salaries and benefits in our consolidated balance sheets and report severance expenses in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations. We have not allocated any severance expense to our regional, business and wholesale markets segments.

In periods prior to our acquisition of Qwest, Qwest had ceased using certain real estate that it was leasing under long-term operating leases. As of the April 1, 2011 acquisition date, we recorded liabilities to reflect our preliminary estimates of the fair values of the existing lease obligations for real estate for which we had ceased using, net of estimated sublease rentals. Our fair value estimates were determined using discounted cash flow methods. We recognize expense to reflect accretion of the discounted liabilities and periodically, we adjust the expense when our actual experience differs from our initial estimates. We report the current portion of liabilities for ceased-use real estate leases in accrued expenses and other liabilities and report the noncurrent portion in deferred credits and other liabilities in our consolidated balance sheets. We report the related expenses in selling, general and administrative expenses in our consolidated statements of operations. At December 31, 2011, the current and noncurrent portions of our leased real estate accrual were $27 million and $126 million, respectively. The remaining lease terms range from 0.1 to 14.0 years, with a weighted average of 9.1 years.

Changes in our accrued liabilities for severance expenses and leased real estate were as follows:

	Severance	Real Estate
	(Dollars in millions)
Balance at January 1, 2010	$69	—
Accrued to expense	27	—
Payments, net	(78)	—

Balance at December 31, 2010	18	—
Accrued to expense	132	6
Liabilities assumed in Qwest acquisition	20	168
Payments, net	(133)	(21)

Balance at December 31, 2011	$37	153

Our severance expenses for the year ended December 31, 2011 also included $12 million of share-based compensation associated with the accelerated vesting of stock awards that occurred in connection with workforce reductions relating to the acquisition of Qwest.

(8) Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor several defined benefit pension plans, which in the aggregate cover a substantial portion of our employees including separate plans for Legacy CenturyLink, Legacy Qwest and Embarq employees. Until such time as we elect to integrate the Qwest and Embarq benefit plans with ours, we plan to continue to operate these plans independently. Pension benefits for participants of these plans who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We use a December 31 measurement date for all our plans. In addition to these tax qualified pension plans, we also maintain non-qualified pension plans for certain former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for eligible former employees.

Pension. In connection with the acquisition of Qwest on April 1, 2011, we assumed defined benefit pension plans sponsored by Qwest for its employees. Based on a valuation analysis, we recognized a $490 million net liability at April 1, 2011 for the unfunded status of the Qwest pension plans, reflecting projected benefit obligations of $8.3 billion in excess of the $7.8 billion fair value of plan assets.

Current funding laws require a company with a plan shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for the pension plan is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due under the terms of the plan. The accounting unfunded status of our qualified pension plans was $1.7 billion as of December 31, 2011. We expect to make a contribution of less than $50 million in 2012, based on current laws and circumstances.

In 2010, to align our benefit structure closer to those offered by our competitors, we froze our Legacy CenturyLink and Embarq pension benefit accruals for our non-represented employees at December 31, 2010. Such action resulted in a reduction of our benefit obligation of approximately $110 million and resulted in the recognition of a curtailment gain of approximately $21 million in 2010. Prior to their acquisition on April 1, 2011, Qwest had frozen its pension benefit accruals for non-represented employees.

Other Post-Retirement Benefits. Our post-retirement health care plans provide post-retirement benefits to qualified retirees. The post-retirement health care plans we assumed as part of our acquisitions of Qwest and Embarq provide post-retirement benefits to qualified retirees and allows (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement health care plans are generally funded by us and we expect to continue funding these post-retirement obligations as benefits are paid. Our plan uses a December 31 measurement date.

In connection with the acquisition of Qwest on April 1, 2011, we assumed post-retirement benefit plans sponsored by Qwest for certain of its employees. At April 1, 2011, we recognized a $2.5 billion liability for the unfunded status of Qwest’s post-retirement benefit plans, reflecting estimated accumulated post-retirement benefit obligations of $3.3 billion in excess of the $768 million fair value of the plan assets.

No contributions were made to the post-retirement trusts in 2011 or 2010 and we do not expect to make a contribution in 2012.

A change of 100 basis points in the assumed initial health care cost trend rate would have had the following effects in 2011:

	100 Basis Points Change
	Increase	(Decrease)
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit expense (statements of operations)	$2	(2)
Effect on benefit obligation (balance sheets)	70	(65)

We expect our health care cost trend rate to decrease by 0.5% per year from 7.5% in 2012 to an ultimate rate of 5.0% in 2018. Our post-retirement health care expense, for certain eligible Legacy Qwest retirees and certain eligible Legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

Expected Cash Flows

The pension, non-qualified pension and post-retirement health care benefit payments and premiums and life insurance premium payments are paid by us or distributed from plan assets. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Pension Plans	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2012	$1,029	391	(24)
2013	996	386	(26)
2014	985	378	(28)
2015	974	369	(30)
2016	966	359	(32)
2017–2021	4,623	1,604	(183)

Net Periodic Benefit Expense

The measurement date used to determine pension, non-qualified pension and post-retirement health care and life insurance benefits is December 31. The actuarial assumptions used to compute the net periodic benefit expense for our pension, non-qualified pension and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Post-Retirement Benefit Plans
	2011(1)	2010	2009	2011(2)	2010	2009
Actuarial assumptions at beginning of year:
Discount rate	5.00%-5.50%	5.50%-6.00%	6.60%-6.90%	5.30%	5.70%-5.80%	6.40%-6.90%
Rate of compensation increase	3.25%	3.50%-4.00%	4.00%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	7.50%-8.00%	8.25%-8.50%	8.25%-8.50%	7.25%	7.25%	8.25%-8.50%
Initial health care cost trend rate	N/A	N/A	N/A	8.50%	8.00%	7.00%
Ultimate health care cost trend rate	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	2018	2014	2011

N/A—Not applicable

(1)	This column does not consider Qwest’s actuarial assumptions for its pension plan as of the beginning of the year due to the acquisition date of April 1, 2011. Qwest had the following actuarial assumptions as of April 1, 2011: discount rate of 5.40%; expected long-term rate of return on plan assets 7.50%; and a rate of compensation increase of 3.50%.
(2)	This column does not consider Qwest’s actuarial assumptions for its post-retirement benefit plan as of the beginning of the year due to the acquisition date of April 1, 2011. Qwest had the following actuarial assumptions as of April 1, 2011: discount rate of 5.30%; expected long-term rate of return on plan assets of 7.50%; initial health care cost trend rate of 7.50% and ultimate health care trend rate of 5.00% to be reached in 2016.

Net periodic pension expense, which includes the effects of the Qwest acquisition subsequent to April 1, 2011 and the Embarq acquisition subsequent to July 1, 2009, included the following components:

	Pension Plans Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Service cost	$70	61	36
Interest cost	560	246	135
Expected return on plan assets	(709)	(283)	(128)
Curtailment gain	—	(21)	—
Settlements	1	—	18
Contractual retirement benefits	—	—	15
Amortization of unrecognized prior service cost	2	2	—
Amortization of unrecognized actuarial loss	13	17	16

Net periodic pension (income) expense(1)(2)	$(63)	22	92

(1)	Includes $58 million of income related to the Qwest plans subsequent to the April 1, 2011 acquisition date.

(2)	The Legacy Embarq pension plan contains a provision that grants early retirement benefits for certain participants affected by workforce reductions. During 2009, we recognized approximately $15 million of additional pension expense related to these contractual benefits.

Net periodic post-retirement benefit expense, which includes the effects of the Qwest acquisition subsequent to April 1, 2011 and the Embarq acquisition subsequent to July 1, 2009, included the following components:

	Post-Retirement Plans Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Service cost	$18	15	9
Interest cost	152	32	27
Expected return on plan assets	(41)	(4)	(2)
Amortization of unrecognized prior service cost	(2)	(3)	(4)
Amortization of unrecognized actuarial loss	—	1	—

Net periodic post-retirement benefit expense(1)	$127	41	30

(1)	Includes $92 million related to the Qwest plans subsequent to the April 1, 2011 acquisition date.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2011 and December 31, 2010 and are as follows:

	Pension Plans		Post-Retirement Benefit Plans
	December 31,		December 31,
	2011	2010	2011	2010
Actuarial assumptions at end of year:
Discount rate	4.25%-5.10%	5.00%-5.50%	4.60%-4.80%	5.30%
Rate of compensation increase	3.25%	3.25%-4.00%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	7.25%-8.00%	8.50%
Ultimate health care cost trend rate	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2018	2018

N/A—Not applicable

The following table summarizes the change in the benefit obligations for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$4,534	4,182	463
Service cost	70	61	36
Interest cost	560	246	135
Plan amendments	12	4	16
Acquisitions	8,267	—	3,467
Actuarial loss	930	427	232
Contractual retirement benefits	—	—	15
Curtailment gain	—	(110)	—
Settlements	—	—	8
Benefits paid by company	(16)	(5)	(57)
Benefits paid from plan assets	(761)	(271)	(133)

Benefit obligation at end of year	$13,596	4,534	4,182

	Post-Retirement Benefit Plans Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$558	582	293
Service cost	18	15	9
Interest cost	152	32	27
Participant contributions	64	14	3
Plan amendments	31	—	—
Acquisitions	3,284	—	228
Direct subsidy receipts	22	1	—
Actuarial loss (gain)	153	(32)	58
Benefits paid	(352)	(54)	(36)

Benefit obligation at end of year	$3,930	558	582

Our aggregate accumulated benefit obligation as of December 31, 2011, 2010 and 2009 was $17.499 billion, $4.509 billion and $4.042 billion, respectively.

Plan Assets

We maintain plan assets for our pension plans and certain post-retirement benefit plans. The pension plan assets are used for the payment of pension benefits and certain eligible plan expenses. The post-retirement benefit plan assets are used to pay health care benefits and premiums on behalf of eligible retirees who are former union-represented plan participants and to pay certain eligible plan expenses. The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy. The following table summarizes the change in the fair value of plan assets for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$3,732	3,220	353
Return on plan assets	479	483	474
Acquisitions	7,777	—	2,407
Employer contributions	587	300	119
Settlements	—	—	—
Benefits paid	(761)	(271)	(133)

Fair value of plan assets at end of year	$11,814	3,732	3,220

	Post-Retirement Benefit Plans Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$54	57	17
Return on plan assets	4	6	6
Acquisitions	768	—	33
Employer contributions	155	31	34
Participant contributions	64	14	3
Benefits paid	(352)	(54)	(36)

Fair value of plan assets at end of year	$693	54	57

Pension Plans: Our investment objective for the pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. Our pension plan investment strategy is designed to meet this objective by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. The pension plan assets have target allocations of 53% to interest rate sensitive investments and 47% to investments designed to provide higher expected returns than the interest rate sensitive investments. Interest rate sensitive investments include 32% of plan assets targeted primarily to long-duration investment grade bonds, 10% to high yield and emerging market bonds, 5% to convertible bonds and 6% targeted to diversified strategies, which primarily have exposures to global government, corporate and inflation-linked bonds, as well as some exposures to global stocks and commodities. Assets expected to provide higher returns than the interest rate sensitive assets include broadly diversified equity investments with approximately 15% targeted to U.S. stocks, 12% to developed market non-U.S. stocks and 3% to emerging market stocks. Approximately 12% is allocated to other private markets investments including funds primarily invested in private equity, debt and hedge funds. Real estate investments are targeted at 5% of plan assets. At the beginning of 2012, our expected annual long-term rate of return on pension assets is assumed to be 7.5%.

Post-Retirement Benefit Plans: Our investment objective for the post-retirement benefit plan assets is to achieve an attractive risk-adjusted return and minimize the risk of large losses over the expected life of the assets. Investment risk is managed by broadly diversifying assets across numerous strategies with differing expected returns, volatilities and correlations. Our investment strategy is designed to be consistent with the investment objective, with particular focus on providing liquidity for the reimbursement of our union-represented employees post-retirement health care costs. The post-retirement benefit plan assets have target allocations of 35% to equities and 65% to non-equity investments. Specific target allocations within these broad categories are allowed to vary to provide liquidity in order to meet reimbursement requirements. Equity investments are broadly diversified with exposure to publicly traded U.S., non-U.S. and emerging market stocks and private equity. While no new private equity investments have been made in recent years, the percent allocation to existing private equity investments is expected to increase in the near term as liquid, publicly traded stocks are drawn down for the reimbursement of health care costs. The 65% non-equity allocation includes investment grade bonds, high yield bonds, convertible bonds, emerging market debt, real estate, hedge funds, private debt and diversified strategies. At the beginning of 2012, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 7.5%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended, which requires diversification of assets and also generally prohibits defined benefit and welfare plans from investing more than 10% of their assets in securities issued by the sponsor company. At December 31, 2011, the pension and post-retirement benefit plans did not directly own any shares of our common stock or any of our debt, which is consistent with December 31, 2010.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The pension and post-retirement benefit plans use exchange traded futures to gain exposure to equity and Treasury markets consistent with target asset allocations. Interest rate swaps are used in the pension plan to reduce risk relative to measurement of the benefit obligation, which is sensitive to interest rate changes. Foreign exchange forward contracts and total return swaps are used primarily to manage currency exposures. Credit default swaps are used to manage credit risk exposures in a cost effective and targeted manner relative to transacting with physical corporate fixed income securities. Options are currently used to manage interest rate exposure taking into account the implied volatility and current pricing of the specific underlying market instrument. Some derivative instruments subject the plans to counterparty risk. We closely monitor counterparty exposure and mitigate this risk by diversifying the exposure among multiple high credit quality counterparties, requiring collateral and limiting exposure by periodically settling contracts.

The gross notional exposure of the derivative instruments directly held by the plans is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment.

	Gross notional exposure
	Pension Plan	Post-Retirement Benefit Plans
	Year Ended December 31, 2011
Derivative instrument:	(Dollars in millions)
Exchange-traded U.S. equity futures	$535	12
Exchange-traded non-U.S. equity futures	4	—
Exchange-traded Treasury futures	1,512	19
Interest rate swaps	635	—
Total return swaps	110	51
Credit default swaps	201	—
Foreign exchange forwards	635	23
Options	917	—

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 11—Fair Value Disclosure.

At December 31, 2011, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2011:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The tables below presents the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2011. It is important to note that the asset allocations do not include market exposures that are gained with derivatives.

	Fair value of pension plan assets at December 31, 2011
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds (a)	$694	2,206	—	2,900
High yield bonds (b)	—	541	79	620
Emerging market bonds (c)	—	295	—	295
Convertible bonds (d)	—	337	—	337
Diversified strategies (e)	—	489	—	489
U.S. stocks (f)	401	944	—	1,345
Non-U.S. stocks (g)	994	459	—	1,453
Emerging market stocks (h)	102	136	—	238
Private equity (i)	—	—	791	791
Private debt (j)	—	—	461	461
Market neutral hedge funds (k)	—	620	188	808
Directional hedge funds (k)	—	268	183	451
Real estate (l)	—	48	535	583
Derivatives (m)	12	(5)	—	7
Cash equivalents and short-term investments (n)	13	1,183	—	1,196

Total investments	$2,216	7,521	2,237	11,974

Dividends and interest receivable				32
Pending trades receivable				436
Accrued expenses				(8)
Pending trades payable				(620)

Total pension plan assets				$11,814

	Fair value of post-retirement plan assets at December 31, 2011
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds (a)	$45	100	—	$145
High yield bonds (b)	—	61	—	61
Emerging market bonds (c)	—	33	—	33
Convertible bonds (d)	—	30	—	30
Diversified strategies (e)	—	62	—	62
U.S. stocks (f)	64	4	—	68
Non-U.S. stocks (g)	62	2	—	64
Emerging market stocks (h)	—	17	—	17
Private equity (i)	—	—	60	60
Private debt (j)	—	—	8	8
Market neutral hedge funds (k)	—	67	—	67
Directional hedge funds (k)	—	20	—	20
Real estate (l)	—	19	26	45
Cash equivalents and short-term investments (n)	5	20	—	25

Total investments	$176	435	94	705

Dividends and interest receivable				3
Pending trades receivable				23
Accrued expenses				(15)
Pending trades payable				(23)

Total post-retirement plan assets				$693

The tables below presents the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2010. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades, trades payable and accrued expenses.

	Fair value of pension plan assets at December 31, 2010
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds (a)	$—	331	—	331
High yield bonds (b)	—	913	—	913
U.S. stocks (f)	1,168	277	—	1,445
Non-U.S. stocks (g)	508	—	—	508
Private equity (i)	—	—	1	1
Private debt (j)	—	—	3	3
Directional hedge funds (k)	—	—	161	161
Real estate (l)	—	—	182	182
Cash equivalents and short-term investments (n)	26	—	—	26
Other (o)	13	146	3	162

Total pension plan assets	$1,715	1,667	350	3,732

	Fair value of post-retirement plan assets at December 31, 2010
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Fixed income (a)(d)	$35	5	—	40
U.S. stocks (f)	5	5	—	10
Cash equivalents and short-term investments (n)	4	—	—	4

Total post-retirement plan assets	$44	10	—	54

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. For several of the investments in the tables above and discussed below, the plans own units in commingled funds and limited partnerships that invest in various types of assets. Interests in commingled funds are valued using the net asset value (NAV) per unit of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds held by the plans that can be redeemed at NAV within a year of the financial statement date are generally classified as Level 2. Investments in limited partnerships represent long-term commitments with a fixed maturity date, typically ten years. Valuation inputs for these limited partnership interests are generally based on assumptions and other information not observable in the market and are classified as Level 3 investments. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a)    Investment grade bonds represent investments in fixed income securities as well as commingled bond funds with characteristics similar to the Barclays Capital U.S. Aggregate Bond Index. This index is comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying fixed income securities using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(b)    High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying high yield instruments using the same valuation inputs described above. Commingled funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Commingled funds that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(c)    Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying emerging market bonds using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(d)    Convertible bonds primarily represent investments in corporate debt securities that have features that allow the debt to be converted into equity securities under certain circumstances. The valuation inputs for the individual convertible bonds primarily utilize observable market information including a spread to U.S. Treasuries and the value and volatility of the underlying equity security. Convertible bonds are classified as Level 2.

(e)    Diversified strategies represent an investment in a commingled fund that primarily has exposures to global government, corporate and inflation linked bonds, global stocks and commodities. The commingled fund is valued at NAV based on the market value of the underlying investments. The valuation inputs utilize observable market information including published prices for exchange traded securities, bid prices for government bonds, and spreads and yields available for comparable fixed income securities with similar credit ratings. This fund can be redeemed at NAV within a year of the financial statement date and is classified as Level 2.

(f)    U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(g)    Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(h)    Emerging market stocks represent investments in a registered mutual fund and commingled funds comprised of stocks of companies located in developing markets. Registered mutual funds are valued at the last published price reported on the major market on which the mutual funds are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described previously for individual stocks. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(i)    Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships use valuation methodologies that give consideration to a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment. Private equity investments are classified as Level 3.

(j)    Private debt represents non-public investments in distressed or mezzanine debt funds. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment. Private debt investments are classified as Level 3.

(k)    Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge Funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities. The hedge funds are valued by third party administrators using the same valuation inputs previously described. Hedge funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Hedge fund investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(l)    Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value. Real estate investments that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Real estate investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(m)    Derivatives include the market value of exchange traded futures contracts which are classified as Level 1, as well as privately negotiated over-the-counter swaps that are valued based on the change in interest rates or a specific market index and classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(n)    Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. U.S. Treasury Bills are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(o)    Other represents investment in private debt, high yield bonds and net payables and receivables associated with the securities. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment. These investments are classified as Level 3.

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Private Equity	Private Debt	Market Neutral Hedge Fund	Directional Hedge Funds	Real Estate	Other	Total
	(Dollars in millions)
Balance at December 31, 2009	$—	—	—	—	160	162	—	322
Net acquisitions (dispositions)	—	1	3	—	(9)	2	3	—
Actual return on plan assets:
(Losses) gains relating to assets sold during the year	—	—	—	—	2	(2)	—	—
Gains (losses) relating to assets still held at year-end	—	—	—	—	8	20	—	28

Balance at December 31, 2010	—	1	3	—	161	182	3	350
Net acquisitions (dispositions)	96	795	453	185	30	318	(3)	1,874
Actual return on plan assets:
(Losses) gains relating to assets sold during the year	(12)	197	13	3	(1)	9	—	209
(Losses) gains relating to assets still held at year-end	(5)	(202)	(8)	—	(7)	26	—	(196)

Balance at December 31, 2011	$79	791	461	188	183	535	—	2,237

The table below presents a rollforward of the post-retirement plan assets valued using Level 3 inputs:

	Post-Retirement Plan Assets Valued Using Level 3 Inputs
	Private Equity	Private Debt	Real Estate	Total
	(Dollars in millions)
Balance at December 31, 2010	$—	—	—	—
Net acquisitions	55	8	24	87
Actual return on plan assets:
Gains relating to assets sold during the year	33	1	—	34
(Losses) gains relating to assets still held at year-end	(28)	(1)	2	(27)

Balance at December 31, 2011	$60	8	26	94

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

At December 31, 2011, the investment program produced actual gains on pension and post-retirement plan assets of $483 million as compared to the expected returns of $750 million for a difference of $267 million. As of December 31, 2010, the investment program produced actual gains on pension and post-retirement plan assets of $489 million as compared to the expected returns of $287 million for a difference of $202 million. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the pensions and post-retirement benefit plans:

	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Dollars in millions)
Benefit obligation	$(13,596)	(4,534)	(3,930)	(558)
Fair value of plan assets	11,814	3,732	693	54

Unfunded status	$(1,782)	(802)	(3,237)	(504)

Current portion of unfunded status	$—	—	(164)	—
Non-current portion of unfunded status	$(1,782)	(802)	(3,073)	(504)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities—other.

Accumulated Other Comprehensive (Loss) Income—Recognition and Deferrals

The following tables present cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2010, items recognized as a component of net periodic benefits expense, additional items deferred during 2011 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2011. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2010	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCI	2011
	(Dollars in millions)
Accumulated other comprehensive (loss) income:
Pension plans:
Net actuarial (loss) gain	$(188)	13	(1,160)	(1,147)	(1,335)
Prior service (cost) benefit	(19)	2	(12)	(10)	(29)
Deferred income tax benefit (expense)	80	(5)	451	446	526

Total pension plans	(127)	10	(721)	(711)	(838)

Post-retirement benefit plans:
Net actuarial (loss) gain	(31)	—	(190)	(190)	(221)
Prior service benefit (cost)	12	(2)	(31)	(33)	(21)
Deferred income tax benefit (expense)	7	—	85	85	92

Total post-retirement benefit plans	(12)	(2)	(136)	(138)	(150)

Total accumulated other comprehensive (loss) income	$(139)	8	(857)	(849)	(988)

The following table presents estimated items to be recognized in 2012 as a component of net periodic benefit expense of the pension, non-qualified pension and post-retirement benefit plans:

	Pension Plans	Post-Retirement Plans
	(Dollars in millions)
Estimated recognition of net periodic benefit expense in 2012:
Net actuarial (loss)	$(30)	—
Prior service (cost)	(3)	—
Deferred income tax benefit	12	—

Estimated net periodic benefit expense to be recorded in 2012 as a component of other comprehensive income (loss)	$(21)	—

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance. We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expenses for current employees were $377 million, $190 million and $67 million for the years ended December 31, 2011, 2010 and 2009, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees are required to partially fund the health care benefits provided by us, in addition to paying their own out-of-pocket costs. Participating non-represented employees contributed $62 million, $30 million and $9 million December 31, 2011, 2010 and 2009, respectively. Participating union-represented employees contributed $28 million, $17 million and $4 million for the years ended December 31, 2011, 2010 and 2009, respectively. Our group life insurance plans are fully insured and the premiums are paid by us.

401(k) Plan. We sponsor a qualified defined contribution benefit plan covering substantially all of our employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At December 31, 2011 and December 31, 2010, the assets of the plan included approximately 9 million and 4 million shares of our common stock, respectively, as a result of the combination of previous employer match and participant directed contributions. We recognized expenses related to this plan of $70 million, $17 million and $14 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Deferred Compensation Plans. We sponsored non-qualified unfunded deferred compensation plans for various groups that included certain of our current and former highly compensated employees. Participants in these plans could, at their discretion, invest their deferred compensation in various investment choices including our common stock. The value of assets and liabilities related to these plans was not significant.

(9) Share-based Compensation

We maintain programs that allow our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights;

restricted stock awards; restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant. We also offer an ESPP which allows eligible employees to purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six month offering periods.

Acquisitions

Upon the July 15, 2011, closing of our acquisition of Savvis, and pursuant to the terms of the acquisition agreement, we assumed certain obligations under Savvis’ share-based compensation arrangements. Specifically:

•	all Savvis stock options outstanding immediately prior to the acquisition were vested in full and were converted into 2,420,532 fully vested CenturyLink stock options, and

•	all non-vested Savvis restricted stock units outstanding immediately prior to the acquisition converted into an aggregate 1,080,070 non-vested CenturyLink awards.

We estimate the aggregate fair value of the assumed Savvis share-based compensation arrangements was $123 million, of which $98 million was attributable to services performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $38.54 closing price of our common stock on July 14, 2011. The remaining $25 million of the aggregate fair value of the assumed Savvis awards was attributable to post-acquisition services and is being recognized as compensation expense, net of estimated forfeitures, over the remaining 1.5 year vesting period.

Upon the April 1, 2011, closing of our acquisition of Qwest, pursuant to the terms of the acquisition agreement, we assumed certain obligations under Qwest’s pre-existing share-based compensation arrangements. Specifically:

•

all Qwest non-qualified stock options outstanding immediately prior to the acquisition converted into an aggregate of 7,198,331 CenturyLink non-qualified stock options (including 5,562,198 fully vested options),

•	all non-vested shares of Qwest restricted stock outstanding immediately prior to the acquisition converted into an aggregate of 780,455 non-vested shares of CenturyLink restricted stock, and

•

all Qwest market-based awards outstanding immediately prior to the acquisition vested in full and were paid out by us through the issuance of an aggregate of 563,269 shares of CenturyLink common stock in April 2011.

The aggregate fair value of the assumed Qwest awards was $114 million, of which $85 million was attributable to services performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $41.55 closing price of our common stock on March 31, 2011. We determined the fair value of Qwest’s non-qualified stock options, using the Black-Scholes option-pricing model, reflecting a risk-free interest rate ranging from 0% to 2.13% (depending on the expected life of the option), an expected dividend yield of 6.98%, an expected term ranging from 0.1 to 4.8 years (depending on the option’s remaining contractual term and exercise price and on historical experience), and expected volatility ranging from 11.1% to 35.3% (based on the expected term and historical experience). The remaining $29 million of the aggregate fair value of the assumed Qwest awards was attributable to post-acquisition period and was included in the cost of the acquisition, which is being recognized as compensation expense, net of estimated forfeitures, over the remaining vesting periods from 0.1 years to 3.0 years.

Upon the July 1, 2009, closing of our acquisition of Embarq, pursuant to the terms of the acquisition agreement, we assumed certain obligations under Embarq pre-existing share-based compensation arrangements. Specifically:

•	all Embarq stock options outstanding immediately prior to the acquisition were vested in full and were converted into 7.2 million fully vested CenturyLink stock options, and

•	all non-vested Embarq restricted stock units outstanding immediately prior to the acquisition converted into an aggregate 2.4 million non-vested CenturyLink awards.

The aggregate fair value of the assumed Embarq awards was $99 million, of which $50 million was attributable to services performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $30.70 closing price of our common stock on June 30, 2009. We determined the fair value of Embarq’s non-qualified stock options, using the Black-Scholes option-pricing model, reflecting a risk-free interest rate ranging from 0.5% to 2.6% (depending on the expected life of the option), an expected dividend yield of 9.12%, an expected term ranging from 0.3 to 6.0 years (depending on the option’s remaining contractual term and exercise price and on historical experience), and expected volatility ranging from 27% to 50% (based on the expected term and historical experience). The remaining $49 million of the aggregate fair value of the assumed Embarq awards was attributable to post-acquisition period and was included in the cost of the acquisition, which is being recognized as compensation expense, net of estimated forfeitures, over the remaining vesting periods.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2011:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding at December 31, 2010	5,040	$39.06
Assumed in Savvis acquisition	2,421	$14.29
Assumed in Qwest acquisition	7,198	$34.50
Exercised	(3,072)	$23.59
Forfeited/Expired	(1,198)	$68.43

Outstanding at December 31, 2011	10,389	$31.05

Exercisable at December 31, 2011	9,321	$29.56

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2011 was $87 million and $77 million, respectively. The weighted average remaining contractual term for such options was 4.9 years and 4.5 years, respectively.

During 2011, we received net cash proceeds of $72 million in connection with our option exercises. The tax benefit realized from these exercises was $19 million. The total intrinsic value of options exercised for the years ended December 31, 2011, 2010 and 2009 was $47 million, $28 million and $6 million, respectively.

Restricted Stock

For awards that contain only service conditions for vesting, we calculate its fair value based on the closing stock price on the date of grant. For restricted stock units that contain market and performance conditions, the award fair value is calculated through Monte-Carlo simulations.

During the second and third quarter of 2011, we granted approximately 624,000 shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 474,000 contained only service conditions and will vest on a straight-line basis on May 31, 2012, 2013 and 2014. The remaining awards contain market conditions and will vest on May 31, 2014. These shares represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return for 2011, 2012 and 2013 in relation to that of the S&P 500 Index.

In addition to these awards, during 2011 we granted approximately 689,000 shares of restricted stock awards to certain other key employees and our outside directors as part of our equity compensation and retention programs. These awards require only service conditions for vesting.

During the first quarter of 2010, we granted approximately 397,000 shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 198,000 contained only service conditions and will vest on a straight-line basis in March 15, 2011, 2012 and 2013. The remaining awards contain service and market conditions. One half of these awards will vest on March 15, 2012 based on our two-year total shareholder return for 2010 and 2011 as measured against the total shareholder return of the companies comprising the S&P 500 Index. The other half will vest on March 15, 2013 based on our three-year total shareholder return for 2010, 2011 and 2012 as measured against the total shareholder return of the companies comprising the S&P 500 Index. These shares represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return in relation to that of the S&P 500 Index.

In addition to these awards, during 2010 we granted approximately 600,000 shares of restricted stock awards to certain other key employees and our outside directors as part of our equity compensation and retention programs. These awards require only service conditions for vesting.

In anticipation of our acquisition of Qwest, during the third quarter of 2010, we granted 407,000 shares of restricted stock to certain executive officers and other key employees as part of a retention program. The shares of restricted stock contain only service conditions and will vest in equal installments on the first, second and third anniversaries of the April 1, 2011 closing date of the acquisition. As this retention program was contingent upon the consummation of the Qwest acquisition, we did not begin expensing these awards until the closing of the acquisition on April 1, 2011.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2011:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2010	2,892	$33.69
Granted	1,313	$36.15
Assumed in Savvis acquisition	1,080	$38.54
Assumed in Qwest acquisition	780	$41.55
Vested	(1,780)	$34.58
Forfeited	(77)	$33.99

Non-vested at December 31, 2011	4,208	$36.78

During 2010, we granted 1.4 million shares of restricted stock at a weighted-average price of $36.56. During 2009, we granted 820,000 shares of restricted stock at a weighted-average price of $27.34, excluding the 2.4 million shares issued in connection with our acquisition of Embarq. The total fair value of restricted stock that vested during 2011, 2010 and 2009 was $72 million, $48 million and $45 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2011, 2010 and 2009 was $65 million, $38 million and $55 million, respectively. These amounts included $12 million in compensation expense recognized in 2011 and $21 million in 2009 for the acceleration of certain awards resulting from the consummation of the Qwest and Embarq acquisitions. Our tax benefit recognized in the income statements for our share-based payment arrangements for the years ended December 31, 2011, 2010 and 2009 was $25 million, $14 million and $21 million, respectively. At December 31, 2011, there was $96 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 1.79 years.

(10) Earnings Per Common Share

Basic and diluted earnings per common share for the years ended December 31, 2011, 2010 and 2009 were calculated as follows:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions, except per share amounts, shares in thousands)
Income (Numerator):
Net income before extraordinary item	$573	948	511
Extraordinary item, net of income tax expense	—	—	136

Net income	573	948	647
Earnings applicable to non-vested restricted stock	(2)	(6)	(4)

Net income applicable to common stock for computing basic earnings per common share	571	942	643

Net income as adjusted for purposes of computing diluted earnings per common share	$571	942	643

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	534,320	301,428	199,177
Non-vested restricted stock	(2,209)	(1,756)	(1,387)
Non-vested restricted stock units	669	947	1,023

Weighted average shares outstanding for computing basic earnings per common share	532,780	300,619	198,813
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	13	13	13
Shares issuable under incentive compensation plans	1,328	665	231

Number of shares as adjusted for purposes of computing diluted earnings per common share	534,121	301,297	199,057

Basic earnings per common share:
Before extraordinary item	$1.07	3.13	2.55
Extraordinary item	—	—	.68

Basic earnings per common share	$1.07	3.13	3.23

Diluted earnings per common share:
Before extraordinary item	$1.07	3.13	2.55
Extraordinary item	—	—	.68

Diluted earnings per common share	$1.07	3.13	3.23

Our calculations of diluted earnings per common share exclude shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock during the period. Such potentially issuable shares totaled 2.4 million, 2.9 million and 4.1 million for 2011, 2010 and 2009, respectively.

(11) Fair Value Disclosure

Our financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and long-term debt, excluding capital lease obligations. The carrying amounts of our cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

We determined the fair values of our long-term notes, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input

Level 1	Observable inputs such as quoted market prices in active markets.

Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our investment securities, which are reported in noncurrent other assets, and long-term debt, excluding capital lease obligations, as well as the input levels used to determine the fair values:

		December 31, 2011		December 31, 2010
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in millions)
Assets—Investments securities	3	$73	73	—	—
Liabilities—Long-term debt excluding capital lease obligations	2	$21,124	22,052	7,328	8,007

In connection with the acquisition of Qwest on April 1, 2011, we acquired auction rate securities maturing in 2033 to 2036 that are not actively traded in liquid markets. We have designated these securities as available for sale and, accordingly, we report them on our balance sheet under our “goodwill and other assets—other” line item at fair value on a recurring basis. We estimated the fair value of these securities at December 31, 2011 using a probability-weighted cash flow model that considers the coupon rate for the securities, probabilities of default and liquidation prior to maturity, and a discount rate commensurate with the creditworthiness of the issuer. These securities have a cost basis of $79 million.

(12) Income Taxes

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Income tax expense was as follows:
Federal
Current	$(49)	384	158
Deferred	401	145	210

State
Current	25	67	3
Deferred	(6)	(13)	12

Foreign
Current	4	—	—
Deferred	—	—	—

Total income tax expense	$375	583	383

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Income tax expense was allocated as follows:
Income tax expense in the consolidated statements of income:
Attributable to income before extraordinary item	$375	583	302
Attributable to extraordinary item	—	—	81

Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(13)	(12)	(4)
Tax effect of the change in accumulated other comprehensive loss	(535)	(34)	29

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2011	2010	2009
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.3%	1.9%	2.0%
Change in tax treatment of Medicare subsidy	—	0.3%	—
Nondeductible acquisition related costs	0.9%	0.2%	0.7%
Nondeductible compensation pursuant to executive compensation limitations	0.4%	0.2%	0.9%
Recognition of previously unrecognized tax benefits	—	—	(1.5)%
Foreign income taxes	0.4%	—	—
Foreign valuation allowance	0.8%	—	—
Other, net	0.8%	0.5%	0.1%

Effective income tax rate	39.6%	38.1%	37.2%

Included in income tax expense for the years ended December 31, 2011, 2010 and 2009 is $24 million, $4 million and $7 million, respectively, which related to a portion of our transaction costs associated with our recent acquisitions. The 2011 and 2010 transaction costs were primarily related to the acquisition of Qwest. The 2009 transaction costs were related to the acquisition of Embarq. These costs are considered non-deductible for income tax purposes.

In 2011, our effective tax rate decreased due to a $16 million reduction to our net deferred tax asset valuation allowance associated with state operating loss carryforwards. We also recorded an additional valuation allowance of $8 million on deferred tax assets that require future income of a special character to realize the benefits. Because we are not currently forecasting income of an appropriate character for these benefits to be realized, we will continue to maintain a valuation allowance equal to the amount we do not believe is more likely than not to be realized.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010 were as follows:

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$2,052	510
Net operating loss carryforwards	2,492	75
Other employee benefits	118	45
Other	836	116

Gross deferred tax assets	5,498	746
Less valuation allowance	(276)	(43)

Net deferred tax assets	5,222	703

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(3,641)	(1,762)
Goodwill and other intangible assets	(4,215)	(1,159)
Other	(163)	(70)

Gross deferred tax liabilities	(8,019)	(2,991)

Net deferred tax liability	$(2,797)	(2,288)

Of the $2.797 billion and $2.288 billion net deferred tax liability at December 31, 2011 and 2010, respectively, $3.823 billion and $2.369 billion is reflected as a long-term liability and $1.026 billion and $81 million is reflected as a net current deferred tax asset.

In connection with our acquisitions of Savvis on July 15, 2011 and Qwest on April 1, 2011, we recognized net noncurrent deferred tax liabilities of approximately $320 million and $595 million, respectively, which reflects the expected future tax effects of certain differences between the financial reporting carrying amounts and tax bases of Savvis’ and Qwest’s assets and liabilities. In addition, due to the Qwest acquisition, we recognized a net current deferred tax asset of $271 million, which relates primarily to certain accrued liabilities that are expected to result in future tax deductions. These primary differences involve Qwest’s pension and other post-retirement benefit obligations as well as tax effects for acquired intangible assets, property, plant and equipment and long-term debt, including the effects of acquisition date valuation adjustments, for both entities. The net deferred tax liability is partially offset by a deferred tax asset for expected future tax deductions relating to Savvis’ and Qwest’s net operating loss carryforwards.

At December 31, 2011, we had NOLs of $6.2 billion. If unused, the NOLs will expire between 2015 and 2031; however, no significant amounts expire until 2020. At December 31, 2011, we had $72 million ($47 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2012 and 2024 if not utilized. In addition, at December 31, 2011 we had $30 million of alternative minimum tax, or AMT, credits. Our acquisitions of Qwest and Savvis caused “ownership changes” within the meaning of Section 382 of the Internal Revenue Code. As a result, our ability to use these NOLs is subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these NOLs as an offset against our future taxable income, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. At December 31, 2011, a valuation allowance of $276 million was established as it is more likely than not that this amount of net operating loss carryforwards will not be utilized prior to expiration.

Based on our consideration of preliminary information, we recorded valuation allowances of $10 million and $231 million, respectively on the acquisition dates for the portion of the acquired net deferred tax assets that we do not believe is more likely than not to be realized. Our preliminary acquisition date assignment of deferred income taxes and the related valuation allowance are subject to adjustment as discussed in Note 2—Acquisitions.

The activity of our gross unrecognized tax benefits (excluding both interest and any related federal benefit) during 2011 was as follows:

Unrecognized Tax Benefits
(Dollars in millions)
Unrecognized tax benefits at December 31, 2010	$311
Assumed in Qwest and Savvis acquisitions	206
Decrease due to the reversal of tax positions taken in a prior year	(13)
Decrease from the lapse of statute of limitations	(1)
Settlements	(392)

Unrecognized tax benefits at December 31, 2011	$111

Upon the dismissal of our refund appeal in October 2011, we recorded a $242 million settlement related to the treatment of universal service fund receipts of certain subsidiaries acquired in our Embarq acquisition, effectively settling the issue for the 1990 through 1994 years. We are currently in the process of dismissing our (2004-2006) proceedings, due to an agreement in place with the IRS Chief Counsel’s office. Dismissal of the Tax Court proceedings will result in an agreed tax deficiency amount for each period. Since the Tax Court proceedings involved years that Embarq was owned by Sprint, Sprint will receive the deficiency and the payment to the IRS will trigger a settlement obligation under the Tax Sharing agreement with Sprint. During 2011, Qwest also withdrew their claims associated with the treatment of universal services fund receipts resulting in a $141 million settlement decrease in our unrecognized tax benefits. Due to Qwest’s NOL carryforward, the settlement of the position resulted in a reduction in our unrecognized tax benefit but no cash payment is required.

If we were to prevail on all unrecognized tax benefits recorded on our balance sheet, we would recognize approximately $118 million (including interest and net of federal benefit), which would lower our effective tax rate.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $33 million and $12 million at December 31, 2011 and December 31, 2010, respectively.

We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities.

Beginning with our 2009 tax year, we are subject to annual examination by the IRS.

In 2010, Qwest and its subsidiaries filed amended federal income tax returns for 2006-2007 to make protective claims with respect to items reserved in their audit settlements and to correct items not addressed in prior audits. Those amended federal income tax returns are subject to adjustment in an IRS audit. Additionally, in 2009, Qwest and its subsidiaries filed amended federal income tax returns for 2002-2005 to make protective claims with respect to items reserved in their audit settlements and to correct items not addressed in prior audits. Those amended federal income tax returns are subject to adjustment in an IRS audit.

Our open income tax years by major jurisdiction are as follows at December 31, 2011:

Jurisdiction	Open tax years
Federal	2008–current
State
Florida	2006–current
Louisiana	2008–current
Minnesota	1996–1999 and 2002–current
New York	2001–2006 and 2008–current
North Carolina	2006–current
Oregon	2002–current
Texas	2008–current
Other states	2005–current

Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $9 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(13) Segment Information

For several years prior to 2011, we reported our operations as a single segment. However, after our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011, we have reorganized our business into the following operating segments:

•

Regional markets. Consists generally of providing strategic and legacy products and services to residential consumers, small to medium-sized businesses and regional enterprise customers. Our strategic products and services offered to these customers include our private line, broadband, Multi- Protocol Label Switching (“MPLS”), hosting and video services. Our legacy services offered to these customers include local and long-distance service;

•	Business markets. Consists generally of providing strategic and legacy products and services to enterprise and government customers. Our strategic products and services offered to these customers include our private line, broadband, MPLS, hosting and video services. Our legacy services offered to these customers include local and long-distance service;

•

Wholesale markets. Consists generally of providing strategic and legacy products and services to other communications providers. Our strategic products and services offered to these customers are mainly private line (including special access) and MPLS. Our legacy services offered to these customers include unbundled network elements (“UNEs”) which allow our wholesale customers the use our network or a combination of our network and their own networks to provide voice and data services to their customers, long-distance and switched access services; and

•

Savvis operations. Currently consists of the entire centrally- managed operations of our Savvis subsidiaries, which provides hosting and network services primarily to business customers when provided by Legacy Savvis. Some of these services are the same as those provided through our business markets segment. In the future, we may reclassify the revenues and expenses associated with those business markets services as part of our Savvis operations segment. However, until we are able to further integrate Legacy Savvis, we will continue to classify those services as part of the business markets segment.

We may make further changes to our segment reporting as we continue to integrate the operations of Legacy Qwest and Legacy Savvis.

In addition, we have revised the way we categorize our products and services and report our related revenues. These products and services are now described as follows:

•

Strategic services, which include primarily private line (including special access), broadband, hosting (including cloud hosting and managed hosting), colocation, multi protocol line switching (“MPLS”) (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), video (including DIRECTV), voice over Internet Protocol (“VoIP”) and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, public access, integrated services digital network (“ISDN”) (which uses regular telephone lines to support voice, video and data applications), and traditional wide area network (“WAN”) services (which allows a local communications network to link to networks in remote locations);

•

Data integration, which is telecommunications equipment we sell that is located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our government and business customer; and

•	Other revenues, which consists primarily of USF revenue and surcharges.

We have revised our prior period revenue classifications to conform to our current categories.

Previously, we had categorized our products and services related to revenue as voice, data and network access. These products and services were described as follows:

•

Voice. We offered local calling services to residential and business customers within our local service area, generally for a fixed monthly charge. We offered a number of enhanced voice services (such as call forwarding, caller identification, conference calling, voicemail, selective call ringing and call waiting) to our local exchange customers for an additional monthly fee. We also offered long-distance services to our customers based on either usage or pursuant to flat-rate calling plans.

•

Data. We derived our data revenues primarily from monthly recurring charges for providing broadband access services, data transmission services over special circuits and private lines and switched digital television services. Our special access data service consisted of providing dedicated circuits connecting other carriers’ networks to their customers’ locations, wireless carriers’ cell towers to mobile switching centers, or business customers to our network. Although the traffic handled through special access facilities may have included voice as well as data, we reported revenues associated with special access as data revenues.

•

Network Access. We derived our network access revenues primarily from providing wholesale services to various carriers and customers in connection with the use of our facilities to originate and terminate their interstate and intrastate voice transmissions. This revenue also included charges for receiving universal support funds, receiving reciprocal compensation from CLECs and wireless service providers for terminating their calls on our networks and offering certain network facilities and related services to CLECs. Our revenues for switched access services depended primarily on the level of call volumes.

•

Other. We derived our other revenues principally by providing fiber transport, security monitoring services, leasing, selling, installing and maintaining customer premise telecommunications equipment and wiring and providing payphone services.

In connection with the recent reorganization of our segments, we also revised the way we categorize our segment revenues and expenses. Our segment revenues include all revenues from our strategic services, legacy services and data integration as described in more detail above. We report our segment expenses for regional markets, business markets and wholesale markets as follows:

•

Direct expenses, which primarily are specific, incremental expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and

•

Allocated expenses, which are determined by applying activity- based costing and other methodologies to include network expenses, facilities expenses and other expenses such as fleet, product management, and real estate expenses.

We do not assign depreciation and amortization expense to our segments, as the related assets and capital expenditures are centrally-managed. Other unassigned operating expenses consist primarily of expenses for centrally- managed administrative functions (such as finance, information technology, legal and human resources), severance expenses and restructuring expenses. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. In addition, other income (expense) does not relate to our segment operations and is therefore excluded from our segment results. Our segment results do not include any intersegment revenue or expenses. Our chief operating decision maker does not review assets and capital expenditures by segment, nor does he include the centrally-managed income and expenses noted above in the calculation of segment income.

Our operating revenues for our products and services consisted of the following categories for the years ended December 31, 2011 and 2010:

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Strategic services	$6,254	2,049
Legacy services	7,680	4,288
Data integration	537	158
Other	880	547

Total operating revenues	$15,351	7,042

Due to system limitations we have not reported our 2009 segment information using our current segments or our 2009 revenues using our current presentation of products and services, as we have deemed it impracticable to do so. Our operating revenues for our products and services consisted of the following categories for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
	2010	2009
	(Dollars in millions)
Voice	$3,138	2,168
Data	1,909	1,202
Network access	1,080	928
Other	915	676

Total operating revenues	$7,042	4,974

Other operating revenues include revenue from universal support funds which allows us to recover a portion of our costs under federal and state cost recovery mechanisms and certain surcharges to our customers, including billings for our required contributions to several USF programs. These surcharge billings to our customers are reflected on a gross basis in our statements of operations (included in both operating revenues and expenses) and aggregated approximately $392 million, $115 million and $84 million for the years ended December 31, 2011, 2010 and 2009, respectively. We also generate other operating revenues from leasing and subleasing of space in our office buildings, warehouses and other properties. We centrally-manage the activities that generate these other operating revenues and consequently these revenues are not included in any of our four segments presented below.

Segment information for the years ended December 31, 2011 and 2010 is summarized below:

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Total segment revenues	$14,471	6,495
Total segment expenses	6,535	2,403

Total segment income	$7,936	4,092

Total margin percentage	55%	63%
Regional markets:
Revenues	$7,832	4,640
Expenses	3,398	1,783

Income	$4,434	2,857

Margin percentage	57%	62%
Business markets:
Revenues	$2,861	266
Expenses	1,736	120

Income	$1,125	146

Margin percentage	39%	55%
Wholesale markets:
Revenues	$3,295	1,589
Expenses	1,021	500

Income	$2,274	1,089

Margin percentage	69%	69%
Savvis operations:
Revenues	$483	—
Expenses	380	—

Income	$103	—

Margin percentage	21%	—

The following table reconciles segment income to net income for the years ended December 31, 2011 and 2010:

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Total segment income	$7,936	4,092
Other operating revenues	880	547
Depreciation and amortization	(4,026)	(1,434)
Other unassigned operating expenses	(2,765)	(1,145)
Other income (expense), net	(1,077)	(529)
Income tax expense	(375)	(583)

Net income	$573	948

We do not have any single customer that provides more than 10% of our total operating revenues. Substantially all of our revenues come from customers located in the United States.

(14) Discontinuance of Regulatory Accounting

Through June 30, 2009, we accounted for our regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of regulatory accounting under which actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities were required to be recorded and, accordingly, reflected in the balance sheet of entities subject to regulatory accounting.

On July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation (based on the FCC’s approval of our petition to convert our study areas to price cap regulation).

Upon the discontinuance of regulatory accounting, we reversed previously established regulatory assets and liabilities. Depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to regulatory accounting have historically included a component for removal costs in excess of the related salvage value. Notwithstanding the adoption of accounting guidance related to the accounting for asset retirement obligations, regulatory accounting required us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there was no legal obligation to remove the assets. Therefore, we did not adopt the asset retirement obligation provisions for our telephone operations that were subject to regulatory accounting. Upon the discontinuance of regulatory accounting, such accumulated liability for removal costs included in accumulated depreciation was removed and an asset retirement obligation was established. Upon the discontinuance of regulatory accounting, we were required to adjust the carrying amounts of property, plant and equipment only to the extent the assets were impaired, as judged in the same manner applicable to nonregulated enterprises. We did not record an impairment charge related to the carrying value of the property, plant and equipment of our regulated telephone operations as a result of the discontinuance of regulatory accounting.

In the third quarter of 2009, upon the discontinuance of regulatory accounting, we recorded a non-cash extraordinary gain in our consolidated statements of income comprised of the following components:

Gain (loss)
(Dollars in millions)
Elimination of removal costs embedded in accumulated depreciation	$221
Establishment of asset retirement obligation	(2)
Elimination of other regulatory assets and liabilities	(2)

Net extraordinary gain before income tax expense	217
Income tax expense associated with extraordinary gain	(81)

Extraordinary gain attributable to CenturyLink, Inc.	$136

Basic earnings per common share of extraordinary gain	.68
Diluted earnings per common share of extraordinary gain	.68

Upon the discontinuance of regulatory accounting, we revised the lives of our property, plant and equipment to reflect the economic estimated remaining useful lives of the assets. In general, the estimated remaining useful lives of our telephone property were lengthened as compared to the lives related to the depreciation rates used that were established by regulatory authorities.

Upon the discontinuance of regulatory accounting, we eliminated certain intercompany transactions with regulated affiliates that previously were not eliminated under the application of regulatory accounting. This has caused our operating revenues and operating expenses to be lower by equivalent amounts beginning in the third quarter of 2009.

(15) Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2011
Operating revenues	$1,696	4,406	4,596	4,653	15,351
Operating income	464	480	548	533	2,025
Net income	211	115	138	109	573
Basic earnings per common share	.69	.19	.23	.18	1.07
Diluted earnings per common share	.69	.19	.23	.18	1.07
2010
Operating revenues	$1,800	1,772	1,748	1,722	7,042
Operating income	545	523	506	486	2,060
Net income	253	238	232	225	948
Basic earnings per common share	.84	.79	.76	.74	3.13
Diluted earnings per common share	.84	.79	.76	.74	3.13

These results include Savvis operations for periods beginning July 15, 2011 and Qwest operations for periods beginning April 1, 2011 (See Note 2—Acquisitions).

(16) Commitments and Contingencies

In this section, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent.

We have established accrued liabilities for the matters described below where losses are deemed probable and reasonably estimable.

Litigation Matters Relating to CenturyLink and Embarq

In December 2009, subsidiaries of CenturyLink filed two lawsuits against subsidiaries of Sprint Nextel to recover terminating access charges for VoIP traffic owed under various interconnection agreements and tariffs which presently approximate $34 million. The lawsuits allege that Sprint Nextel has breached contracts, violated tariffs, and violated the Federal Communications Act by failing to pay these charges. One lawsuit, filed on behalf of all legacy Embarq operating entities, was tried in federal court in Virginia in August 2010 and, in March 2011, a ruling was issued in our favor and against Sprint Nextel. We currently expect Sprint Nextel to file an appeal of this decision. The other lawsuit, filed on behalf of all Legacy CenturyLink operating entities, is pending in federal court in Louisiana. In that case, in early 2011 the Court dismissed certain of CenturyLink’s claims, referred other claims to the FCC, and stayed the litigation. We have not deferred revenue related to these matters as an adverse outcome is not probable based upon current circumstances.

In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas, a group of retirees filed a putative class action lawsuit challenging the decision to make certain modifications in retiree benefits programs relating to life insurance, medical insurance and prescription drug benefits, generally effective January 1, 2006 and January 1, 2008 (which, at the time of the modifications, was expected to reduce estimated future expenses for the subject benefits by more than $300 million). Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. The Court certified a class on certain of plaintiffs’ claims, but rejected class certification as to other claims. Embarq and other defendants continue to vigorously contest these claims and charges. On October 14, 2011, the Fulghum lawyers filed a new, related lawsuit, Abbott et al. v. Sprint Nextel et al. CenturyLink/Embarq is not named a defendant in the lawsuit. In Abbott, approximately 1,800 plaintiffs allege breach of fiduciary duty in connection with the changes in retiree benefits that also are at issue in the Fulghum case. The Abbott plaintiffs are all members of the class that was certified in Fulghum on claims for allegedly vested benefits (Counts I and III), and the Abbott claims are similar to the Fulghum breach of fiduciary duty claim (Count II), on which the Fulghum court denied class certification. We have not accrued a liability for these matters as it is premature to determine whether an accrual is warranted and, if so, a reasonable estimate of probable liability.

Over 60 years ago, one of our indirect subsidiaries, Centel Corporation, acquired entities that may have owned or operated seven former plant sites that produced “manufactured gas” under a process widely used through the mid-1900s. Centel has been a subsidiary of Embarq since being spun-off in 2006 from Sprint Nextel, which acquired Centel in 1993. None of these plant sites are currently owned or operated by either Sprint Nextel, Embarq or their subsidiaries. On three sites, Embarq and the current landowners are working with the Environmental Protection Agency (“EPA”) pursuant to administrative consent orders. Remediation expenditures pursuant to the orders are not expected to be material. On five sites, including the three sites where the EPA is involved, Centel has entered into agreements with other potentially responsible parties to share remediation costs. Further, Sprint Nextel has agreed to indemnify Embarq for most of any eventual liability arising from all seven of these sites. Based upon current circumstances, we do not expect this issue to have a material adverse impact on our results of operations or financial condition. We have accrued an amount that we believe is probable for these matters; however, the amount is not material to our financial statements.

Litigation Matters Relating to Qwest

The terms and conditions of applicable bylaws, certificates or articles of incorporation, agreements or applicable law may obligate Qwest to indemnify its former directors, officers or employees with respect to certain of the matters described below, and Qwest has been advancing legal fees and costs to certain former directors, officers or employees in connection with certain matters described below.

On September 29, 2010, the trustees in the Dutch bankruptcy proceeding for KPNQwest, N.V. (of which Qwest was a major shareholder) filed a lawsuit in district court in Haarlem, the Netherlands, alleging tort and mismanagement claims under Dutch law. Qwest and Koninklijke KPN N.V. (“KPN”) are defendants in this lawsuit along with a number of former KPNQwest supervisory board members and a former officer of KPNQwest, some of whom were formerly affiliated with Qwest. Plaintiffs allege, among other things, that defendants’ actions were a cause of the bankruptcy of KPNQwest, and they seek damages for the bankruptcy deficit of KPNQwest, which is claimed to be approximately €4.200 billion (or approximately $5.4 billion based on the exchange rate on December 31, 2011), plus statutory interest. Two lawsuits asserting similar claims were previously filed against Qwest and others in federal courts in New Jersey in 2004 and Colorado in 2009; those courts dismissed the lawsuits without prejudice on the grounds that the claims should not be litigated in the United States.

On September 13, 2006, Cargill Financial Markets, Plc and Citibank, N.A. filed a lawsuit in the District Court of Amsterdam, the Netherlands, against Qwest, KPN, KPN Telecom B.V., and other former officers, employees or supervisory board members of KPNQwest, some of whom were formerly affiliated with Qwest. The lawsuit alleges that defendants misrepresented KPNQwest’s financial and business condition in connection with the origination of a credit facility and wrongfully allowed KPNQwest to borrow funds under that facility. Plaintiffs allege damages of approximately €219 million (or approximately $284 million based on the exchange rate on December 31, 2011).

We have not accrued a liability for the above matters as it is premature to determine whether an accrual is warranted and, if so, a reasonable estimate of probable liability. We will continue to defend against the pending KPNQwest litigation matters vigorously.

Several putative class actions relating to the installation of fiber-optic cable in certain rights-of-way were filed against Qwest on behalf of landowners on various dates and in various courts in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Illinois (where there is a federal and a state court case), Indiana, Iowa, Kansas, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington. For the most part, the complaints challenge our right to install our fiber-optic cable in railroad rights-of-way. The complaints allege that the railroads own the right-of-way as an easement that did not include the right to permit us to install our fiber-optic cable in the right-of-way without the Plaintiffs’ consent. Most of the actions purport to be brought on behalf of state-wide classes in the named Plaintiffs’ respective states, although two of the currently pending actions purport to be brought on behalf of multi-state classes. Specifically, the Illinois state court action purports to be on behalf of landowners in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin, and the Indiana state court action purports to be on behalf of a national class of landowners. In general, the complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. On July 18, 2008, a federal district court in Massachusetts entered an order preliminarily approving a settlement of all of the actions described above, except the action pending in Tennessee. On September 10, 2009, the court denied final approval of the settlement on grounds that it lacked subject matter jurisdiction. On December 9, 2009, the court issued a revised ruling that, among other things, denied a motion for approval as moot and dismissed the matter for lack of subject matter jurisdiction. The parties are now engaged in negotiating and finalizing settlements on a state-by-state basis, and have filed and received final approval of settlements in Alabama and Illinois federal court, and in Tennessee state court. Final approval also has been granted in federal court actions in Idaho and North Dakota, to which Qwest is not a party. We have accrued an amount that we believe is probable for these matters; however, the amount is not material to our financial statements.

Other

From time to time, we are involved in other proceedings incidental to our business, including administrative hearings of state public utility commissions relating primarily to rate making, actions relating to employee claims, various tax issues, occasional grievance hearings before labor regulatory agencies, patent infringement allegations and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, we do not believe that the ultimate resolution of these other proceedings, after considering available insurance coverage, will have a material adverse effect on our financial position, results of operations or cash flows.

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements. Depreciation of assets under capital leases is included in depreciation and amortization expense. Payments on capital leases are included in repayments of long-term debt, including current maturities in the consolidated statements of cash flows.

The table below summarizes our capital lease activity:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Assets acquired through capital leases	$696	—	—
Depreciation expense	89	—	—
Cash payments towards capital leases	76	—	—

	December 31, 2011	December 31, 2010
	(Dollars in millions)
Assets included in property, plant and equipment	$698	—
Accumulated depreciation	91	—

The future minimum payments under capital leases as of December 31, 2011 are included in our consolidated balance sheet as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
2012	$147
2013	140
2014	121
2015	89
2016	53
2017 and thereafter	231

Total minimum payments	781
Less: amount representing interest and executory costs	(165)

Present value of minimum payments	616
Less: current portion	(112)

Long-term portion	$504

Operating Leases

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities, and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended

December 31, 2011, 2010 and 2009, our gross rental expense was $401 million, $174 million and $107 million. We also received sublease rental income for the year ended December 31, 2011 of $17 million. We did not have any material sublease rental income for the years ended December 31, 2010 and 2009.

At December 31, 2011, our future rental commitments for operating leases were as follows:

Future Minimum Payments
(Dollars in millions)
2012	$280
2013	244
2014	208
2015	178
2016	147
2017 and thereafter	928

Total future minimum payments(1)	$1,985

(1)	Minimum payments have not been reduced by minimum sublease rentals of $119 million due in the future under non-cancelable subleases.

Purchase Obligations

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $706 million at December 31, 2011. Of this amount, we expect to purchase $268 million in 2012, $191 million in 2013 through 2014, $99 million in 2015 through 2016 and $148 million in 2017 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we are contractually committed.

(17) Other Financial Information

Other Current Assets

	December 31,
	2011	2010
	(Dollars in millions)
Prepaid expenses	$240	41
Other	150	33

Total other current assets	$390	74

(18) Labor Union Contracts

Over 40% of our employees are members of various bargaining units represented by the Communications Workers of America and the International Brotherhood of Electrical Workers. We believe that relations with our employees continue to be generally good. Approximately 15,000 or 75% of our union-represented employees are subject to collective bargaining agreements that expire throughout 2012.

(19) Dividends

Our Board of Directors declared the following dividends payable in 2011 and 2010:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 15, 2011	December 6, 2011	.725	$449	December 16, 2011
August 23, 2011	September 6, 2011	.725	$449	September 16, 2011
May 18, 2011	June 6, 2011	.725	$436	June 16, 2011
January 24, 2011	February 18, 2011	.725	$222	February 25, 2011
November 9, 2010	December 7, 2010	.725	$220	December 20, 2010
August 24, 2010	September 7, 2010	.725	$220	September 20, 2010
May 21, 2010	June 8, 2010	.725	$220	June 21, 2010
February 25, 2010	March 9, 2010	.725	$219	March 22, 2010

* * * * * * * * * * *

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CENTURYLINK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 23, 2012, and at any and all adjournments thereof (the “Meeting”).

In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of April 4, 2012 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified.

The Board of Directors recommends that you vote FOR Items 1 through 4, and AGAINST Items 5(a) through 5(c) listed on the reverse side hereof. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters.

(Please See Reverse Side)

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on 5-23-12.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends that you vote FOR Items 1 through 4, and AGAINST Items 5(a) through 5(c).

		For	Against	Abstain			For	Against	Abstain	+
1(a).	Approve charter amendment to declassify our Board of Directors.	☐	☐	☐	1(b).	Approve charter amendment to increase our authorized shares.	☐	☐	☐

2. Elect four directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold
01 - Fred R. Nichols	☐	☐	02 - Harvey P. Perry	☐	☐	03 - Laurie A. Siegel	☐	☐	04 - Joseph R. Zimmel	☐	☐

		For	Against	Abstain			For	Against	Abstain
3.	Ratify the appointment of KPMG LLP as our independent auditor for 2012.	☐	☐	☐	4.	Advisory vote regarding our executive compensation.	☐	☐	☐
5(a).	Shareholder proposal regarding bonus deferrals.	☐	☐	☐	5(b).	Shareholder proposal regarding performance-based restricted stock.	☐	☐	☐
5(c).	Shareholder proposal regarding political contributions reports.	☐	☐	☐	6.	In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Voting Instruction Card — CENTURYLINK, INC.

CENTURYLINK DOLLARS & SENSE 401(k) PLAN

CENTURYLINK UNION 401(k) PLAN

The undersigned, acting as a participant and a “named fiduciary” in either of the above-referenced retirement plans (collectively, the “Plans”), hereby directs The Northern Trust Company (the “Trustee”), as directed trustee of the Plan’s trust (the “Trust”), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 23, 2012, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company’s proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, “Undirected Shares”) in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as otherwise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares.

The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.

Upon timely receipt of these instructions, properly executed, the undersigned’s shares will be voted in the manner directed. If the undersigned properly executes and returns these instructions but fails to provide specific directions with respect to any of the matters listed on the reverse side hereof, the undersigned’s shares will be voted in accordance with the Board’s recommendations with respect to such matters.

(Please See Reverse Side)

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on 5-21-12.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors of the Company recommends that you vote FOR Items 1 through 4, and AGAINST Items 5(a) through 5(c) listed below.

		For	Against	Abstain			For	Against	Abstain	+
1(a).	Approve charter amendment to declassify our Board of Directors.	☐	☐	☐	1(b).	Approve charter amendment to increase our authorized shares.	☐	☐	☐

2. Elect four directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold
01 - Fred R. Nichols	☐	☐	02 - Harvey P. Perry	☐	☐	03 - Laurie A. Siegel	☐	☐	04 - Joseph R. Zimmel	☐	☐

		For	Against	Abstain			For	Against	Abstain
3.	Ratify the appointment of KPMG LLP as our independent auditor for 2012.	☐	☐	☐	4.	Advisory vote regarding our executive compensation.	☐	☐	☐
5(a).	Shareholder proposal regarding bonus deferrals.	☐	☐	☐	5(b).	Shareholder proposal regarding performance-based restricted stock.	☐	☐	☐
5(c).	Shareholder proposal regarding political contributions reports.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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